UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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USI HOLDINGS CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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USI HOLDINGS CORPORATION
555 Pleasantville Road, Suite 160 South
Briarcliff Manor, New York 10510

February 28, 2007

Dear Stockholders:

The board of directors of USI Holdings Corporation, a Delaware corporation (“USI”), acting upon the unanimous recommendation of the special committee of USI’s board of directors, has approved the merger agreement entered into by USI on January 15, 2007, which provides for the acquisition of USI by Compass Acquisition Holdings Corp., a Delaware corporation controlled by private equity funds sponsored by Goldman, Sachs & Co. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $17.00 in cash, without interest and less any applicable withholding tax, for each share of common stock, par value $0.01 per share (“Common Stock”), of USI that you own (unless you have properly exercised your appraisal rights with respect to the merger).

At a special meeting of our stockholders, you will be asked to vote on a proposal to adopt the merger agreement. The special meeting will be held on March 29, 2007, at 1:30 p.m. local time, at USI Holdings Corporation, Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York 10510. Notice of the special meeting and the related proxy statement are enclosed.

The accompanying proxy statement provides you with information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You may also obtain more information about USI from documents we have filed with the Securities and Exchange Commission.

Our board of directors has determined that the merger is fair to and in the best interests of USI and its stockholders, and recommends that you vote “FOR” the adoption of the merger agreement. This recommendation is based, in large part, upon the unanimous recommendation of the special committee of the board of directors consisting of four independent directors.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the outstanding shares of Common Stock entitled to be cast, vote such shares in favor of the adoption of the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet, using the telephone number or Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you in advance for your cooperation and continued support.

Sincerely,

David L. Eslick
Chairman of the Board, President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated February 28, 2007, and is first being mailed to stockholders on or about March 1, 2007.

USI HOLDINGS CORPORATION
555 Pleasantville Road, Suite 160 South
Briarcliff Manor, NY 10510

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 29, 2007

Dear Stockholder:

A special meeting of stockholders of USI Holdings Corporation, a Delaware corporation (the “Company”), will be held on March 29, 2007, at 1:30 p.m. local time, located at USI Holdings Corporation, Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York 10510, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of January 15, 2007 (the “Merger Agreement”), by and among the Company, Compass Acquisition Holdings Corp., a Delaware corporation (“Parent”), and Compass Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), and each outstanding share of the Company’s Common Stock (other than shares held in treasury or by a Company subsidiary, any shares acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other agreements with holders of shares, if any, and shares held by stockholders, if any, who have properly demanded statutory appraisal rights), will be converted into the right to receive $17.00 in cash, without interest and less any applicable withholding tax.

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3. To transact any other business that may properly come before the special meeting.

Only stockholders of record on February 28, 2007 are entitled to notice of and to vote at the special meeting or at any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet, using the telephone number or Internet voting instructions printed on your proxy card, prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, your shares will not be counted for purposes of determining whether a quorum is present at the meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment proposal, if necessary. If you are a stockholder of record, voting in person at the meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of Common Stock and photo identification.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

For more information about the Merger and the other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the Merger Agreement attached to it as Annex A. The proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is also described in the accompanying proxy statement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to record your vote via the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

Please do not send your stock certificates at this time. If the Merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

By Order of the Board of Directors,

Ernest J. Newborn, II
Senior Vice President, General Counsel and Secretary

Briarcliff Manor, New York
February 28, 2007

i

Annex A	Agreement and Plan of Merger
Annex B	Opinion of Lazard Frères & Co. LLC
Annex C	Section 262 of the Delaware General Corporation Law

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 64 . References to “USI,” the “Company,” “Surviving Corporation,” “we,” “our” or “us” in this proxy statement refer to USI Holdings Corporation and its subsidiaries unless otherwise indicated by context.

The Parties to the Merger (Page 14)

USI Holdings Corporation

USI became a publicly traded company on October 22, 2002. We are a distributor of property and casualty insurance and employee benefits products. Founded in 1994, we have grown through acquisitions and organically to become the ninth largest insurance broker (as measured by annual revenue in fiscal year 2005) in the United States. USI is organized into two operating segments — Insurance Brokerage and Specialized Benefits Services — and a third administrative segment — Corporate. The Insurance Brokerage segment offers general and specialty property and casualty insurance, individual and group health, life and disability insurance, retirement services, wealth management products, association and other endorsed products and specialty wholesale products. The Specialized Benefits Services segment offers sales of workplace benefits insurance products and services and enrollment and communication services related to employee benefits. Since our inception in 1994, we have built a national distribution system through the acquisition, consolidation and integration of nearly 140 insurance brokers and related businesses. We have approximately 500 sales professionals and product specialists based in 66 offices in 18 states.

Compass Acquisition Holdings Corp.

Compass Acquisition Holdings Corp. (“Parent”) is a newly formed Delaware corporation. Parent was formed solely for the purpose of effecting the Merger (as defined below) and the transactions related to the Merger. Parent has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below). Parent is an entity controlled by private equity funds sponsored by Goldman, Sachs & Co.

Compass Merger Sub Inc.

Compass Merger Sub Inc. is a newly formed Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Merger Sub was organized solely for the purpose of effecting the Merger (as defined below) and the transactions related to the Merger. Merger Sub has not engaged in any business except activities incidental to its formation and in connection with the transactions contemplated by the Merger Agreement (as defined below).

The Merger (Page 18)

The Agreement and Plan of Merger (the “Merger Agreement”) provides as follows:

•	Merger Sub will merge with and into USI (the “Merger”); and

•	USI will be the surviving corporation in the Merger (the “Surviving Corporation”) and will continue to do business as “USI Holdings Corporation” following the Merger.

Each outstanding share of USI capital stock consisting of common stock, par value $0.01 per share (the “Common Stock”) (other than shares of Common Stock held in treasury or by a Company subsidiary, any shares acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other agreements with holders of shares of Common Stock, if any, and shares held by stockholders who have properly demanded statutory appraisal rights, if any), will be converted into the right to receive $17.00 in cash, without interest and less any applicable withholding tax, which we refer to in this proxy statement as the merger consideration.

Effects of the Merger (Page 43)

If the Merger is completed, you will be entitled to receive $17.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock owned by you, unless you have properly exercised your statutory appraisal rights with respect to the Merger. As a result of the Merger, USI will cease to be an independent, publicly traded company. You will not own any shares of the Surviving Corporation.

The Special Meeting (Page 15)

Time, Place and Date (Page 15)

The special meeting will be held on March 29, 2007, starting at 1:30 p.m. local time, at USI Holdings Corporation, Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York 10510.

Purpose (Page 15)

You will be asked to consider and vote upon the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into the Company.

Record Date and Quorum (Page 15)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of business on February 28, 2007, the record date for the special meeting. You will have one vote for each share of Common Stock that you owned on the record date. As of February 27, 2007, there were 58,476,786 shares of Common Stock outstanding and entitled to vote. A majority of the total voting power of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required (Page 15)

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the combined voting power of Common Stock present in person or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

As of February 27, 2007, the directors and executive officers of USI held approximately 1.2% in the aggregate (excluding shares beneficially owned by Robert A. Spass through his relationship with Capital Z Financial Services Fund II, L.P. and Capital Z Management, LLC, the beneficial ownership of which Mr. Spass has disclaimed) of the shares of the Common Stock entitled to vote at the special meeting. In the aggregate, these shares represent approximately 2.5% of the votes necessary to adopt the Merger Agreement at the special meeting. All of our directors and executive officers have advised us that they plan to vote all of their shares in favor of the adoption of the Merger Agreement.

Voting and Proxies (Page 15)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of Common Stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of Common Stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of Common Stock will not be voted and that will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy (Page 15)

Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by notifying our Senior Vice President, General Counsel and Secretary, Ernest J. Newborn, II, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of Common Stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Treatment of Options and Other Awards (Page 43)

Stock Options.  Upon the consummation of the Merger, all outstanding options to acquire Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $17.00 exceeds the exercise price, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with holders of certain options to exchange, upon consummation of the Merger, some or all of their outstanding options for options to purchase shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

Restricted Shares.  Upon the consummation of the Merger, all outstanding restricted shares of the Company shall vest and become free of all restrictions and shall be cancelled, retired and shall cease to exist and shall be converted into the right to receive a cash payment equal to the number of restricted shares multiplied by $17.00, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with holders of certain restricted shares to exchange, upon consummation of the Merger, some or all of their restricted shares for shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

Employee Stock Purchase Plan.  As of January 15, 2007, the Company shall take all actions necessary so that the offering under the Company’s Employee Stock Purchase Plan which ends on March 31, 2007 is the last offering under such plan. No further elections to purchase shares of Common Stock may be made after January 15, 2007 under the plan and the maximum number of shares of Common Stock that may be purchased under the plan under the last offering period will not exceed 30,000.

Recommendation of the Special Committee and Our Board of Directors (Page 24)

Special Committee.  The special committee is a committee of independent members of our board of directors that was formed on June 28, 2006 (the “Special Committee”) in response to an indication of interest from a private equity firm and for the purpose of evaluating the Company’s alternatives. The Special Committee unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended to the board of directors that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended to the board of directors that it recommend to the Company’s stockholders that they adopt the Merger Agreement. For a discussion of the material factors considered by the Special Committee in reaching its conclusions, see “The Merger — Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors” beginning on page 24

Board of Directors.  The board of directors of USI (the “Board”), acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 34)

In considering the recommendation of the Board, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. For example:

•	certain of our executive officers and members of our Board hold stock options which, whether vested or unvested, will be cancelled and entitle such holders (and all other holders) to receive the excess, if any, of $17.00 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest;

•	certain of our executives officers and members of our Board hold restricted shares which shall vest and become free of all restrictions and shall be cancelled, retired and shall cease to exist and shall be converted into the right to receive a cash payment equal to the number of restricted shares multiplied by $17.00, without interest and less any applicable withholding taxes;

•	certain of our executive officers may be entitled to severance benefits if, following the Merger, we terminate such executive’s employment for any reason other than for cause or disability or such executive terminates his employment for good reason;

•	our current and former directors and officers will continue to be indemnified after the completion of the Merger and will have the benefit of liability insurance for six years after completion of the Merger; and

•	although no agreements have been entered into between Parent and members of the Company’s management, as of the date of this proxy statement, Parent has informed us that it is their intention to retain members of our existing management team with the Surviving Corporation after the Merger is completed. While there is the possibility that certain members of management may enter into new employment and other arrangements with Parent, Merger Sub or their affiliates (or amend existing employment agreements) regarding employment with, and the right to purchase or participate in the equity of the Surviving Corporation or Parent, directly or indirectly, such matters are subject to negotiation and discussion and no terms or conditions have been agreed upon.

Opinion of Lazard Frères & Co. LLC (Page 26)

Lazard Frères & Co. LLC (“Lazard”) delivered its opinion to the Special Committee to the effect that, as of January 15, 2007, the merger consideration to be paid to holders of shares of Common Stock of USI (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) was fair, from a financial point of view, to such holders.

The full text of the written opinion of Lazard, dated January 15, 2007, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Lazard provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the transaction. The Lazard opinion is not a recommendation as to how any holder of shares of Common Stock should vote with respect to the Merger.

Financing (Page 31)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $1.4 billion, which amount will be funded by equity and debt financing further described below. Funding of the equity contribution and debt financing is subject to the satisfaction of the conditions set forth in the respective commitment letters under which such financing will be provided. See “The Merger — Financing of the Merger” beginning on page 31.

Equity Financing.  Parent has received an equity commitment letter from GS Capital Partners VI, L.P., GS Capital Partners VI Offshore, L.P., GS Capital Partners VI GmbH & Co. KG and GS Capital Partners VI Parallel, L.P., private equity funds sponsored by Goldman, Sachs & Co. (such funds, together with any permitted transferees, “Investors”), pursuant to which, subject to the conditions contained therein, the Investors have agreed jointly and severally to make or secure aggregate capital contributions of up to $453 million to Parent. Under the terms of the equity commitment letter, each of such private equity funds may transfer up to 49% of its rights, interests and obligations thereunder, without the consent of Parent, to one or more transferees. No such transfer, however, shall relieve the private equity fund of its obligation under the equity commitment letter. The obligations of the Investors to make or secure any such capital contributions are subject to the conditions contained in each equity commitment letter delivered in connection with execution of the Merger Agreement.

Debt Financing.  Parent has received a debt commitment letter from Goldman Sachs Credit Partners L.P. (“GSCP”), JPMorgan Chase Bank, N.A. (“JPMCB”), and J.P. Morgan Securities Inc. (“JPMorgan”) (collectively, the “Lender Parties”), to provide to Merger Sub or to the Company up to $625 million of senior secured credit facilities consisting of up to $525 million of term loans, all of which are expected to be drawn upon consummation of the Merger, and up to $100 million of revolving credit loans, none of which are expected to be drawn to finance the Merger (the “Senior Secured Credit Facilities”). Additionally, to the extent that Merger Sub or the Company do not obtain the high yield debt financing described below, the Lender Parties have agreed to provide up to $225 million of senior unsecured loans and up to $225 million of senior subordinated loans under bridge facilities (the “Bridge Facilities” and, together with the Senior Secured Credit Facilities, the “Facilities”). GSCP and JPMCB have severally committed to provide 60% and 40% of the Facilities, respectively, in each case upon the terms and subject to the conditions set forth or referred to in the debt commitment letter. Parent has agreed to use its reasonable best efforts to arrange the debt financing as promptly as practicable on the terms and conditions described in the debt commitment letter.

The debt commitment letter also provides that Merger Sub or the Company may issue and sell up to $450 million in aggregate principal amount of high yield notes consisting of senior subordinated notes and such aggregate principal amount of senior unsecured notes as shall be mutually determined by the Lender Parties and the issuer. The notes will not be registered under the United States Securities Act of 1933, as amended (the “Securities Act”) and may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act. The notes will be offered to “qualified institutional buyers,” as such term is defined in Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Regulatory Approvals (Page 40)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. USI and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 26, 2007 and early termination was granted on February 2, 2007. The Merger is also subject to review by the governmental authorities of various states under the antitrust laws of those states.

In addition to the foregoing requirements, the Merger cannot be completed until the Company’s subsidiary that engages in a broker-dealer business has applied to the National Association of Securities Dealers, Inc. (“NASD”) for approval of the indirect change in the equity ownership of the subsidiary due to the Company’s change of ownership and the New York Stock Exchange (“NYSE”) has approved the affiliation of such subsidiary with NYSE member firms owned by The Goldman Sachs Group, Inc.

The Company and private equity funds sponsored by Goldman, Sachs & Co. have filed the necessary approval documents with the NASD and NYSE. While there can be no assurance that the membership continuance and

“approved person” applications will be approved by the NASD or the exchange, the Company believes that it will receive favorable treatment from these self-regulatory organizations.

Material United States Federal Income Tax Consequences (Page 39)

Generally, the exchange of shares of Common Stock for the cash merger consideration will be a taxable transaction for United States federal income tax purposes. Stockholders who exchange their shares of Common Stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of Common Stock.

Tax matters can be complicated, and the tax consequences of the Merger to you will depend on the facts of your own situation. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Limited Guarantee (Page 33)

In connection with the Merger Agreement, the Investors, jointly and severally, have guaranteed payment to the Company of the termination fee payable by Parent, if any, together with interest thereon, in each case as further specified in the Merger Agreement, up to the maximum amount of $25.7 million plus applicable interest. The limited guarantee will remain in full force and effect until the earlier of the effective time of the Merger, the termination of the Merger Agreement in accordance with its terms and January 15, 2009, in each case as further specified in the limited guarantee.

Conditions to the Merger (Page 48)

Completion of the Merger depends on a number of conditions being satisfied or waived, including the following:

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	any applicable waiting period under the HSR Act shall have expired or been terminated;

•	no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction issued by any governmental authority of competent jurisdiction that prohibits, restrains, renders illegal or enjoins consummation of the Merger shall be in effect;

•	Company, Parent and Merger Sub shall have made the filings and obtained the permits, authorizations, consents or approvals of the NASD, NYSE and AMEX; and

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to (i) corporate status, (ii) the Company’s subsidiaries that are brokers or dealers under the Securities Exchange Act of 1934, (iii) list of exchanges, boards of trade or other organizations on which any of the Company’s subsidiaries is a member or has trading privileges, (iv) corporate authority for the Merger Agreement, (v) absence of certain changes since December 31, 2005, (vi) absence of brokers entitled to payment by the Company in connection with the Merger (other than Lazard) and (vii) the non-applicability of state anti-takeover statutes must each be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger; provided that any representations made by us as of a specific date need only be true and correct in all respects as of the date made;

•	our representations and warranties with respect to (i) the Company’s ownership and the status of shares of capital stock or other equity interests of its subsidiaries and (ii) disclosure to Parent of certain information regarding contingent commission related matters must each be true and correct in all material respects;

provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•	our representation and warranty with respect to the capitalization of the Company may not be incorrect by an amount in excess of 85,000 shares of Common Stock;

•	all other representations and warranties shall be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be true has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or would reasonably be expected to prevent the Company from consummating the Merger; provided that any representations made by us as of a specific date need only be true and correct in all respects as of the date made;

•	we must have performed in all material respects our obligations under the Merger Agreement;

•	we must have delivered to Parent and Merger Sub a certificate of our chief executive officer and chief financial officer with respect to the satisfaction of the conditions relating to representations, warranties, obligations, covenants and agreements;

•	producers, who are employees, who, in the aggregate, accounted for 10% or more of our net fees and commissions for the 12 months ended December 31, 2006 shall not have given their notice of termination as of the closing date; and

•	stockholders representing greater than 10% of the outstanding shares of Common Stock shall not have exercised appraisal rights.

Conditions to USI’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub with respect to (i) corporate status and (ii) corporate authority for the Merger Agreement must each be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct in all respects as of the date made;

•	all other representations and warranties shall be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be true and correct would not reasonably be expected to prevent Parent and Merger Sub from consummating the Merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct in all respects as of the date made;

•	Parent and Merger Sub must have performed in all material respects their obligations under the Merger Agreement; and

•	Parent and Merger Sub must deliver to the Company a certificate of an executive officer with respect to the satisfaction of the conditions relating to representations, warranties, obligations, covenants and agreements.

Termination of the Merger Agreement and Termination Fees and Expenses (Pages 51 and 52)

The Merger Agreement may be terminated by mutual written consent of USI and Parent, or by either USI or Parent under certain specified circumstances as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 51. Upon termination of the Merger Agreement under certain circumstances, USI may be required to pay Parent a termination fee of $41 million and Parent may be required to pay USI a termination fee of $25.7 million as more fully described in “The Merger Agreement — Termination Fees and Expenses” beginning on page 52.

Appraisal Rights (Page 61)

Under Delaware law, holders of Common Stock who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of Common Stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Common Stock (Page 57)

The average closing sale price of USI Common Stock on the NASDAQ Global Select Market (“NASDAQ”) for the 30 calendar days prior to October 24, 2006, the day USI announced that it had formed a Special Committee in response to an indication of interest from a private equity firm in acquiring all of USI’s outstanding common stock was, $14.14 (the “30 Day Average Price”). The $17.00 per share to be paid for each share of Common Stock in the Merger represents a premium of approximately 20.5% to the 30 Day Average Price.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a USI stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 64.

Q.	What matters will be voted on at the special meeting?

A.	You will vote on the following proposals: (1) to adopt the Merger Agreement and (2) to approve any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of adoption of the Merger Agreement.

On January 15, 2007, we entered into a Merger Agreement with Compass Acquisition Holdings Corp., which we refer to as Parent, and Compass Merger Sub Inc., which we refer to as Merger Sub, both of which are entities controlled by private equity funds sponsored by Goldman, Sachs & Co. Under the Merger Agreement, USI will become a wholly-owned subsidiary of Parent and holders of Common Stock will be entitled to receive $17.00 per share in cash, without interest and less any applicable withholding tax. This proxy statement contains important information about the Merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Common Stock without attending the special meeting.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $17.00 in cash, without interest and less any applicable withholding tax, for each share of Common Stock that you own, unless you have exercised your appraisal rights with respect to the Merger. For example, if you own 100 shares of Common Stock, you will receive $1,700.00 in cash in exchange for your shares of Common Stock, less any applicable withholding tax. You will not own any shares in the Surviving Corporation.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of USI will be held on March 29, 2007, at 1:30 p.m. local time, at USI Holdings Corporation, Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York 10510.

Q.	What vote is required for USI’s stockholders to adopt the Merger Agreement?

A.	The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the combined voting power of our Common Stock present or represented by proxy at the special meeting and entitled to vote on the matter, whether or not a quorum is present.

Q.	How does the Board recommend that I vote?

A.	The Board, acting upon the unanimous recommendation of the Special Committee, recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement. You should read “The Merger — Reasons for the Merger; Recommendation of the Special Committee and our Board” beginning on pages 24 and 25, respectively, for a discussion of the factors that the Special Committee and the Board considered in deciding to recommend the adoption of the Merger Agreement.

Q.	What effects will the proposed Merger have on USI?

A.	As a result of the proposed Merger, USI will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future earnings or growth. Following consummation of the Merger, the registration of our Common Stock and our reporting obligations with respect to the Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon completion of the proposed Merger, shares of the Common Stock will no longer be listed on any stock exchange or quotation system, including NASDAQ.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, USI will remain an independent public company and the Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, USI may be required to pay Parent a termination fee of $41 million or reimburse Parent for its out-of-pocket expenses up to $10 million as described under the caption “The Merger Agreement — Termination Fees and Expenses.”

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by (i) completing, signing, dating and returning the enclosed proxy card, (ii) using the telephone number printed on your proxy card or (iii) using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to record your vote via the Internet. You can also attend the special meeting and vote. DO NOT return your stock certificate(s) with your proxy.

Q.	How do I vote?

A:	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• using the telephone number printed on your proxy card;

• using the Internet voting instructions printed on your proxy card; or

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

• if you hold your shares in your name as a stockholder of record, by notifying our Senior Vice President, General Counsel and Secretary, Ernest J. Newborn, II, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510;

• by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy, you must vote in person at the meeting);

• by submitting a later-dated proxy card;

• if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares in “street name,” directly as a record holder or otherwise through the Company’s stock purchase plans, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of Common Stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $17.00 per share in cash to be received by our stockholders in the Merger. In order to receive the $17.00 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of shares of Common Stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. See “Dissenters’ Rights of Appraisal” beginning on page 66.

Q.	When is the Merger expected to be completed? What is the “Marketing Period”?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2007. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived (as permitted by law). In addition, Parent is not obligated to complete the Merger until the expiration of a 35-consecutive day “Marketing Period” that it may use to complete its financing for the Merger. The Marketing Period begins to run after we have obtained the stockholder approval and satisfied other conditions under the Merger Agreement. See “The Merger Agreement — Effective Time; Marketing Period” and “The Merger Agreement — Conditions to the Merger” beginning on pages 42 and 48, respectively.

Q.	Is the Merger contingent upon Parent obtaining financing?

A.	No. The consummation of the Merger is not contingent upon Parent obtaining financing. The total amount of funds necessary to consummate the Merger and related transactions will be approximately $1.4 billion. Parent and Merger Sub’s funding will come from debt financing, equity financing provided by the current equity investors in Parent and, to the extent available, USI cash. Funding of the debt and equity financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. If Parent does not consummate the Merger within five calendar days of the expiration of the Marketing Period, Parent will, under certain circumstances, owe the Company a fee of $25.7 million. See “The Merger Agreement — Effective Time; Marketing Period” and “The Merger Agreement — Termination Fees and Expenses” on pages 42 and 52, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. The Company has engaged Mellon Investor Services LLC to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Mellon Investor Services LLC a fee of approximately $7,500. The Company has also agreed to reimburse Mellon Investor Services LLC for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Mellon Investor Services LLC, absent their gross negligence or willful misconduct, against certain losses, costs and expenses.

Q.	Should I send in my stock certificates now?

A.	No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Common Stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do NOT send your certificates in now.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Common Stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Mellon Investor Services LLC at 1-800-837-9054.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements, including information relating to the Merger, based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Opinion of Financial Advisor,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against USI and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	the effect of the announcement of the Merger on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger;

•	the impact of the substantial indebtedness incurred to finance the consummation of the Merger;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 64. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE PARTIES TO THE MERGER

USI
USI Holdings Corporation
555 Pleasantville Road, Suite 160 South
Briarcliff Manor, NY 10510
914-749-8500

USI became a publicly traded company on October 22, 2002. We are a distributor of property and casualty insurance and employee benefits products. Founded in 1994, we have grown through acquisitions and organically to become the ninth largest insurance broker (as measured by annual revenue in fiscal year 2005) in the United States. USI is organized into two operating segments — Insurance Brokerage and Specialized Benefits Services — and a third administrative segment — Corporate. The Insurance Brokerage segment offers general and specialty property and casualty insurance, individual and group health, life and disability insurance, retirement services, wealth management products, association and other endorsed products and specialty wholesale products. The Specialized Benefits Services segment offers sales of workplace benefits insurance products and services and enrollment and communication services related to employee benefits. Since our inception in 1994, we have built a national distribution system through the acquisition, consolidation and integration of nearly 140 insurance brokers and related businesses. We have approximately 500 sales professionals and product specialists based in 66 offices in 18 states.

USI’s Common Stock is publicly traded on NASDAQ under the symbol “USIH”. For more information about USI, please visit our website at www.usi.biz. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 64.

Parent
Compass Acquisition Holdings Corp.
c/o Goldman, Sachs & Co.
One New York Plaza, 38th Floor
New York, NY 10004
212-902-1000

Compass Acquisition Holdings Corp., which we refer to as Parent, is a Delaware corporation that was formed solely for the purpose of acquiring USI and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. At the effective time of the Merger, Parent will be controlled by private equity funds sponsored by Goldman, Sachs & Co.

Merger Sub
Compass Merger Sub Inc.
c/o Goldman, Sachs & Co.
One New York Plaza, 38th Floor
New York, NY 10004
212-902-1000

Compass Merger Sub Inc., which we refer to as Merger Sub, is a Delaware corporation that was formed solely for the purpose of completing the proposed Merger. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business except for activities incidental to its formation and as contemplated by the Merger Agreement. Upon consummation of the proposed Merger, Merger Sub will cease to exist and USI will continue as the Surviving Corporation.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board for use at the special meeting to be held on March 29, 2007, starting at 1:30 p.m. local time, at USI Holdings Corporation, Corporate Conference Center, 555 Pleasantville Road, Briarcliff Manor, New York 10510, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If the stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about March 1, 2007.

Record Date and Quorum

We have fixed the close of business on February 28, 2007 as the record date for the special meeting, and only holders of record of Common Stock on the record date are entitled to vote at the special meeting. On February 27, 2007, there were 58,476,786 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the total voting power of Common Stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of Common Stock represented at the special meeting but not voted, including shares of Common Stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

In addition, if your shares are held in “street name,” your broker, bank or nominee will not be entitled to vote your shares in the absence of specific instructions. These “broker non-votes” will be counted for purposes of determining a quorum and will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

As of February 27, 2007, the directors and executive officers of USI held and are entitled to vote, in the aggregate, 717,531 shares of Common Stock (excluding shares beneficially owned by Robert A. Spass through his relationship with Capital Z Financial Services Fund II, L.P. and Capital Z Management, LLC, the beneficial ownership of which Mr. Spass has disclaimed) which represents 1.2% of the outstanding shares of Common Stock. The directors and executive officers have informed USI that they currently intend to vote all of their shares of Common Stock “FOR” the adoption of the Merger Agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our Board on any other matters properly brought before the special meeting for a vote.

If your shares of Common Stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by notifying our Senior Vice President, General Counsel and Secretary, Ernest J. Newborn, II, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Please do not send in your stock certificates with your proxy card. When the Merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not set) by an announcement made at the special meeting of the time, date and place of the adjourned meeting. The adjournment proposal requires more votes of Common Stock in favor of the adjournment proposal than against the proposal. Any signed proxies received by USI in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow USI’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 61 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by USI on behalf of its Board. In addition, we have retained Mellon Investor Services LLC to assist in the solicitation. We will pay Mellon Investor Services LLC, approximately $7,500 plus reasonable out-of-pocket expenses for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Common Stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Mellon Investor Services LLC, absent their gross negligence or willful misconduct, against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Mellon Investor Services LLC at 1-800-837-9054.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Common Stock.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Background of the Merger

In May 2006, David L. Eslick, our chairman, president and chief executive officer, was approached by representatives of a financial sponsor (“Sponsor A”) interested in exploring the possibility of an acquisition of the Company. At a special meeting of the Board held on May 24, 2006, Mr. Eslick reviewed with the Board the indication of interest. Also at the meeting were Ernest J. Newborn, II, senior vice president, general counsel and secretary of the Company, and representatives from Cahill Gordon & Reindel LLP, the Company’s outside counsel. Following discussions among the Board regarding the business opportunities and the potential to enhance stockholder value from such a transaction, Mr. Eslick and Robert A. Spass (a member of the Board and a director of Capital Z Financial Services Partners (“Cap Z”), a significant stockholder of the Company) were excused and the remaining directors met separately to further discuss Sponsor A’s indication of interest. Following further discussions, the independent directors agreed to authorize the Company’s management to enter into a confidentiality agreement with Sponsor A for the purpose of providing Sponsor A with limited due diligence materials.

On June 21, 2006, Sponsor A submitted a preliminary indication of interest to acquire the Company for $16.00 to $16.50 per share of Common Stock. The indication of interest was contingent upon, among other things, completion of further due diligence.

At a June 28, 2006 meeting of the Board, Mr. Eslick provided an update on the discussions and exchange of information with Sponsor A. Following discussions regarding the business opportunities and the potential to enhance stockholder value from such a transaction, Mr. Eslick and Mr. Spass were excused from the meeting and the independent directors conferred separately. The directors resolved to create a special committee of independent directors consisting of William L. Atwell, Ronald E. Frieden, Thomas A. Hayes, L. Ben Lytle, and Robert F. Wright, which we refer to as the Special Committee. Ronald E. Frieden, lead independent director, was appointed the chairman of the Special Committee. Mr. Eslick and Mr. Spass rejoined the meeting, and the full Board resolved that the Special Committee was formed for the purpose of, among other things, (i) considering the proposal from Sponsor A, (ii) considering the solicitation of proposals from other potential buyers, (iii) negotiating any proposed transaction and (iv) considering the fairness of any such transaction to the Company’s stockholders and reporting its recommendations to the Board. In addition, the Board resolved that the Special Committee was authorized to engage legal, financial and other advisors, as appropriate.

At a meeting of a subcommittee of the Special Committee held on July 6, 2006, following interviews of several law firms, Dewey Ballantine LLP (“Dewey Ballantine”) was retained as the Special Committee’s legal advisor. The subcommittee met again on July 12, 2006, along with representatives of Dewey Ballantine. Following interviews of several investment banking firms, the subcommittee selected Lazard as the Special Committee’s financial advisor. Over the course of the following several weeks, Lazard conducted due diligence reviews of the Company, held meetings with the Company’s management and prepared a preliminary financial analysis of the Company.

At a meeting of the Special Committee held on August 14, 2006, at which representatives from Lazard and Dewey Ballantine were present, it was announced that L. Ben Lytle had resigned from the Special Committee due to personal time constraints. A representative of Dewey Ballantine reviewed the fiduciary duties of the directors associated with their evaluation of the Company’s alternatives. Representatives of Lazard reviewed with the Special Committee preliminary financial analyses of the Company and Sponsor A’s indication of interest. The representatives from Lazard also reviewed potential alternative acquirors of the Company. Following discussions with its advisors, the Special Committee decided that, prior to exploring other potential alternatives, the Special Committee and its representatives would first perform certain legal due diligence reviews of the Company and the Special Committee would further discuss with management the Company’s business, operations and prospects.

A meeting of the Special Committee was held on August 17, 2006. Also in attendance were Mr. Eslick, other members of the Company’s management and representatives from Lazard and Dewey Ballantine. Mr. Eslick and other members of management in attendance reviewed with the Special Committee the Company’s business, including a review of its operations, certain financial projections and prospects. The directors discussed with management in detail the financial projections, the Company’s acquisition opportunities, the Company’s operating margins and expenses, and the Company’s prospects generally. After the representatives from management left the meeting, the Special Committee further discussed management’s presentation and Lazard agreed to update its preliminary financial analysis based on the information provided by management. Following further discussions, it was agreed that a meeting of the Special Committee would be held after the Special Committee and its advisors had the opportunity to further review management’s input, including the financial projections.

A meeting of the Special Committee was held on August 23, 2006 to discuss Lazard’s updated preliminary financial analysis of the Company and to consider a response to Sponsor A’s indication of interest, as well as other alternatives available to the Company. Also in attendance at the meeting were representatives from Lazard and Dewey Ballantine. A representative of Dewey Ballantine reviewed the fiduciary duties of the directors in connection with their evaluation of the alternatives of the Company. A representative from Lazard provided an updated preliminary financial analysis of the Company and responded to questions from the Special Committee. Following discussions, the Special Committee decided to approach other potential acquirors. The Special Committee directed Lazard to communicate its decision to Sponsor A.

A meeting of the Special Committee was held on September 11, 2006 to discuss the process for exploring a potential strategic transaction. Also in attendance at the meeting were representatives from Lazard and Dewey Ballantine. In attendance for a portion of the meeting were Robert S. Schneider, executive vice president and chief financial officer of the Company, and Philip E. Larson III, senior vice president, operations of the Company. The Special Committee and its advisors discussed possible transaction timing and other procedural matters, including the nature and scope of the due diligence materials that would be made available to prospective buyers and the confidentiality agreement that the prospective buyers would need to execute before any information would be made available to them. A representative from Lazard reviewed with the Special Committee a list of five financial sponsors (in addition to Sponsor A) that Lazard proposed to contact to solicit their interest in acquiring the Company. The representatives from management then joined the meeting, presented a financial model prepared by management and answered questions posed by the Special Committee and its advisors. After the representatives from management left the meeting, the Special Committee and its advisors discussed the possibility of approaching certain potential strategic acquirors. After lengthy discussions of various factors, including (i) the general attributes of potential strategic acquirors compared to those of financial sponsors, (ii) the importance of keeping the process confidential and (iii) possible antitrust and other regulatory complications generally associated with strategic acquirors, the Special Committee decided not to contact potential strategic acquirors at that time.

Between September 14 and September 26, 2006, all six financial sponsors entered into confidentiality agreements with the Company. The confidentiality agreements contained similar terms, including a “standstill” provision which, among other things, prevented each prospective buyer from acquiring any significant amount of Common Stock or participating in any proxy solicitations. Beginning on September 21, 2006, information packages were distributed to each financial sponsor that executed a confidentiality agreement.

At a meeting of the Special Committee held on September 20, 2006, Lazard informed the Special Committee that each potential buyer who had been contacted had executed a confidentiality agreement and would be attending the management presentations. Based on requests from certain potential buyers to amend their confidentiality agreements to permit them to discuss the possible transaction with potential financing sources, the Special Committee agreed to amend the confidentiality agreements to permit such discussions with potential lenders. Pursuant to Cap Z’s earlier request to hold discussions with potential lenders so that Cap Z could explore a possible equity investment in connection with an acquisition of the Company by a potential buyer, the Special Committee agreed to permit Cap Z to hold discussions with such lender as long as Cap Z did not speak with any potential buyers.

Management presentations to potential buyers were given in New York between September 29 and October 3, 2006. Representing management were Mr. Eslick, Mr. Schneider, Mr. Newborn, Mr. Larson, Edward J. Bowler, senior vice president, corporate development, Stewart H. Gibson, senior vice president and chief information officer, Jeffrey L. Jones, senior vice president and chief marketing officer, and Robert J. Nesbit, senior vice president and chief human resources officer. Also in attendance were representatives from Lazard and Dewey Ballantine. At the presentations, management provided information regarding the Company’s operations and business plan, recent financial performance, and prospects.

On October 3, 2006, Lazard sent each of the six potential buyers a letter setting October 11, 2006 as the deadline for submitting non-binding preliminary indications of interest. Three of the six potential buyers, including Sponsor A, submitted preliminary indications of interest. Sponsor A bid $16.50 per share of Common Stock while the other two bidders bid $15.00 to $17.00 and $15.50 to $16.50 per share of Common Stock, respectively.

On October 13, 2006, the Special Committee met to review the status of discussions with the potential buyers. Also in attendance were representatives from Lazard and Dewey Ballantine. A representative of Dewey Ballantine outlined and discussed the directors’ fiduciary duties in connection with their consideration of the preliminary indications of interest. A representative of Lazard reviewed with the Special Committee the status of the process and the terms of the preliminary indications of interest submitted by the potential buyers. A representative of Lazard provided an update to its preliminary financial analysis of the Company and responded to questions posed by the directors. Following discussions, the Special Committee instructed Lazard to direct the three potential buyers who had submitted their preliminary indications of interest to submit their best proposals by October 18, 2006.

A meeting of the Special Committee was held on October 19, 2006 for the purpose of reviewing the status of the process. Also in attendance were representatives from Lazard and Dewey Ballantine. A representative of Lazard stated that, since the October 13, 2006 Special Committee meeting, none of the three potential buyers who had submitted preliminary indications of interest expressed a willingness to modify its indicated bid range in the absence of conducting further due diligence on the Company. A representative of Lazard informed the Special Committee that Goldman had approached Lazard and expressed an interest in certain of its private equity funds exploring a potential transaction with the Company. The Special Committee and its advisors also discussed the effects of the Company’s upcoming third quarter earnings release on the process. Following discussions, the Special Committee agreed to invite Goldman into the process. Goldman entered into a confidentiality agreement dated October 20, 2006 and received due diligence materials.

A meeting of the Board was held on October 20, 2006 for the purpose of receiving an update regarding the process. Also in attendance were Mr. Newborn and representatives from Lazard and Dewey Ballantine. After discussions, the Board decided that the Company should make an early announcement of its preliminary third quarter earnings and should include an announcement of the formation of the Special Committee to review the Company’s alternatives. The announcement was made on October 24, 2006.

On October 24, 2006, Lazard sent letters to Sponsor A and the two other potential buyers who had submitted preliminary indications of interest, inviting them into the second round of the process and informing them that they would be provided access to a virtual data room containing additional due diligence materials. On the same day, Lazard sent Goldman a letter setting forth the timing and procedures for the submission of a non-binding preliminary indication of interest, which was due on October 31, 2006.

A meeting of the Special Committee was held on October 26, 2006 to update the Special Committee regarding the process. Also in attendance were representatives of Lazard and Dewey Ballantine. A representative of Lazard stated that, following the October 24 earnings release, Lazard had facilitated discussions with three strategic buyers (“Strategic Company A,” “Strategic Company B” and “Strategic Company C”) who were interested in a potential acquisition of the Company. Following discussions, the Special Committee agreed that the three strategic buyers should be invited into the process.

Following the opening of the virtual data room on October 26, 2006 and throughout the process, the Company continued to populate the data room in response to due diligence requests received from the parties involved in the process.

The Special Committee met again the next day to solicit and discuss Mr. Eslick’s views regarding the strategic buyers. Also in attendance were representatives of Lazard and Dewey Ballantine. Mr. Eslick discussed his views of the potential benefits and costs in connection with a potential transaction with each of the strategic buyers. After Mr. Eslick was excused from the meeting, the Special Committee and its advisors discussed the inclusion of the strategic buyers in the process. Following discussions, the Special Committee reaffirmed its decision to invite the three strategic buyers into the process and to provide them with an opportunity to conduct due diligence reviews. The Special Committee agreed to limit the due diligence materials to be provided to certain of the strategic buyers in light of the competitively sensitive and confidential nature of certain materials.

Between October 26 and November 2, 2006, all three strategic buyers executed confidentiality agreements and received due diligence materials. Shortly thereafter, Strategic Company C dropped out of the process. Strategic Company C explained that its decision to drop out was based on, among other things, its concerns regarding its ability to achieve the necessary cost savings and other synergies to submit a competitive bid.

On October 26, 2006, a management presentation was given in New York to Goldman. The representatives from management were the same individuals who gave presentations to the other financial sponsors.

On October 31, 2006, Goldman submitted a preliminary indication of interest to acquire the Company for $17.00 to $19.00 per share of Common Stock.

On November 6, 2006, management presentations were given in New York to Strategic Company A and Strategic Company B.

In early November 2006, a representative of Lazard communicated with a fourth company potentially interested in entering the process (“Strategic Company D”), which signed a confidentiality agreement and received limited due diligence materials.

On November 9, 2006, Strategic Company A submitted a preliminary indication of interest of $16.00 to $18.00 per share of Common Stock with 50% of the consideration payable in cash and the balance payable in shares of Strategic Company A’s common stock. Strategic Company B did not submit a bid based on, among other things, its perceived risks associated with significant cost cutting initiatives that it planned to implement upon an acquisition of the Company.

A meeting of the Special Committee was held on November 14, 2006 to review the preliminary indication of interest received from Strategic Company A and to review and discuss the process. Also in attendance were representatives from Lazard and Dewey Ballantine. Mr. Eslick was in attendance for a portion of the meeting. A representative of Lazard summarized Strategic Company A’s indication of interest and reviewed the status of discussions with each potential buyer. A representative of Lazard noted that (i) while Goldman and Strategic Company A remained actively involved in the process, the other financial sponsors remaining in the process were generally inactive, (ii) Strategic Company B and, as noted earlier, Strategic Company C had dropped out of the process and (iii) a preliminary indication of interest was due from Strategic Company D by November 16, 2006. After discussions regarding Strategic Company A’s preliminary indication of interest, Mr. Eslick joined the meeting. The Special Committee asked Mr. Eslick his views regarding a potential merger with Strategic Company A. A discussion ensued in which Mr. Eslick and the Board discussed the benefits and costs of a potential merger with Strategic Company A. After Mr. Eslick was excused from the meeting, the Special Committee and its advisors discussed whether to invite Strategic Company A to continue in the process. The Special Committee decided that Strategic Company A should be invited to do so based on its preliminary indication of interest. The Special Committee directed Lazard to inform Strategic Company A of its decision and to schedule a further meeting between Strategic Company A and the Company’s management. The Special Committee and its advisors then discussed the timetable for the remainder of the process and set December 11, 2006 as the deadline for final bids.

During the week of November 14, 2006, Cap Z, for purposes of exploring a possible equity investment in connection with an acquisition of the Company by a potential buyer, requested access to the due diligence data room and was granted access following its execution of a confidentiality agreement.

Strategic Company D did not submit a bid by November 16, 2006 based on, among other things, its belief that there were significant risks to achieving the cost synergies necessary to submit a competitive bid.

On November 17, 2006, Goldman and its advisors, including representatives from LeBoeuf, Lamb, Greene & MacRae LLP (“LeBoeuf”), Goldman’s legal advisor, attended meetings with representatives from management at the Company’s headquarters. Also in attendance were representatives of Lazard and Dewey Ballantine.

On the morning of November 20, 2006, a meeting was held between representatives from management and Goldman to discuss the Company’s business and operations and to answer due diligence questions. Later that day, representatives from management also met with representatives of Strategic Company A to discuss the Company’s business and operations and to answer due diligence questions.

Following the November 20, 2006 meeting with Strategic Company A, Mr. Eslick further discussed with Strategic Company A’s chief executive officer the possibility of a merger between the two companies.

On November 21, 2006, Lazard sent letters to Sponsor A, Goldman and one other financial sponsor remaining in the process, inviting each party to submit a final bid by December 11, 2006, together with a markup of the draft of the merger agreement which was provided to them shortly thereafter.

A meeting of the Special Committee was held on November 22, 2006 for the purpose of reviewing the status of discussions with the remaining potential buyers. In attendance were representatives of Lazard and Dewey Ballantine. In attendance for a portion of the meeting were Mr. Eslick and Mr. Bowler. A representative of Dewey Ballantine reviewed with the Special Committee their fiduciary duties in connection with the process. A representative of Lazard presented the Special Committee with a summary of the process to date, including a review of each potential buyer that had been involved with the process. A representative of Lazard presented the Special Committee with a summary of management’s November 20, 2006 meeting with Strategic Company A and a summary of Strategic Company A’s business. A representative of Dewey Ballantine noted that the Special Committee should further discuss with Mr. Eslick his views of Strategic Company A and make independent inquiries regarding Strategic Company A. Mr. Eslick and Mr. Bowler joined the meeting, answered questions posed by the Special Committee and its advisors, and discussed their views with the Special Committee. After Mr. Eslick and Mr. Bowler were excused from the meeting, the Special Committee and its advisors discussed the viability and value of a transaction involving Strategic Company A and concluded that Strategic Company A should have the opportunity to remain in the process.

Throughout the month of December, the Company received and responded to due diligence requests submitted by the various bidders and their representatives.

On December 1, 2006, Dewey Ballantine distributed an initial draft of the merger agreement to Strategic Company A.

During the week of December 4, 2006, Lazard received requests from various bidders for an extension of the deadline for the submission of final bids. After discussing the matter with the Special Committee, Lazard extended the deadline to December 19, 2006.

On December 12, 2006, Strategic Company A formally withdrew from the process based on, among other things, its perceived integration risks associated with the contemplated acquisition of the Company.

On December 19, 2006, Goldman submitted its final bid of $17.00 per share of Common Stock, which was subject to the entry into an exclusivity agreement and the completion of further due diligence review. Goldman’s submission included its comments on the merger agreement.

No other potential buyer submitted a final bid.

A meeting of the Special Committee was held on December 21, 2006 to discuss the status of the process. In attendance were representatives of Lazard and Dewey Ballantine. Lazard presented the Special Committee with a summary of the process to date. A representative of Lazard informed the Special Committee that only Goldman had submitted a final bid and explained that the other financial sponsors chose to withdraw largely due to the belief that they would be unable to pay a competitive price for the Company. A representative of Lazard summarized the bid submitted by Goldman, and a representative of Dewey Ballantine summarized the key terms of the merger agreement included with Goldman’s proposal. Following discussions among members of the Special Committee and its advisors, the Special Committee directed Lazard and Dewey Ballantine to proceed with negotiations with Goldman on behalf of the Company, including the exclusivity agreement.

On December 26, 2006, an exclusivity agreement was entered into with Goldman, granting Goldman the exclusive right to negotiate with the Company until January 15, 2007.

During the several weeks following December 26, 2006, Goldman continued its due diligence review, as the Company and its advisors continued to respond to due diligence requests. Conference calls and on-site visits by Goldman’s advisors and representatives were conducted throughout the period.

From December 30, 2006 through January 15, 2007, representatives from Goldman and its advisors, on the one hand, and Lazard, Dewey Ballantine, and, as necessary, officers of the Company, on the other hand, met on several occasions to negotiate the terms of the merger agreement and related documents.

During the week of January 7, 2007, Goldman requested that its confidentiality agreement be revised to permit Goldman to discuss the proposed transaction with Cap Z. Mr. Frieden discussed the request with Lazard and Dewey Ballantine. An amendment to the confidentiality agreement granting Goldman’s request was executed on January 9, 2007.

On the evening of January 9, 2007, Mr. Eslick and a representative of Goldman met in New York to discuss management’s possible participation in the proposed merger and certain issues regarding the merger agreement. Also at this meeting, the parties discussed, in general terms, possible compensation and incentive arrangements (including stock ownership) for management, but no agreement was reached.

A meeting of the Special Committee was held on January 11, 2007 for the principal purpose of discussing the status of the negotiations with Goldman. Also in attendance were representatives from Dewey Ballantine and Lazard. Present by invitation for a portion of the meeting were Messrs. Eslick, Newborn and Spass. A representative of Dewey Ballantine reviewed with the Special Committee their fiduciary duties in evaluating the proposed transaction with Goldman. A representative of Lazard reviewed with the Special Committee an updated preliminary financial analysis of the Company and the process to date, and answered questions posed by the Special Committee. A representative of Dewey Ballantine provided an update on the status of negotiations with respect to the draft merger agreement and related documents and discussed with the Special Committee the outstanding issues on the merger agreement. A representative of Lazard noted that there had been discussions between Cap Z and Goldman regarding Cap Z’s potential participation in the proposed merger, but was unaware of the status of such discussions. Messrs. Eslick, Newborn and Spass joined the meeting. At the Special Committee’s request, Mr. Eslick described the general terms of management’s discussions with Goldman regarding management’s possible participation in the proposed merger and stated that no agreement had been reached. In response to the Special Committee’s inquiry, Mr. Spass stated that Cap Z discussed its potential involvement in the proposed merger with Goldman but that there was no agreement with Goldman and there was no assurance that Cap Z would participate at all in the transaction (other than on the same terms as the public stockholders of the Company).

A meeting of the Special Committee was held on January 15, 2007, to discuss whether it was prepared to recommend Goldman’s proposal. Also at the meeting by invitation was Mr. Lytle. Representatives of Dewey Ballantine reviewed with the Special Committee their fiduciary duties in connection with their consideration of Goldman’s proposal and reviewed in detail with the Special Committee the terms of the proposed merger agreement and related documents. Representatives of Lazard provided an oral opinion, which was subsequently confirmed in writing, to the effect that, as of that date, based on and subject to the assumptions described in its opinion, the $17.00 per share merger consideration was fair, from a financial point of view, to the Company’s stockholders. After considering the proposed terms of the merger agreement and related documents and the presentations of its legal and financial advisors, including the receipt of Lazard’s oral opinion, the Special Committee unanimously resolved to recommend that the Board approve and declare advisable the merger agreement and the merger and that the Board resolve to recommend that the Company’s stockholders adopt the merger agreement.

The entire Board met immediately following the Special Committee meeting. Also at the meeting by invitation were Mr. Newborn and representatives of Dewey Ballantine and Lazard. Following discussions among and questions by the members of the Board to the Special Committee’s financial and legal advisors, the Board, by unanimous action of all members, other than Mr. Eslick and Mr. Spass who abstained, approved and declared advisable the merger agreement and the merger and resolved to recommend that the Company’s stockholders adopt the merger agreement.

The parties then executed and entered into the merger agreement and, on January 16, 2006 prior to the opening of trading on NASDAQ, the parties issued a press release announcing that they entered into the merger agreement.

Reasons for the Merger; Recommendation of the Special Committee and Our Board

Special Committee

The Special Committee unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended to the Board that it approve and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) recommended to the Board that it recommend to the Company’s stockholders that they adopt the Merger Agreement.

In the course of reaching its determination, the Special Committee considered the following substantive factors and potential benefits of the Merger, each of which the Special Committee believed supported its decisions:

•	its belief, after a thorough, independent review, that the Merger was more favorable to the stockholders than the potential value that might result from other alternatives available to the Company, including remaining an independent company and pursuing the current business plan, pursuing a leveraged buyout transaction with another private equity firm, or pursuing a sale to or merger with a company in the same industry, given the potential rewards, risks and uncertainties associated with those alternatives;

•	its belief that no other alternative reasonably available to the Company and its stockholders would provide greater value to stockholders within a timeframe comparable to that in which the Merger would be completed, and the fact that the cash merger consideration of $17.00 per share allows the Company’s stockholders to realize in the near term a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the current and historical market prices of the Common Stock relative to those of other industry participants and general market indices, and the fact that the cash merger consideration of $17.00 per share represents a premium of approximately 20.5% over the average closing sale price of the Common Stock for the 30 calendar days prior to October 24, 2006, the day the Company announced that it had formed a Special Committee in response to an indication of interest from a private equity firm in acquiring all of the outstanding Common Stock;

•	its belief that the Company’s stock price was not likely to trade at or above $17.00 in the near future. The Special Committee based this belief on a number of factors, including its familiarity with the business, operations, properties and assets of the Company; financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects); the nature of the industries in which the Company competes; industry trends; and economic and market conditions, both on a historical and on a prospective basis;

•	the financial presentations of Lazard and its opinion to the effect that, as of January 15, 2007, the cash consideration to be received by the Company’s stockholders in the Merger was fair to such holders (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) from a financial point of view;

•	the efforts made by the Special Committee and its advisors to negotiate a Merger Agreement favorable to the Company and its stockholders and the financial and other terms and conditions of the Merger Agreement, including the fact that the Merger Agreement is not subject to a financing condition;

•	the fact that the terms of the Merger Agreement allow the Company, prior to the adoption of the Merger Agreement by our stockholders, to respond to unsolicited acquisition proposals under certain circumstances;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, the Company is permitted to terminate the Merger Agreement, prior to the adoption of the Merger Agreement by our stockholders, in order to approve an alternative transaction proposal by a third party that is a “superior proposal” as defined in the Merger Agreement, upon the payment to Parent of a $41 million termination fee;

•	the commitment made by Parent and Merger Sub to treat the Company’s employees in a fair and equitable manner, including to provide each employee of the Company and its subsidiaries until December 31, 2007 with employee compensation and benefits that are no less favorable in the aggregate than those provided under the Company’s compensation and benefit plans, programs, policies, practices and arrangements (excluding equity-based programs) in effect at the closing of the Merger; and

•	the availability of appraisal rights to holders of Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery.

The Special Committee also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement including the following:

•	the possibility that Parent will be unable to obtain the financing proceeds, including obtaining the debt financing proceeds from its lenders;

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	the fact that the Company’s stockholders whose shares are acquired for cash in the Merger will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Company;

•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business in the ordinary course consistent with past practice, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes; and

•	the fact that the Company’s only remedy for a breach of the Merger Agreement by Parent or Merger Sub, even a breach that is deliberate or willful, is the liquidated damages payment of $25.7 million.

This discussion summarizes the material factors considered by the Special Committee in its consideration of the Merger. After considering these factors, the Special Committee concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Special Committee, and the complexity of these matters, the Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Special Committee may have assigned different weights to various factors. The Special Committee unanimously approved and recommended the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board

The Board, by unanimous action of all members (other than Messrs. Eslick and Spass who abstained) and acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement.

In reaching these determinations, the Board considered (i) a variety of business, financial and market factors, (ii) the financial presentation of Lazard, including the opinion of Lazard as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) of the cash merger consideration, (iii) each of the factors considered by the Special Committee in its unanimous recommendation, as described above and (iv) the unanimous recommendation of the Special Committee.

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Merger. In view of the wide variety of factors considered by the Board, and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board may have assigned different weights to various factors. The Board approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

Our Board recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of Financial Advisor

Under an agreement dated August 11, 2006, the Special Committee retained Lazard, to act as its investment banker in connection with the Merger. As part of that engagement, the Special Committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of shares of Common Stock of the merger consideration to be paid to such holders. Lazard delivered a written opinion to the Special Committee, dated January 15, 2007, the date of the Merger Agreement, to the effect that, as of that date and based upon and subject to certain assumptions, factors and qualifications set forth therein, the merger consideration to be paid to holders of shares of Common Stock (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) in the Merger was fair, from a financial point of view, to such holders.

The full text of the Lazard opinion is included as Annex B to this proxy statement and is incorporated into this proxy statement by reference. The description of the Lazard opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex B. You are urged to read the Lazard opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard’s written opinion is directed to the Special Committee and only addresses the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) of the merger consideration to be paid to such holders. Lazard’s written opinion does not address the merits of the underlying decision by the Company to engage in the Merger or any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how the stockholder should vote on any matter relating to the Merger. Lazard’s opinion is necessarily based on economic, monetary, market and other conditions in effect on, and information available to Lazard as of, January 15, 2007, the date of Lazard’s opinion. Lazard assumes no responsibility for revising its opinion based on circumstances or events occurring after the date of the opinion. The following is a summary of the Lazard opinion. You are encouraged to read the entire opinion carefully.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions contained in a draft, dated January 14, 2007, of the Merger Agreement;

•	analyzed certain historical publicly available business and financial information relating to the Company;

•	reviewed various financial forecasts and other data provided to Lazard by the management of the Company relating to its businesses;

•	held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally comparable to the businesses of the Company;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally comparable to those of the Company, and in other industries generally;

•	reviewed the historical stock prices and trading volumes of the Common Stock; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company, and has not been furnished with any such valuation or appraisal. Lazard’s opinion does not address the solvency or fair value of the Company or any other entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, Lazard assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates and judgments of the management of the Company as to the future competitive, operating and regulatory environments and related financial performance of the Company. Lazard did not assume any responsibility for and expressed no view as to such forecasts or the assumptions on which they were based.

In rendering its opinion, Lazard assumed that the Merger Agreement would not vary from the form of the draft agreement reviewed by Lazard in any manner that is material to its opinion, and that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, including that Parent would obtain the necessary financing to effect the Merger in accordance with the terms of the draft debt and equity financing commitments provided to or discussed with Lazard by Parent. Lazard also assumed that obtaining the necessary governmental, regulatory and third party approvals for the Merger would not have an adverse effect on the Company. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Special Committee had obtained such advice as it deemed necessary from qualified professionals. In addition, Lazard noted in its opinion that the Company had informed Lazard that as of the date of Lazard’s opinion none of the shares of Common Stock constitute rollover shares. Lazard did not express any opinion as to the price at which the shares of Common Stock trade at any time subsequent to the announcement of the Merger.

Lazard noted in its opinion that, although it had examined selected precedent transactions in the insurance brokerage sector, it had advised the Special Committee that Lazard determined that such transactions were not comparable to the Merger due to, among other things, the size of the potential transaction involving the Company compared to the precedent transactions and changes in insurance brokerage industry market conditions since the precedent transactions were announced. Accordingly, Lazard did not believe that the multiples derived from a selected precedent transactions analysis provide a meaningful benchmark for its financial analysis of the consideration to be paid in the Merger.

The following is a brief summary of the material financial and comparative analyses that Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard’s analyses described below is not a complete description of the analyses underlying Lazard’s opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. For purposes of Lazard’s review, Lazard utilized, among other things, certain projections for the future financial performance of the Company as described above, as prepared by the management of the Company.

In its analyses, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, transaction or business used in Lazard’s analyses as a comparison is identical to the Company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions analyzed. The estimates contained in Lazard’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses are inherently subject to substantial uncertainty.

The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard’s financial analyses.

Valuation Analyses

Public Market Trading Analysis

Lazard calculated an implied valuation for the Company based on an analysis of companies that Lazard believed to be generally comparable to the Company. In performing these analyses, Lazard reviewed and analyzed certain publicly available financial information and market trading data relating to the selected comparable companies and compared such information to the corresponding information for the Company.

Lazard reviewed the following companies:

•	Marsh & McLennan Companies

•	Aon Corporation

•	Willis Group

•	Brown & Brown Insurance

•	A.J. Gallagher & Co.

•	Hilb Rogal & Hobbs

•	Hub International Limited

The estimated financial information for the selected public companies used by Lazard in its analysis was based on research analysts estimates. The historical financial information used by Lazard in its analysis was based on publicly available historical information. The financial information for the Company was based on information and estimates provided to Lazard by the Company’s management.

For each of the selected public comparable companies, Lazard, among other things, reviewed the enterprise value of each company as a multiple of estimated earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for fiscal years 2006 and 2007. Lazard then calculated an implied enterprise reference range for the Company for fiscal years 2006 and 2007, respectively, by applying selected EBITDA multiples derived from the analyses of (1) 8.3x to 9.3x, in the case of fiscal year 2006, and (2) 7.0x to 8.0x, in the case of fiscal year 2007, to the corresponding estimated fiscal year 2006 EBITDA and 2007 EBITDA of the Company, respectively. Lazard then derived an implied equity reference range for the Company by subtracting the Company’s net debt.

Based on the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $11.75 to $14.25, as compared to the merger consideration of $17.00 per share.

Discounted Cash Flow Analysis

Lazard performed an analysis of the present value of the projected unlevered free cash flows derived from the Company’s financial projections for the fiscal years 2007 through 2011. Using a discounted cash flow analysis, Lazard calculated an implied enterprise reference range for the Company by determining the present value of the unlevered free cash flow generated from fiscal years 2007 through 2011, plus a terminal value for the Company based on a range of EBITDA multiples applied to the Company’s fiscal year 2012 EBITDA. The analyses utilized terminal multiples of 7.0x to 8.5x based on a review of the trading multiples reviewed in connection with the companies identified under the heading “Public Market Trading Analysis,” as well as the trading multiples of the Company. The cash flows and terminal values were then discounted to present value using discount rates reflecting the weighted average cost of capital of the Company ranging from 9.0% to 11.0%. Lazard then derived an implied equity reference range for the Company by subtracting the Company’s total debt.

Based on the projections referenced above and the assumptions set forth above, this analysis implied a per share equity reference range for the Company of $15.00 to $18.00, as compared to the merger consideration of $17.00 per share.

Other Analyses

Premiums Paid Analysis

Lazard calculated the proposed transaction premium to be paid to holders of shares of Common Stock over the market price at various points for the Company’s Common Stock. Lazard compared the merger consideration of $17.00 per share with the trading prices for the Company’s Common Stock 1 week and 4 weeks prior to the following dates:

•	June 21, 2006, the day on which the initial indication of interest of $16.00 to $16.50 per share of Common Stock was received by the Company from Sponsor A;

•	September 11, 2006, the day before Lazard made the initial financial sponsor contacts;

•	October 24, 2006, the day on which the formation of the Special Committee for considering all of the Company’s options was publicly announced; and

•	January 12, 2007, the last trading day before Lazard’s opinion was delivered.

The results of Lazard’s calculations are reflected below:

		Proposed Transaction Premium
		at
Stock Price		$17.00 per Share of Common Stock

June 21, 2006	1 Week	30%
	4 Weeks	23%
September 11, 2006	1 Week	28%
	4 Weeks	36%
October 24, 2006	1 Week	15%
	4 Weeks	24%
January 12, 2007	1 Week	14%
	4 Weeks	8%

Lazard then reviewed publicly available information regarding all cash acquisition transactions involving U.S. target companies where 100% of the outstanding shares of the target were acquired. These transactions were either pending or completed during the period January 1, 2001 through January 12, 2007 with transaction values between $500 million and $2 billion. Lazard performed this analysis for each of the financial services industry, all industries and leveraged buyout transactions. For each transaction, Lazard analyzed, as of the announcement date, the premium offered by the acquiror to the target’s closing price one week and four weeks prior to the announcement of the transaction. Lazard then calculated an implied per share equity reference range of $14.10 to $18.53 by applying (1) a premium reference range of 20% to 30% derived from the range of median of premia for each of these periods to (2) the per share equity range of $11.75-$14.25 derived from the “Public Market Trading Analysis” above.

Leveraged Buyout Analysis

Using projections provided by the Company’s management and assuming an estimated rate of return that investors may require, Lazard performed a leveraged buyout analysis of the Company in order to ascertain the per share consideration for the Common Stock that a leveraged buyout firm might be willing to pay in a leveraged buyout transaction.

In its analysis, Lazard used ranges of exit multiples that it selected based on the multiples derived in the “Public Market Trading Analysis” above. Specifically, Lazard assumed, among other things, initial debt financing at 6.5x estimated 2006 EBITDA (adjusted to annualize the impact of 2006 acquisitions and exclude certain public company expenses) and a 2011 exit at EBITDA multiples ranging from 7.0x to 8.5x. Based on the foregoing and assuming an estimated rate of return that investors may require of approximately 20%, Lazard calculated an implied share price range for the Company’s Common Stock of $15.00 to $17.50 per share, as compared to the merger consideration of $17.00 per share.

Analyst Forecast Deal Values

Lazard reviewed forecasts of the price per share of the Company’s Common Stock likely to be paid in a potential sale of the Company published in Wall Street research reports by five selected financial analysts. The Wall Street research reports reviewed by Lazard were each prepared after October 24, 2006, the day on which the formation of the Special Committee for considering all of the Company’s options was publicly announced. Lazard noted that the range of forecast price per share published by selected financial analysts was between $15.00 and $19.00 per share, as compared to the merger consideration of $17.00 per share.

In connection with Lazard’s services as the Special Committee’s financial advisor, the Company agreed to pay Lazard an aggregate fee of $4.25 million, a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse Lazard for its reasonable out-of-pocket expenses (including attorneys’ fees) and to indemnify Lazard and certain related parties against certain liabilities under certain circumstances that may arise out of the rendering of its advice, including certain liabilities under U.S. federal securities laws.

Lazard may have from time to time in the past provided, and may currently or in the future provide, investment banking services to the private equity funds of The Goldman Sachs Group, Inc. or one or more of their respective portfolio companies or other affiliates, for which Lazard has received or may receive customary fees.

Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of the Company and/or the securities of the portfolio companies and/or affiliates of the private equity funds of The Goldman Sachs Group, Inc. (or related derivative securities) for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and securities services. Lazard was selected to act as investment banker to the Special Committee because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions, as well as its familiarity with the business of the Company.

Lazard prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of shares of Common Stock (other than Parent or its affiliates or holders of excluded shares, appraisal shares and rollover shares) of the merger consideration to be paid to such holders. The merger consideration to be paid to the holders of shares of Common Stock pursuant to the Merger Agreement was determined through arm’s-length negotiations between the Company and representatives of GS Capital Partners and was approved by the Board. Lazard did not recommend any specific merger consideration to the Board (including the Special Committee) or to the Company or that any given merger consideration constituted the only appropriate consideration for the Merger.

The opinion of Lazard was one of many factors taken into consideration by the Special Committee. Consequently, the analyses described above should not be viewed as determinative of the opinion of the Special Committee with respect to the merger consideration or of whether the Special Committee would have been willing to determine that a different merger consideration was fair. Additionally, Lazard’s opinion is not intended to confer any rights or remedies upon any employee or creditor of the Company.

Financing of the Merger

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the Merger is anticipated to be approximately $1.4 billion, consisting of (i) approximately $1.027 billion to pay the Company’s stockholders and option holders the amounts due to them under the Merger Agreement, (ii) approximately $36.0 million to pay related fees and expenses in connection with the Merger and (iii) approximately $365.0 million to refinance certain existing indebtedness of the Company. These payments are expected to be funded by Parent and Merger Sub through a combination of equity contributions by the Investors, debt financing and to the extent available, cash of the Company. Parent and Merger Sub have obtained equity and debt financing commitments described below in connection with the transactions contemplated by the Merger Agreement.

Equity Financing

The Investors have jointly and severally agreed to cause up to $453 million of cash to be contributed to Parent, which amount will constitute the equity portion of the Merger financing.

The obligation to fund the equity contribution is subject to the satisfaction or waiver by Parent of all of the conditions set forth in the equity commitment letter. Such conditions generally include the satisfaction or waiver by Parent of each of its obligations and Merger Sub’s obligations to consummate the transactions under the Merger Agreement and the consummation of the Merger in accordance with the terms of the Merger Agreement. The equity commitment letter will terminate upon the earlier of the effective time of the Merger, the valid termination of the Merger Agreement in accordance with its terms or upon the Company or any of its affiliates asserting a claim against the Investors under the limited guarantee described below or otherwise in connection with the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

Debt Financing

The Lender Parties have committed to provide to the Company or Merger Sub the following debt facilities, subject to the conditions set forth in the debt commitment letter:

•	up to $625 million of Senior Secured Credit Facilities consisting of (A) up to $525 million of term loans, all of which are expected to be drawn upon consummation of the Merger for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries, paying fees and expenses incurred in connection with the Merger and for providing ongoing working capital and for other general corporate purposes of the Surviving Corporation and its subsidiaries and (B) up to $100 million of revolving credit loans, none of which are expected to be drawn to finance the Merger; and

•	up to $225 million of senior unsecured bridge loans and up to $225 million of senior subordinated bridge loans under bridge facilities (which amounts will be reduced to the extent that the high yield notes described below are issued) for the purpose of financing the Merger, repaying or refinancing certain existing indebtedness of the Company and its subsidiaries and paying fees and expenses incurred in connection with the Merger.

The debt commitments expire upon the earlier of the consummation of the Merger, the abandonment or termination of the Merger Agreement and June 30, 2007. The documentation governing the Senior Secured Credit Facilities and the bridge facilities has not been finalized and, accordingly, their actual terms may differ from those described in this proxy statement.

Conditions Precedent to the Debt Commitments

The availability of the Senior Secured Credit Facilities and the bridge facilities are subject to customary conditions precedent for debt facilities of this type, including, among others, execution and delivery of definitive financing documentation, consummation of the Merger substantially simultaneously with the initial borrowing in accordance with the Merger Agreement, no material waiver or amendment of the Merger Agreement, funding of the equity contribution, delivery to each investment bank specified in the fee letter of a customary offering memorandum relating to the notes associated with each bridge facility within the time specified to afford private placement, execution and effectiveness of guarantees and security documentation and no occurrence of a “Company Material Adverse Effect” (defined in a manner consistent with such term in the Merger Agreement).

Senior Secured Credit Facilities

General.  The borrower under the Senior Secured Credit Facilities will initially be Merger Sub, the Company or a newly formed parent of the Company, and following the merger, the Surviving Corporation (the “Borrower”). The Senior Secured Credit Facilities will be comprised of a $525 million term loan facility with a term of seven years and a $100 million revolving loan facility with a term of six years. The revolving credit facility will include sublimits for the issuance of letters of credit and swingline loans. No alternative financing arrangements or alternative financing plans have been made in the event that the Senior Secured Credit Facilities are not available as anticipated. So long as the Borrower complies with certain specified conditions, the Senior Secured Credit Facilities will permit the Borrower to add one or more incremental term loan facilities and/or increase commitments under the revolving loan facility in an aggregate amount up to $200 million.

GSCP and JPMorgan have been appointed as co-lead arrangers and joint bookrunners for the Senior Secured Credit Facilities. JPMCB will be the sole administrative agent and collateral agent for the Senior Secured Credit Facilities.

Interest Rate and Fees.  Loans under the Senior Secured Credit Facilities will bear interest, at the Borrower’s option, at a rate equal to adjusted London interbank offer rate or alternate base rate, in each case, plus a specified margin. After the Surviving Corporation’s delivery of financial statements for the first full fiscal quarter ending after the effective date of the Merger, interest rates under the Senior Secured Credit Facilities shall be subject to decrease based on a leverage ratio (the ratio of the Borrower’s consolidated total net debt to consolidated EBITDA).

In addition, the Borrower will pay certain commitment fees (subject to decreases based on a reduced leverage ratio) and letter of credit fees under the Senior Secured Credit Facilities. Upon the initial funding of the Senior Secured Credit Facilities, Parent has also agreed to pay an underwriting fee to the Lender Parties.

Prepayments and Amortization.  The Borrower will be permitted to make voluntary prepayments at any time, without premium or penalty, and will be required to make mandatory prepayments of term loans with (i) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (ii) net proceeds of the issuance or incurrence of debt (except the net cash proceeds of any refinancing debt to the extent used to prepay bridge loans and other permitted debt) and (iii) a specified percentage of annual excess cash flow of the Borrower, subject to reduction if Borrower achieves specified leverage ratios. The term loans will amortize in equal quarterly installments, commencing with the first such date to occur after the closing of the Senior Secured Credit Facilities, in an aggregate annual amount equal to 1% of the original principal amount thereof, with the balance payable on the final maturity date of the term loans.

Guarantors.  All obligations under the Senior Secured Credit Facilities and under any interest rate protection or other hedging arrangement entered into with a lender or any affiliate of a lender will be unconditionally guaranteed by each existing, and each subsequently acquired or organized wholly owned domestic restricted subsidiary of the Borrower (other than certain immaterial subsidiaries to be agreed and unrestricted subsidiaries).

Security.  The obligations of the Borrower and the guarantors under the Senior Secured Credit Facilities and the guarantees, and under any interest rate protection or other hedging arrangement entered into with a lender or any of its affiliates, will be secured by (a) a perfected first priority pledge of all of the capital stock of the Borrower and each direct, wholly-owned, restricted subsidiary of the Borrower and of each guarantor (limited, in the case of foreign subsidiaries, to 65% of the capital stock of such subsidiaries) and (b) perfected security interests in, and mortgages on, substantially all assets of the Borrower and each Guarantor.

Other Terms.  The Senior Secured Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. Additional covenants include use of commercially reasonable efforts to maintain a rating of the senior facilities and a corporate rating and corporate family rating, as applicable (but in either case, not a particular rating). The Senior Secured Credit Facilities will also include customary events of default, including a change of control to be defined.

High Yield Debt Financing.  The debt commitment letter provides that Merger Sub or the Company may issue and sell up to $450 million in aggregate principal amount of high yield notes consisting of senior subordinated notes and such aggregate principal amount of senior unsecured notes as shall be mutually determined by the Lender Parties and the issuer. The notes will not be registered under the Securities Act and may not be offered in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act. The notes will be offered to “qualified institutional buyers,” as such term is defined in Rule 144A under the Securities Act, and to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

Bridge Facilities.  To the extent that the high yield debt financing described above is not completed on or prior to the date of the initial funding under the Senior Secured Credit Facilities, the Lender Parties have committed to provide to Merger Sub or Company up to $225 million in loans under a senior unsecured bridge facility and $225 million in loans under a senior subordinated bridge facility. After consummation of the Merger, the Surviving Corporation will be the borrower under the senior unsecured bridge facility and the senior subordinated bridge facility.

If the senior unsecured bridge loans are not paid in full on or before the first anniversary of the Merger, the applicable Lender Party may choose to exchange such loans for senior unsecured exchange notes, provided that the Surviving Corporation has received requests to issue at least $50 million in aggregate principal amount of senior unsecured exchange notes. The maturity of any senior unsecured bridge loans that are not exchanged for senior unsecured exchange notes on the initial senior unsecured loan maturity date shall automatically be extended to the date that is seven years and six months after the date of the funding of the Senior Secured Credit Facilities.

If the senior subordinated bridge loans are not paid in full on or before the first anniversary of the Merger, the applicable Lender Party may choose to exchange such loans for senior subordinated unsecured exchange notes, provided that the Surviving Corporation has received requests to issue at least $50 million in aggregate principal amount of senior subordinated unsecured exchange notes. The maturity of any senior subordinated bridge loans that are not exchanged for senior subordinated exchange notes on the initial senior subordinated bridge loan maturity date shall automatically be extended to the date that is eight years after the date of the funding of the Senior Secured Credit Facilities.

Loans advanced pursuant to the bridge facilities will be subject to mandatory redemption until the first anniversary of the funding of the bridge facilities with the net proceeds (after deduction of amounts required to repay the Senior Secured Credit Facilities and other amounts) of non-ordinary course asset sales, issuance of debt securities and public issuance of equity. After the first anniversary of the funding of the bridge facilities, the Surviving Corporation will be required to make offers to repurchase and exchange notes and prepay outstanding bridge loans on a pro rata basis with the net proceeds (after deduction of amounts required to repay the Senior Secured Credit Facilities and other amounts). Additionally, the Surviving Corporation will be required to offer to prepay the bridge loans and offer to repurchase any exchange notes in the event of a change of control. The bridge facilities will be guaranteed by the same subsidiary guarantors of the Senior Secured Credit Facilities and will contain representations, warranties and covenants usual for facilities and transactions of this type.

GSCP and JPMorgan have been appointed as co-lead arrangers and joint bookrunners for the bridge facilities. JPMCB will act as the sole administrative agent for the bridge facilities.

Limited Guarantee

In connection with the Merger Agreement, the Investors, jointly and severally, and the Company have executed a limited guarantee pursuant to which, among other things, each of the Investors guarantees payment to Company of the termination fee payable by Parent, if any, together with interest thereon, in each case as further specified in the Merger Agreement, up to the maximum amount of $25.7 million plus applicable interest. The limited guarantee will remain in full force and effect until the earlier of the effective time of the Merger, the termination of the Merger

Agreement in accordance with its terms and January 15, 2009, in each case as further specified in the limited guarantee.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board, USI’s stockholders should be aware that certain of USI’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of USI’s stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Special Committee and Board were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the Merger Agreement and the Merger and the recommendations that our stockholders vote in favor of adopting the Merger Agreement.

Treatment of Stock Options

Upon the consummation of the Merger, all outstanding options to acquire Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $17.00 exceeds the exercise price, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with holders of certain options to exchange, upon consummation of the Merger, some or all of their outstanding options for options to purchase shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

The following table identifies, for each of our directors and executive officers, the aggregate number of shares of Common Stock subject to his outstanding vested and unvested options as of February 27, 2007, the aggregate number of shares of Common Stock subject to his outstanding unvested options that will become fully vested in connection with the Merger, the weighted average exercise price and the value of such unvested options, and the weighted average exercise price and value of his collective vested and unvested options. The information in the table assumes that all options included therein remain outstanding on the closing date of the Merger.

					Weighted
			Weighted		Average
		Number of	Average		Exercise
	Aggregate	Shares	Exercise		Price of	Value of
	Shares	Underlying	Price of	Value of	Vested and	Vested
	Subject	Unvested	Unvested	Unvested	Unvested	and Unvested
Name	to Options	Options	Options	Options(1)	Options	Options(2)

Directors
David L. Eslick(3)	870,483	264,169	$11.35	$1,491,553	$10.95	$5,267,449
William L. Atwell	—	—	—	—	—	—
Ronald E. Frieden	10,000	—	—	—	$14.33	$26,700
Thomas A. Hayes	12,000	—	—	—	$10.03	$83,640
L. Ben Lytle	10,000	2,500	$10.52	$16,200	$10.52	$64,800
Robert A. Spass	28,000	—	—	—	$10.00	$196,000
Robert F. Wright	12,000	—	—	—	$10.03	$83,640
Executive Officers
Robert S. Schneider	236,122	95,209	$11.33	$539,835	$11.09	$1,395,481
Edward J. Bowler	219,281	77,896	$11.14	$456,471	$10.61	$1,401,206
Stewart H. Gibson	10,000	10,000	$15.01	$19,900	$15.01	$19,900
Jeffrey L. Jones(4)	395,688	113,106	$11.13	$663,932	$10.61	$2,528,446
Philip E. Larson, III	109,516	43,270	$13.34	$158,368	$12.92	$446,825
Robert J. Nesbit	48,227	25,804	$13.45	$91,604	$13.77	$155,773
Ernest J. Newborn, II	260,869	77,760	$11.14	$455,674	$10.51	$1,693,040

(1)	Illustrates the economic value of all unvested options that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the number of shares underlying unvested options by the difference, if any, between $17.00 (the per share amount of merger consideration) and the weighted average exercise price of the unvested options.

(2)	Illustrates the economic value of all options to be cancelled and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of shares subject to options by the difference between $17.00 (the per share amount of merger consideration) and the weighted average exercise price of all such options.

(3)	Mr. Eslick is the Chairman of the Board, President and Chief Executive Officer of the Company.

(4)	From December 2002 until December 30, 2006, Mr. Jones served as the Company’s senior vice president and chief marketing officer. Effective as of December 30, 2006, Mr. Jones has served as the regional CEO of the Company’s California region.

Treatment of Restricted Shares

At the effective time of the Merger, all outstanding shares of restricted stock of the Company shall vest and become free of all restrictions and shall be cancelled, retired and shall cease to exist and shall be converted into the right to receive a cash payment equal to the number of restricted shares multiplied by $17.00, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with holders of certain restricted shares to exchange, upon consummation of the Merger, some or all of their restricted shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

The following table identifies, for each of our directors and executive officers, the number of restricted shares as of February 27, 2007 and the value of such restricted shares that will become fully vested in connection with the Merger. The information in the table assumes that all such restricted shares remain outstanding on the closing date of the Merger.

	Number of	Value of
Name	Restricted Shares	Restricted Shares(1)

Directors
David L. Eslick(2)	77,863	$1,323,671
William L. Atwell	2,740	$46,580
Ronald E. Frieden	—	—
Thomas A. Hayes	—	—
L. Ben Lytle	—	—
Robert A. Spass	—	—
Robert F. Wright	—	—
Executive Officers
Robert S. Schneider	23,731	$403,427
Edward J. Bowler	12,453	$211,701
Stewart H. Gibson	—	—
Jeffrey L. Jones(3)	22,867	$388,739
Philip E. Larson, III	10,077	$171,309
Robert J. Nesbit	11,724	$199,308
Ernest J. Newborn, II	12,453	$211,701

(1)	Illustrates the economic value of all restricted shares that will become fully vested and cashed out in connection with the Merger. Calculated for each individual by multiplying the aggregate number of restricted shares by $17.00 (the per share amount of merger consideration).

(2)	Mr. Eslick is the Chairman of the Board, President and Chief Executive Officer of the Company.

(3)	From December 2002 until December 30, 2006, Mr. Jones served as the Company’s senior vice president and chief marketing officer. Effective as of December 30, 2006, Mr. Jones has served as the regional CEO of the Company’s California region.

Employment Arrangements

David L. Eslick Employment Agreement

On January 22, 2002, the Company entered into an employment agreement, which was renewed on January 1, 2007, for an additional five years, with David L. Eslick. Under the agreement, Mr. Eslick shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Eslick terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Eslick his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Eslick a three-year severance (equal to the sum of (1) his then adjusted base salary plus (2) the higher of target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred or his bonus for the immediately preceding year and (iii) provide Mr. Eslick with healthcare coverage for three years from the date of termination or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Eslick if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $3,628,560.

Edward J. Bowler Employment Agreement

On January 22, 2002, the Company entered into an employment agreement, which was renewed on January 1, 2007, for an additional five years, with Edward J. Bowler. Under the agreement, Mr. Bowler shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Bowler terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Bowler his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Bowler a two-year severance (equal to the sum of (1) his then adjusted base salary plus (2) the higher of target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred or his bonus for the immediately preceding year and (iii) provide Mr. Bowler healthcare coverage for two years from the date of termination or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Bowler if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $899,040.

Ernest J. Newborn, II Employment Agreement

On January 22, 2002, the Company entered into an employment agreement, which was renewed on January 1, 2007, for an additional five years, with Ernest J. Newborn, II. Under the agreement, Mr. Newborn shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Newborn terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Newborn his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Newborn a two-year severance (equal to the sum of (1) his then adjusted base salary plus (2) the higher of target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred or his bonus for the immediately preceding year and (iii) provide Mr. Newborn with healthcare coverage for two years from the date of termination or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Newborn if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $902,849.

Robert S. Schneider Employment Agreement

On November 1, 2002, the Company entered into an employment agreement with Robert S. Schneider. Under the agreement, Mr. Schneider shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Schneider terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Schneider his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Schneider a one-year severance (equal to the sum of (1) his then adjusted base salary plus (2) the target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred and (iii) provide Mr. Schneider with healthcare coverage for one year from the date of termination or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Schneider if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $525,955.

Jeffrey L. Jones Employment Agreement

On December 30, 2006, the Company and Jeffrey L. Jones mutually agreed to terminate Mr. Jones’ existing employment agreement and enter into a new employment agreement. Under the new agreement, Mr. Jones shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within two years following such change of control, Mr. Jones terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Jones his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Jones a one-year severance (equal to the sum of (1) his then base salary plus (2) the amount of the target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred and (iii) provide Mr. Jones with healthcare coverage for one year from the date of termination or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Jones if he is terminated without cause or resigns for good reason within two years following the Merger (assuming his current base salary and target bonus remain the same) would be $604,520.

Philip E. Larson, III Employment Agreement

On January 26, 2004 the Company entered into an employment agreement with Philip E. Larson III. Under the agreement, Mr. Larson shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Larson terminates his employment thereunder due to the substantial diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Larson his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Larson a one-year severance equal to his then adjusted base salary for the year in which such termination occurred and (iii) provide Mr. Larson with healthcare coverage for one year or until he is covered under another employer’s plan (either through continued participation in the plan or reimbursement if not eligible). The agreement additionally provides that in the event of a termination by Mr. Larson for “good reason”, as described above, the severance amount shall include an additional payment equal to 60% of Mr. Larson ’s then adjusted base salary. The estimated cash severance payment payable to Mr. Larson if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $309,520 and $489,520, respectively.

Robert Nesbit Employment Agreement

On December 15, 2003 the Company entered into an employment agreement with Robert Nesbit. Under the agreement, Mr. Nesbit shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Nesbit terminates his employment thereunder due to the substantial diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Nesbit his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Nesbit a one-year severance (equal to the sum of (1) his then adjusted base salary plus (2) the higher of the target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred or his bonus for the immediately preceding year and (iii) provide Mr. Nesbit healthcare coverage for one year or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Nesbit if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $369,520.

Stewart H. Gibson Employment Agreement

On March 17, 2006, the Company entered into an employment agreement with Stewart H. Gibson. Under the agreement, Mr. Gibson shall have the right to terminate the agreement for “good reason,” if (i) there is a change of control (which includes the Merger), and (ii) within one year following such change of control, Mr. Gibson terminates his employment thereunder due to the material diminution of his duties and responsibilities. Upon termination for “good reason,” the Company shall (i) pay Mr. Gibson his unpaid base salary and business expenses remaining unpaid through the termination date, (ii) pay Mr. Gibson a 6 month severance (equal to the sum of (1) his then adjusted base salary plus (2) the target bonus set by the Board that he would have otherwise received (but for such termination) for the year in which such termination occurred and (iii) provide Mr. Gibson healthcare coverage for six months or until he is covered under another employer’s plan (either through continued participation in the plans or reimbursement if not eligible). The estimated cash severance payment payable to Mr. Gibson if he is terminated without cause or resigns for good reason within one year following the Merger (assuming his current base salary and target bonus remain the same) would be $211,010.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in connection with the Merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement with Parent or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or Parent. Parent has informed us that it is their intention to retain members of our existing management team with the Surviving Corporation after the Merger is completed. While there is the possibility that members of our management team may enter into new arrangements with Parent or their affiliates (or amend existing employment agreements) regarding employment with the Surviving Corporation and the right to purchase or participate in the equity of the Surviving Corporation or Parent, directly or indirectly, such matters are subject to negotiation and discussion and no terms or conditions have been agreed upon. By virtue of any such arrangements, unlike our other stockholders, these members of management will have an opportunity to participate in any growth of USI after the Merger. Parent has not yet determined the aggregate amount of the equity investment that management participants will be permitted to make or the specific investment opportunities that will be made available to any particular management participant.

Indemnification and Insurance

The Surviving Corporation has agreed to indemnify each of our present and former officers, directors and employees against all expenses, losses and liabilities incurred in connection with any claim, action, suit proceeding or investigation arising out of, relating to, or in connection with, any act or omission in their capacity as an officer, director or employee occurring on or before the effective time of the Merger.

The Merger Agreement requires that we purchase, immediately prior to the effective time of the Merger, a single payment run off policy or policies of directors’ and officers’ liability insurance in amounts and scope at least as favorable as the Company’s existing policies and with a claims period of six years from the effective time of the Merger for claims arising from facts or events that occurred on or prior to the effective time of the Merger; provided that the aggregate premium for such policy or policies may not exceed 200% of the aggregate annual premium paid by the Company for its current policies.

Continued Benefits

To the extent that any of our executive officers remain employed by the Surviving Corporation, they will be entitled to receive compensation and benefits following the Merger. Until December 31, 2007, Parent will or will cause the Surviving Corporation to provide, for those employees of the Company and the Company’s subsidiaries who continue as employees of Parent, base pay and employee benefits (including severance) that are no less favorable in the aggregate (excluding any equity or equity equivalent award opportunities and other equity based compensation), to those currently provided by the Company or the applicable Company subsidiary.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

This section discusses the material United States federal income tax consequences of the Merger to our stockholders who are U.S. Persons and whose shares of Common Stock are converted into the right to receive cash consideration of $17.00 per share in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders.

A “U.S. Person”, as we use the term in this proxy statement, is a beneficial owner of Common Stock who, for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation created and organized in or under the laws of the United States or any of its political subdivisions;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Common Stock, the tax treatment of a partner generally will depend on the status of the partners and the activities of the partnership. A partner of a partnership holding Common Stock should consult its tax advisor.

The discussion below applies only to beneficial owners who hold Common Stock as capital assets on the date on which the Merger is consummated and does not apply to:

•	stockholders who acquired Common Stock in connection with the exercise of employee stock options or otherwise as compensation;

•	stockholders who hold an equity interest, directly or indirectly, in Parent or the Surviving Corporation after the Merger;

•	stockholders who validly exercise their rights under Delaware law to object to the Merger;

•	stockholders who are subject to special tax rules, such as insurance companies, banks, financial institutions, broker-dealers, mutual funds, persons that mark-to-market their securities, persons that hold Common Stock as part of a “straddle,” “hedge” or “synthetic security transaction” (including a constructive sale or “conversion” transaction), or stockholders subject to the alternative minimum tax;

•	stockholders with a functional currency other than the U.S. dollar;

•	investors in partnerships, S Corporations or other pass-through entities; or

•	retirement plans and tax-exempt organizations.

The discussion below is based upon the U.S. Internal Revenue Code of 1986, as amended and regulations, rulings and judicial decisions thereunder, as in effect and interpreted as of the date of this proxy statement and does not take into account possible changes in these authorities or interpretations, any of which may be applied retroactively. This discussion does not address the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of Common Stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not include any description of the tax laws of any state, local or foreign government that may apply to our stockholders.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of Common Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, a stockholder whose shares of Common Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be calculated separately for each block of shares converted in the Merger (i.e., shares acquired at the same cost in a single transaction). If on the date on which the Merger is consummated the holding period for the shares of Common Stock of any U.S. person that is an individual, estate, or trust is more than one year, any gain recognized generally will be subject to U.S. federal income tax at a maximum rate of 15%. If the holding period for the shares of Common Stock of any U.S. Person that is an individual, estate, or trust is one year or less on the date on which the Merger is consummated, any gain will be subject to U.S. federal income tax at the same rate as ordinary income. There are limits on the deductibility of capital losses against ordinary income.

For corporations, capital gain is taxed at the same rate as ordinary income, and capital loss in excess of capital gain is not currently deductible against ordinary income.

Backup Withholding and Information Reporting

Cash consideration received by a stockholder that is an individual, estate, or trust in the Merger may be subject to backup withholding of tax at a 28% rate. Backup withholding generally will apply only if the U.S. person that is an individual, estate, or trust fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each U.S. person that is an individual, estate, or trust should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash received in the Merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares or options to purchase shares of Common Stock, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until USI and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. USI and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on January 26, 2007 and early termination was granted on February 2, 2007.

At any time before or after consummation of the Merger, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of USI. At any time before or after the consummation of the Merger, and notwithstanding the early termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of USI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

In addition to the foregoing requirements, the Merger cannot be completed until the Company’s subsidiary that engages in a broker-dealer business has applied to the NASD for approval of the indirect change in the equity ownership of the subsidiary due to the Company’s change of ownership and the NYSE has approved the affiliation of such subsidiary with NYSE member firms owned by The Goldman Sachs Group, Inc. The Company has an indirect subsidiary, USI Securities, Inc. (“USI Securities”), which is registered with the SEC as a broker-dealer and is a member of the NASD. USI Securities provides brokerage and wealth management services to employee benefit plans and business owners and packaged products such as group variable life insurance and mutual funds that complement the consulting and administrative services offered by other segments of the Company’s business. Because the Merger will result in the indirect transfer of ownership and control of USI Securities, NASD rules require the Company to file a membership continuance application at least 30 days before closing and receive approval to the indirect change in equity ownership of USI Securities. While NASD rules require the Department of Member Regulation to make a decision on the application within 180 days, USI believes that the NASD will render a decision approving the application in a shorter period because no material changes in the business or operations of USI Securities are contemplated in connection with the Merger.

The NYSE requires that certain affiliates of a member organization obtain approval as an “approved person” from the NYSE, including any affiliate that acts as a broker or dealer and is under common control with the member organization.

An applicant for “approved person” status must supply the exchange with certain information relating to its relationship and dealings with the member organization, its business and regulatory history, and its control persons and must demonstrate that it meets the standards prescribed by the exchange. USI Securities must become an “approved person” of Goldman, Sachs & Co. and certain other member organizations of the NYSE because such entities and USI Securities will be, as a result of the Merger, under the common control of The Goldman Sachs Group, Inc.

The Company and private equity funds sponsored by Goldman, Sachs & Co. have filed the necessary approval documents with the NASD and NYSE. “Approved persons” filings will also be made with the American Stock Exchange LLC (“AMEX”), if requested by AMEX. If not so requested, the parties will waive the condition to closing the Merger that requires AMEX approval. While there can be no assurance that the membership continuance and “approved person” applications will be approved by the NASD or the NYSE and the AMEX, if applicable, the Company believes that it will receive favorable treatment from these self-regulatory organizations.

Delisting and Deregistration of Common Stock

If the Merger is completed, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of the Company or the Common Stock.

Litigation Related to the Merger

On January 17, 2007, plaintiff Levy Investments Ltd. commenced a purported class action against the Company, its directors and GS Capital Partners alleging that GS Capital Partners pending acquisition of the Company is unfair to the Company’s stockholders, and purporting to assert claims for breach of fiduciary duty and aiding and abetting breach of fiduciary duty. In the lawsuit, captioned Levy Investments Ltd. v. USI Holdings Corp., et al. (Index No. 1011/07, N.Y. Sup. Ct., Westchester County), plaintiff asks the court to (a) declare that the action is properly maintainable as a class action, and certify the named plaintiff as class representative and its counsel as class counsel; (b) declare and decree that the Merger Agreement between the Company and entities affiliated with GS Capital Partners was entered into in breach of the fiduciary duties of the Board and is therefore unlawful and unenforceable; (c) enjoin further proceedings on the Merger Agreement; (d) enjoin the buyout unless and until procedures are implemented to obtain the highest possible price for the Company; (e) direct the Board to exercise its fiduciary duties to obtain a transaction which is in the best interests of the stockholders and the highest possible price is obtained; (f) direct the Board to exercise its fiduciary duty to disclose all material information in its possession concerning the buyout prior to the stockholder vote on the same; and (g) award plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees. Based on the facts known to date, the Company believes the claims asserted by the plaintiffs are without merit and intends to defend itself vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. It is not intended to provide you with any other factual information about us. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in confidential disclosure schedules provided by USI and Parent to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between USI and Parent rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement (or the summaries contained herein) as characterizations of the actual state of facts about USI or Parent. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 64.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into USI upon the terms, and subject to the conditions, of the Merger Agreement. As the Surviving Corporation, USI will continue to exist following the Merger. Upon consummation of the Merger, the directors of Merger Sub as set forth on a schedule delivered by Parent to USI will be the initial directors of the Surviving Corporation and the officers of USI will be the initial officers of the Surviving Corporation. All Surviving Corporation officers will hold their positions until their successors are duly elected and qualified or until the earlier of their resignation or removal.

We, Parent or Merger Sub may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on termination of the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 51.

Effective Time; Marketing Period

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger).

The parties are required to close the Merger no later than the first business day after the satisfaction or waiver of the conditions described under “— Conditions to the Merger” beginning on page 48, except that the parties will not be obligated to close the Merger until the earlier to occur of (i) a date during the Marketing Period specified by Parent on at least three business days’ notice to us, (ii) the final day of the Marketing Period and (iii) October 15, 2007 (the “Outside Date”); provided that such date will be extended to January 15, 2008 if the delay is due to a non-final order, decree or ruling prohibiting consummation of the Merger and a 90-day extension if the delay is due to the failure of one of the parties to make the required filings or receive all consents and approvals from the NASD, NYSE and AMEX.

For purposes of the Merger Agreement, “Marketing Period” means the first period of 35 consecutive days throughout which:

•	Parent has certain financial information required to be provided by the Company under the Merger Agreement in connection with Parent’s financing of the Merger; and

•	The Conditions to the Merger described under “Conditions to the Merger” beginning on page 48 shall be and remain satisfied;

provided that the Marketing Period shall end on any earlier date which is the third business day following the date the debt financing is consummated.

Merger Consideration

Each share of Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $17.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	shares held by holders who have properly demanded and perfected their appraisal rights;

•	shares held in treasury by the Company or held by any Company subsidiary;

•	restricted shares; and

•	shares that are acquired by Parent immediately prior to the effective time of the Merger pursuant to equity rollover commitments or other arrangements with stockholders of the Company, if any.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock (other than the excluded shares listed above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 61.

Treatment of Options and Other Awards

Stock Options.  Upon the consummation of the Merger, all outstanding options to acquire Common Stock under the Company’s equity incentive plans will become fully vested. All such options not exercised prior to the Merger will be cancelled and converted into the right to receive a cash payment equal to the number of shares of Common Stock underlying the options multiplied by the amount (if any) by which $17.00 exceeds the exercise price, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with holders of certain options to exchange, upon consummation of the Merger, some or all of their outstanding options for options to purchase shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

Restricted Shares.  Upon the consummation of the Merger, all restricted shares will vest and will be cancelled and converted into the right to receive a cash payment equal to the number of restricted shares multiplied by $17.00, without interest and less any applicable withholding taxes. Notwithstanding the foregoing, between January 15, 2007 and the effective time, Parent may enter into agreements with (i) holders of certain restricted shares, and (ii) employees of the Company or any Company Subsidiary who hold shares of Common Stock that are issued and outstanding immediately prior to the effective time, to exchange, upon consummation of the Merger, some or all of their restricted shares or shares of Common Stock, as applicable, for shares of common stock (or other class of equity) of Parent, directly or indirectly, on such terms as are reasonably acceptable to Parent.

Employee Stock Purchase Plan.

As of January 15, 2007, the Company will take all actions necessary so that the offering under the Company’s Employee Stock Purchase Plan which ends on March 31, 2007 is the last offering under such plan. No further elections to purchase shares of Common Stock may be made after January 15, 2007 under the plan and the maximum number of shares of Common Stock that may be purchased under the plan will not exceed 30,000.

Payment for the Shares of Common Stock

Parent will designate a paying agent reasonably acceptable to us to make payment of the merger consideration as described above. At or prior to the effective time of the Merger, Parent will, or will cause the Surviving Corporation to, deposit in trust with the paying agent the funds appropriate to pay the merger consideration to the stockholders and holders of options and restricted shares.

Following the effective time of the Merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of Common Stock.

As promptly as practicable after the effective time of the Merger, the Surviving Corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will pay you your merger consideration after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The Surviving Corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within 6 months following the effective time of the Merger, such cash will be returned to the Surviving Corporation upon demand.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by Parent, post a bond in an amount that Parent directs as indemnity against any claim that may be made against Parent in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, USI, Parent and Merger Sub each made representations and warranties relating to, among other things:

•	corporate status;

•	corporate power and authority to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities; and

•	information supplied for inclusion in this proxy statement.

In the Merger Agreement, Parent and Merger Sub also each made representations and warranties relating to:

•	the availability of the funds necessary to perform its obligations under the Merger Agreement;

•	their ownership of shares of Common Stock;

•	legal proceedings and governmental orders;

•	the solvency of the Surviving Corporation following the Merger;

•	the absence of any interest in USI’s competitors; and

•	the execution of a limited guarantee.

USI also made representations and warranties relating to:

•	subsidiaries;

•	capital structure;

•	documents filed with the SEC;

•	absence of certain changes or events since December 31, 2005;

•	legal proceedings, governmental orders and contingent commission inquiries;

•	undisclosed liabilities;

•	tax matters;

•	title to property;

•	insurance;

•	finder’s fees;

•	compliance with the Employee Retirement Income Securities Act of 1974, as amended, and other employee benefit matters;

•	labor matters;

•	intellectual property matters;

•	material contracts;

•	compliance with applicable laws and permits;

•	environmental matters;

•	contracts with affiliates;

•	state takeover statutes and the absence of a stockholder rights plan;

•	the receipt by the Special Committee of a fairness opinion from Lazard Frères & Co. LLC; and

•	the Investment Company Act of 1940, as amended.

Many of USI’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean any event, occurrence, state of facts, condition, change, development or effect that individually, or in the aggregate with all other events, occurrences, state of facts, conditions, changes, developments or effects, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole or (ii) would, or would reasonably be expected to, prevent the Company from consummating the Merger. A “Company Material Adverse Effect” specified in (i) above will not have occurred as a result of any event, occurrence, fact, condition, change, development or effect resulting from:

•	changes in general economic, financial or security market conditions;

•	changes in or events generally affecting the financial services industry, insurance and insurance services industries or insurance brokerage industry in which the Company or any of its subsidiaries participates (other than changes in applicable law, or the interpretation thereof by any governmental entity, relating to the payment of contingent commissions or any adverse developments in any regulatory investigations relating to contingent commissions (whether or not involving the Company) that, individually or in the aggregate, adversely affect, or are reasonably expected to adversely affect, the ability of insurance companies to pay, or insurance brokers to receive, contingent commissions, except to the extent that the payment or receipt of supplemental or similar compensation in lieu of contingent commissions is not prohibited and that such compensation is reasonably anticipated to produce revenue for the Company substantially equivalent to that produced by contingent commissions);

•	changes in law (other than changes in law related to contingent commissions) or changes in U.S. generally accepted accounting principles;

•	a worsening of current conditions caused by an act of terrorism or war or any natural disasters or any national or international calamity affecting the United States;

•	changes, in and of themselves, in the market price or trading volume of the shares of Common Stock on NASDAQ;

•	the loss of any employees who are producers; and

•	the announcement of the Merger Agreement and the transactions contemplated thereby, including the Merger;

except in the case of the first three bullets above, to the extent such changes or developments referred to therein have a substantially disproportionate impact on USI and our subsidiaries, taken as a whole, relative to other companies operating in the same industries in which the Company operates.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the consummation of the Merger, except as consented to in writing by Parent, we will:

•	conduct, and cause our subsidiaries to conduct, our business in the ordinary course consistent with past practices; and

•	use and cause each of our subsidiaries to use its reasonable best efforts to preserve intact our business organization, goodwill and relationships with third parties and to keep available the services of our current key employees.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or consented to in writing by Parent, we and our subsidiaries will not:

•	amend our organizational documents;

•	permit, declare or pay any dividend, issue any equity (other than for outstanding options) or redeem any shares of capital stock;

•	merge with or acquire the capital stock or assets of any other entity in which the purchase price exceeds $10 million in the aggregate;

•	sell, lease or encumber any asset in an amount in excess of $2 million in the aggregate;

•	incur or guarantee any indebtedness other than short term borrowings or in connection with any permitted acquisition;

•	(i) grant any bonus or increase the compensation of any director, officer or employee other than bonuses accrued for in the Company’s financial statements and (ii) grant merit increases in excess of 10% of an employee’s current salary, subject to a cap of 2% of the Company’s total payroll;

•	amend any employee benefit plan or any severance, consulting, retention or employment agreement;

•	hire or terminate any employee (excluding terminations for cause or if the severance payable is less than $750,000 individually or $2,000,000 in the aggregate);

•	change any accounting method or reporting method for taxes;

•	settle any tax claims, audits or investigations or make a request for a tax ruling;

•	settle any litigation, claim or obligation in excess of $1,000,000 in the aggregate, subject to the proviso that no settlement with a Governmental Entity may be entered into without Parent’s consent;

•	terminate or amend any standstill agreement;

•	terminate any insurance coverage;

•	enter into any “material contract,” non-competition agreement or new line of business;

•	modify or terminate any contract that is material to the business of the Company;

•	adopt a plan of liquidation, or adopt resolutions providing for or authorizing a liquidation, restructuring, recapitalization or reorganization;

•	waive the applicability of Section 203 of the Delaware General Corporation Law;

•	enter into or materially amend any agreement with an affiliate of the Company; or

•	agree to do any of the foregoing.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each party to the Merger Agreement has agreed to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done all things necessary, proper or advisable under applicable law to consummate the Merger, including the receipt of governmental and third party consents and approvals.

Financing

Cooperation of USI

We have agreed to, and have agreed to cause our subsidiaries and their respective representatives to, provide such reasonable cooperation as may be reasonably requested by Parent in connection with the arrangement of the debt financing, including:

•	participating in meetings, presentations, drafting sessions, due diligence sessions, “road shows” and sessions with rating agencies;

•	furnishing Parent and its financing sources as promptly as practicable (and no later than 35 days prior to the Outside Date) with certain financial information and other pertinent information regarding the Company;

•	assisting Parent and its financing sources in the preparation of offering documents and/or confidential information memoranda and materials for rating agency presentations;

•	reasonably cooperating with the marketing efforts of Parent and its financing sources;

•	providing and executing documents as may be reasonably requested by Parent including customary certificates, legal opinions, consents of accountants for use of their reports and customary representation letters;

•	reasonably facilitating the pledging of collateral and providing of guarantees;

•	using commercially reasonable efforts to obtain legal opinions, surveys and title insurance or documents as reasonably requested by Parent, including, amongst other things, commitment letters, underwriting or placement agreements, loan agreements and indentures; and

•	using our reasonable best efforts to cause our independent accountants to provide assistance to Parent, including providing comfort letters.

Debt and Equity Financing

Parent has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the debt financing on the terms and conditions described in the debt financing commitments, including using reasonable best efforts to:

•	maintain in effect the debt commitment letters (subject to certain replacement and amendment rights);

•	satisfy on a timely basis all conditions applicable to Parent and Merger Sub set forth in the definitive financing agreements that are within their control; and

•	enter into definitive agreements with respect to the debt financing on the terms and conditions contained in the debt financing commitments or on other terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent to consummate the Merger.

Subject to terms and conditions contained in the Merger Agreement, Parent is required to draw down on the debt financing if the conditions of the debt financing commitments are satisfied.

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt financing commitments, Parent is required to use its reasonable best efforts to promptly obtain alternative financing from alternative sources on terms that are not materially less beneficial to Parent than as contemplated by the debt commitment letters.

In the event that the ownership of Parent is offered or transferred or assigned in whole or in part (to the extent permitted under the equity financing commitment), Parent shall be responsible for causing the persons to whom such ownership is offered or transferred or assigned and the representatives of such persons to be bound by the restrictions contained in the confidentiality agreement and shall otherwise have the right to provide information regarding the Company and the Merger Agreement in connection with such transfer or assignment.

Existing Indebtedness

The Company has agreed to provide notices and to take such other actions, subject to the closing of the Merger, necessary to terminate the commitments under, and to permit Parent or Merger Sub to prepay all obligations under, the Company’s $285 million credit agreement dated as of March 24, 2006, as amended, entered into with JPMorgan Chase Bank, N.A. and various lending institutions on the closing date.

Parent and Merger Sub have agreed to pay all of the Company’s obligations under the above credit agreement on the closing date.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	any applicable waiting period under the HSR Act shall have expired or been terminated;

•	no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction issued by any governmental authority of competent jurisdiction that prohibits, restrains, renders illegal or enjoins consummation of the Merger shall be in effect;

•	Company, Parent and Merger Sub shall have made the filings and obtained the permits, authorizations, consents or approvals of the NASD, NYSE and AMEX; and

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the special meeting.

Conditions to Parent’s and Merger Sub’s Obligations.  The obligation of Parent and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties with respect to (i) corporate status, (ii) the Company’s subsidiaries that are brokers or dealers under the Securities Exchange Act of 1934, (iii) list of exchanges, boards of trade or other organizations on which any of the Company’s subsidiaries is a member or has trading privileges, (iv) corporate authority for the Merger Agreement, (v) absence of certain changes since December 31, 2005, (vi) absence of brokers entitled to payment by the Company in connection with the Merger (other than Lazard) and (vii) the non-applicability of state anti-takeover statutes must each be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger; provided that any representations made by us as of a specific date need only be true and correct in all respects as of the date made;

•	our representations and warranties with respect to (i) the Company’s ownership and the status of shares of capital stock or other equity interests of its subsidiaries and (ii) disclosure to Parent of certain information regarding contingent commission related matters must each be true and correct in all material respects; provided that any representations made by us as of a specific date need only be true and correct in all material respects as of the date made;

•	our representation and warranty with respect to the capitalization of the Company may not be incorrect by an amount in excess of 85,000 shares of Common Stock;

•	all other representations and warranties shall be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be true has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or would reasonably be expected to prevent the Company from consummating the Merger; provided that any representations made by us as of a specific date need only be true and correct in all respects as of the date made;

•	we must have performed in all material respects our obligations under the Merger Agreement;

•	we must have delivered to Parent and Merger Sub a certificate of our chief executive officer and chief financial officer with respect to the satisfaction of the conditions relating to representations, warranties, obligations, covenants and agreements;

•	producers, who are employees, who, in the aggregate, accounted for 10% or more of our net fees and commissions for the 12 months ended December 31, 2006 shall not have given their notice of termination as of the closing date; and

•	stockholders representing greater than 10% of the outstanding shares of Common Stock shall not have exercised appraisal rights.

Conditions to USI’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following further conditions:

•	the representations and warranties made by Parent and Merger Sub with respect to (i) corporate status and (ii) corporate authority for the Merger Agreement must each be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct in all respects as of the date made;

•	all other representations and warranties shall be true and correct in all respects as of the date of the Merger Agreement and as of the effective time of the Merger (without giving effect to any qualification as to materiality or material adverse effect set forth in such representations and warranties), except where the failure to be true and correct would not reasonably be expected to prevent Parent and Merger Sub from consummating the Merger; provided that any representations made by Parent and Merger Sub as of a specific date need only be true and correct in all respects as of the date made;

•	Parent and Merger Sub must have performed in all material respects their obligations under the Merger Agreement; and

•	Parent and Merger Sub must deliver to the Company a certificate of an executive officer with respect to the satisfaction of the conditions relating to representations, warranties, obligations, covenants and agreements.

Restrictions on Solicitations of Other Offers

From and after the date of the Merger Agreement, we have agreed not to:

•	solicit, initiate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an alternative transaction proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, any alternative transaction proposal.

Notwithstanding the foregoing restrictions, at any time prior to obtaining the approval of the Merger Agreement by our stockholders, we are permitted to furnish information to or engage in discussions or negotiations with a party if:

•	we receive an unsolicited bona fide written alternative transaction proposal from such party;

•	we first provide written notice of such action to Parent;

•	our Board (and the Special Committee) determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the directors’ fiduciary duties under applicable law;

•	our Board (and the Special Committee) has determined in good faith and after consultation with its financial advisor and legal counsel that such alternative transaction proposal constitutes or is reasonably likely to constitute a superior proposal; and

•	we have not breached the non-solicitation provision of the Merger Agreement.

In such cases, we will not, and will not allow our representatives to, disclose any non-public information to such person without entering into a confidentiality agreement that contains provisions that are no less favorable to us than those contained in the confidentiality agreement entered into with GS Capital Partners. Also, we will promptly provide to Parent any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to Parent.

An “alternative transaction proposal” means any inquiry, proposal or offer, written or oral, from any person relating to, or that could reasonably be expected to lead to:

•	any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company;

•	the Company’s acquisition of any third party in which the shareholders of the third party immediately prior to consummation of such transaction will own more than 15% of the Company’s outstanding capital stock immediately following such transaction;

•	any direct or indirect acquisition or purchase that constitutes 15% or more of the assets or properties of the Company and its subsidiaries, taken as a whole, or that has a transaction value that equals or exceeds 15% of the aggregate merger consideration;

•	any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company; or

•	any other transaction having a similar effect to those described above.

A “superior proposal” means a bona fide unsolicited written alternative transaction proposal not arising from a breach of the non-solicitation obligations under the Merger Agreement that our Board (upon the recommendation of the Special Committee) concludes in good faith by a majority vote (after consultation with its financial advisors and outside legal counsel):

•	is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal;

•	for which financing, to the extent required, is then committed; and

•	is otherwise on terms that our Board (upon the recommendation of the Special Committee) has determined in good faith by majority vote (after consultation with its financial advisor and outside counsel) is superior, from a financial point of view, to the transactions contemplated by the Merger Agreement.

For purposes of the definition of “superior proposal,” all references to “15%” in the definition of alternative transaction proposal shall be deemed to be a reference to “50%.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Merger Agreement requires us to promptly and duly call, give notice of, convene and hold a meeting of our stockholders as soon as reasonably practicable after the SEC clears the proxy statement to adopt the Merger Agreement. In this regard, our Board has resolved to recommend that our stockholders adopt the Merger Agreement. However, our Board (acting through the Special Committee) may, at any time prior to the adoption of the Merger Agreement by our stockholders, withdraw (or amend or modify in a manner adverse to Parent), or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), its recommendation that the stockholders of the Company adopt the Merger Agreement or recommend, adopt or approve or publicly propose to recommend, adopt or approve any alternative transaction proposal or terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal if we receive a bona fide written alternative transaction proposal which our Board and the Special Committee:

•	determines in good faith, after consultation with its financial advisors and outside counsel, is a superior proposal (after giving effect, to any adjustments to the terms of the Merger Agreement offered by Parent); and

•	determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under applicable law.

To the extent our Board proposes to take the foregoing actions with regard to its recommendation, it may only do so after:

•	giving written notice to Parent at least 5 business days in advance of its intention to change its recommendation or terminate the Merger Agreement; and

•	negotiating in good faith during such 5-day period with Parent (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that such alternative transaction proposal ceases to constitute a superior proposal.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless the Merger Agreement has been or is concurrently terminated in accordance with its terms and we have concurrently paid to Parent the $41 million termination fee as described in further detail in “— Termination Fees and Expenses” beginning on page 52.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of USI and Parent;

•	by either USI or Parent if:

•	there is any final and nonappealable order, decree or ruling that restrains, enjoins or otherwise prohibits the Merger, but only to the extent the party seeking to terminate for this reason shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants;

•	the Merger is not consummated on or before the Outside Date; or

•	our stockholders, at the special meeting or at any adjournment or postponement thereof at which the Merger Agreement was voted on, fail to adopt the Merger Agreement;

•	by USI if:

•	Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the earlier of 30 days after written notice is given by USI to Parent or 1 business day prior to the Outside Date; provided that USI is not in material breach of the Merger Agreement so as to cause certain of the closing conditions relating to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied;

•	all mutual closing conditions and conditions to the obligations of Parent and Merger Sub have been satisfied and Parent does not consummate the Merger within 5 calendar days after the end of the Marketing Period; or

•	prior to obtaining stockholder approval, USI terminates the Merger Agreement in order to enter into an agreement with respect to a superior proposal, and USI has complied with the non-solicitation provision of the Merger Agreement (see “— Restrictions on Solicitations of Other Offers” and “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 50 and 51, respectively);

•	by Parent if:

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is incapable of being cured by the earlier of 30 days after written notice is given by Parent to USI or 1 business day prior to the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of the Merger Agreement so as to cause certain of the closing conditions relating to the Company’s obligations to consummate the Merger not to be satisfied;

•	our Board or the Special Committee (i) withdraws or qualifies (or amends or modifies in a manner adverse to Parent) or publicly proposes to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Board or the Special Committee of the Merger Agreement, or the Merger or the other transactions contemplated by the Merger Agreement or (ii) recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any alternative transaction proposal;

•	the Company is in material breach of its covenant to recommend adoption of this Agreement and include in this proxy statement such recommendation;

•	the Company is in material breach of its non-solicitation covenant (see “— Restrictions on Solicitations of Other Offers” and “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 50 and 51, respectively); or

•	the Company does not promptly convene its stockholder meeting and use its reasonable best efforts to obtain stockholder approval, within 15 business days of being notified by Parent of a breach of such obligation.

Termination Fees and Expenses

Payable by USI

We must pay a $41 million termination fee if:

•	we terminate the Merger Agreement prior to the special meeting in order to enter into a definitive agreement in connection with a superior proposal;

•	prior to the Company’s stockholder meeting (i) there is an alternative transaction proposal, (ii) the Merger Agreement is terminated by Parent or the Company because the Merger is not approved by the holders of at least a majority of the shares of Common Stock outstanding and (iii) within 12 months of such termination the Company enters into an agreement to consummate, or consummates, any alternative transaction proposal;

•	the Merger Agreement is terminated by Parent because our Board or the Special Committee (i) withdraws or qualifies (or amends or modifies in a manner adverse to Parent) or publicly proposes to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Board or the Special Committee of the Merger Agreement, or the Merger or the other transactions contemplated by the Merger Agreement or (ii) recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any alternative transaction proposal;

•	the Merger Agreement is terminated by Parent because the Company is in material breach of its covenant to recommend adoption of this Agreement and include in this proxy statement such recommendation;

•	the Merger Agreement is terminated by Parent because the Company is in material breach of its non-solicitation covenant (see “— Restrictions on Solicitations of Other Offers” and “— Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on pages 50 and 51, respectively);

•	the Merger Agreement is terminated by Parent because the Company does not promptly convene its stockholder meeting and use its reasonable best efforts to obtain stockholder approval, within 15 business days of being notified by Parent of a breach of such obligation; or

•	the Merger Agreement is terminated by Parent because (i) the Company is in material breach of the Merger Agreement, (ii) prior to such termination, an alternative transaction proposal is made and (iii) any alternative transaction proposal is consummated within 12 months of such termination.

For purposes of determining whether Parent is entitled to a termination fee, all references to 15% in the definition of “alternative transaction proposal” shall be deemed to be a reference to 25%.

Payable by Parent

Parent must pay a $25.7 million termination fee if the Company terminates the Merger Agreement because Parent or Merger Sub is in material breach of any representation, warranty, covenant or agreement which results in the failure of a closing condition or if Parent fails to consummate the merger within five calendar days of the expiration of the Marketing Period.

Liability Cap

In no event will the Company be entitled to monetary damages in excess of $25.7 million in the aggregate (including payment by Parent of the termination fee described above, if applicable) for losses and damages arising out of breach of the Merger Agreement.

Indemnification and Insurance

Parent shall or shall cause the Surviving Corporation to maintain the Company’s existing indemnification provisions as of the date of the Merger Agreement with respect to present and former directors, officers, employees and agents of the Company and all other persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the effective time of the Merger to the fullest extent permitted or required under applicable law, the Company’s constituent documents in effect on the date of the Merger Agreement and indemnification agreements of the Company or its subsidiaries in effect on the date of the Merger Agreement for a period of not less than 6 years after the effective time of the Merger and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

Immediately prior to the effective time of the Merger, Parent shall or shall cause the Surviving Corporation to purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance which shall remain in effect for 6 years after the effective time of the Merger covering the persons currently covered by the

Company’s existing directors’ and officers’ liability insurance policies for claims arising in respect of acts or omissions occurring prior to the effective time (but only in respect thereof) in amount and scope at least as favorable, in the aggregate, as the Company’s existing policies. The premium for such run-off policy or policies shall not exceed 200% of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ liability insurance policies. If such run-off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of 200% of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to 200% of such amount.

Employee Benefits

Until December 31, 2007, Parent will, or will cause the Surviving Corporation or any of their respective subsidiaries, to provide, for those employees of the Company and its subsidiaries who continue as employees of Parent, the Surviving Corporation or any of their respective subsidiaries, base pay and employee benefits (including severance benefits) that are no less favorable in the aggregate (excluding any equity or equity equivalent award opportunities and other equity based compensation, except as otherwise agreed by Parent or the Surviving Corporation) to those currently provided by the Company or the applicable Company subsidiary to such employees.

For purposes of determining eligibility to participate and vesting under any benefit plan of Parent, the Surviving Corporation or any of their respective subsidiaries, employees of the Company shall receive service credit for service with the Company and its subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company benefit plans, except to the extent any such service credit is not recognized under the new plans for other employees or to the extent such service credit would result in the duplication of benefits. Each employee of the Company shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all new plans to the extent that coverage under the new plan replaces coverage under a Company benefit plan and such employee has satisfied all waiting time and other eligibility requirements under the old plan For purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any employee of the Company, Parent shall cause (i) all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents and (ii) any expenses incurred by any employee of the Company and his or her covered dependents during the portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

From and after the effective time of the Merger, Parent shall and shall cause the Surviving Corporation to, assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) with employees or independent contractors of the Company and its subsidiaries.

Amendment, Extension and Waiver

The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The Company will not be entitled to seek an injunction to prevent breaches of the Merger Agreement or to enforce specifically the terms of the Merger Agreement, except for enforcing the terms of the confidentiality agreement between GS Capital Partners VI, LP and the Company, dated October 20, 2006 (including if ownership of Parent is offered or transferred or assigned in whole or in part). Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof.

ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of shares of Common Stock present or represented and voting in favor of the adoption of the Merger Agreement is insufficient to adopt the Merger Agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our Board to continue to solicit additional proxies in favor of the adoption of the Merger Agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the Merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the Board to vote in favor of adjourning the special meeting and any later adjournments. If the USI stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to adopt the Merger Agreement, including the solicitation of proxies from USI stockholders that have previously voted against the Merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to adopt the Merger Agreement, we could adjourn the special meeting without a vote on the proposal to adopt the Merger Agreement and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the Merger Agreement.

The adjournment proposal requires more votes of Common Stock in favor of the adjournment proposal than against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the Merger Agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The Board believes that if the number of shares of Common Stock present or represented at the special meeting and voting in favor of the proposal to adopt the Merger Agreement is insufficient to adopt the Merger Agreement, it is in the best interests of the USI stockholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to adopt the Merger Agreement.

The Board recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

MARKET PRICE OF COMMON STOCK

Our Common Stock is traded on NASDAQ under the symbol “USIH.” The table below sets forth by quarter, since the beginning of the Company’s fiscal year ended December 31, 2004, the intra-day high and low sales prices of our Common Stock on NASDAQ. The Company has not paid any dividends during that period.

	Market Price
	High	Low

Fiscal year ended December 31, 2004
First Quarter	$15.05	$12.51
Second Quarter	$16.70	$14.14
Third Quarter	$16.14	$12.44
Fourth Quarter	$14.00	$9.52
Fiscal year ended December 31, 2005
First Quarter	$12.01	$10.98
Second Quarter	$13.02	$10.95
Third Quarter	$13.17	$11.05
Fourth Quarter	$14.20	$12.37
Fiscal year ended December 31, 2006
First Quarter	$16.16	$13.00
Second Quarter	$16.22	$12.57
Third Quarter	$13.91	$11.64
Fourth Quarter	$16.12	$13.22
Fiscal year ended December 31, 2007
First Quarter (through February 27, 2007)	$16.74	$14.73

On January 12, 2007, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of the Common Stock as reported on NASDAQ was $15.55. On February 27, 2007, the last full trading day prior to the date of this proxy statement, the closing price of the Common Stock as reported on NASDAQ was $16.67

You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of shares of Common Stock, which is the Company’s only class of voting stock, as of February 27, 2007, by:

•	each person known by the Company to own beneficially more than 5% of the shares of Common Stock;

•	each of the Company’s directors;

•	the Company’s named executive officers; and

•	all of the Company’s directors and executive officers as a group.

As of February 27, 2007, the number of outstanding shares of Common Stock was 58,476,786. The amounts and percentages of the shares of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. Unless otherwise indicated below, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Persons Known to Own More Than 5% of the shares of Common Stock Outstanding

		Shares of Common	Percentage
		Stock Beneficially	Beneficially
Name of Beneficial Owner	Address	Owned	Owned(1)

Capital Z Financial Services Fund II, L.P.(2)	230 Park Avenue South, 11th Floor New York, NY 10003	9,514,878	16.3%
Lord, Abbett & Co. LLC(3)	90 Hudson Street, 11th Floor Jersey City, NJ 07302	3,952,699	6.8%
Wasatch Advisors, Inc.(4)	150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111	3,739,395	6.4%
MSD Capital, L.P.(5)	645 Fifth Avenue, 21st Floor New York, NY 10022-5910	3,712,696	6.3%
Reed Conner & Birdwell, LLC(6)	11111 Santa Monica Boulevard, Suite 1700 Los Angeles, CA 90025	2,950,603	5.0%

Director and Executive Officer Common Stock Ownership

		Shares of Common	Percentage
		Stock Beneficially	Beneficially
Name of Beneficial Owner	Position	Owned	Owned

David L. Eslick(7)(8)	Chairman of the Board, President and Chief Executive Officer	757,975	1.3%
William L. Atwell(7)	Director	5,549	*
Ronald E. Frieden(8)	Director	19,221	*
Thomas A. Hayes(8)	Director	33,096	*
L. Ben Lytle(8)	Director	28,140	*
Robert A. Spass(8)(9)	Director	9,856,958	16.9%
Robert F. Wright(8)	Director	35,362	*
Robert S. Schneider(7)(8)	Executive Vice President and Chief Financial Officer	176,101	*
Jeffrey L. Jones(7)(8)(11)	Senior Vice President and Chief Marketing Officer	421,952	*
Philip E. Larson, III(7)(8)	Senior Vice President, Operations	94,463	*
Robert J. Nesbit(7)(8)	Senior Vice President and Chief Human Resources Officer	38,458	*
Ernest J. Newborn, II(7)(8)	Senior Vice President, General Counsel and Secretary	212,692	*
Directors and executive officers as a group 14 people(7)(8)(10)		11,856,134	19.7%

*	denotes less than one percent

(1)	Applicable percentage of ownership is based on 58,476,786 shares of Common Stock outstanding on February 27, 2007.

(2)	Based upon the information contained in a Schedule 13D filed on October 25, 2006, the following persons beneficially own in the aggregate 9,514,878 shares of Common Stock:

	Shares	Sole	Shared	Sole	Shared
	Beneficially	Voting	Voting	Dispositive	Dispositive
Shareholder	Owned	Power	Power	Power	Power

Capital Z Financial Services Fund II, L.P.	9,464,573	9,464,573	0	9,464,573	0
Capital Z Financial Services Private Fund II, L.P.	50,305	50,305	0	50,305	0
Capital Z Partners, L.P.	9,514,878	9,514,878	0	9,514,878	0
Capital Z Partners, Ltd.	9,514,878	9,514,878	0	9,514,878	0

(3)	Based upon the information contained in a Schedule 13G/A filed on February 14, 2007 by Lord, Abbett & Co., LLC.

(4)	Based upon the information contained in a Schedule 13G filed on February 14, 2005 by Wasatch Advisors, Inc.

(5)	Based upon the information contained in a Schedule 13G/A filed on February 14, 2007, the following persons beneficially own in the aggregate 3,712,696 shares of Common Stock:

	Shares	Sole	Shared	Sole	Shared
	Beneficially	Voting	Voting	Dispositive	Dispositive
Shareholder	Owned	Power	Power	Power	Power

MSD Capital, L.P.	3,712,696	0	3,712,696		3,712,696
MSD Torchlight, L.P.	980,916	0	980,916		980,916
MSD SBI, L.P.	1,358,356	0	1,358,356		1,358,356
MSD Value Investments, L.P.	1,373,424	0	1,373,424		1,373,424

(6)	Based upon the information contained in a Schedule 13D filed on November, 20 2006 by Reed Conner & Birdwell, LLC (“RCB”). RCB is the beneficial owner of 2,950,603 shares of Common Stock. RCB has shared voting power over 2,950,603 shares of Common Stock and shared dispositive power over 2,950,603 shares of Common Stock.

(7)	Includes restricted stock held as follows: 77,863 shares held by Mr. Eslick; 2,740 shares held by Mr. Atwell; 23,731 shares held by Mr. Schneider; 22,867 shares held by Mr. Jones; 12,453 shares held by Mr. Newborn; 10,077 shares held by Mr. Larson; and 11,724 shares held by Mr Nesbit.

(8)	Includes shares of stock that are held directly or indirectly for the benefit of such individuals or jointly, or directly or indirectly for members of such individuals’ families, with respect to which beneficial ownership in certain cases may be disclaimed. Also includes shares of stock which may be acquired within sixty days of February 8, 2007, through the exercise of stock options as follows: Mr. Eslick, 631,922 shares; Mr. Frieden, 10,000 shares; Mr. Hayes, 12,000 shares; Mr. Lytle, 7,500 shares; Mr. Spass, 28,000 shares; Mr. Wright, 12,000 shares; Mr. Schneider, 151,112 shares; Mr. Jones, 292,781 shares; Mr. Newborn, 188,560 shares; Mr. Larson, 71,270 shares; and Mr. Nesbit, 27,874 shares.

(9)	Mr. Spass owns 304,000 shares. Because Mr. Spass is the Chairman and CEO of Capital Z Management LLC, he may be deemed to beneficially own 10,080 shares of Common Stock and 28,000 options to acquire shares of Common Stock owned by Capital Z Management, LLC. Mr. Spass disclaims beneficial ownership of these shares and options, except to the extent of his pecuniary interest therein. Because Mr. Spass is a partner of Capital Z Financial Services Fund II, L.P., he may be deemed to beneficially own shares owned by Capital Z Financial Services Fund II, L.P. and its affiliates. All such other shares are beneficially owned as described in footnote (2), and Mr. Spass disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(10)	Includes restricted stock held as follows: 12,453 shares held by Mr. Bowler; Includes shares of stock which may be acquired within sixty days of February 8, 2007 through the exercise of stock options as follows: Mr. Bowler, 150,126 shares; and Mr. Gibson, 2,500 shares.

(11)	From December 2002 until December 30, 2006, Mr. Jones served as the Company’s senior vice president and chief marketing officer. Effective as of December 30, 2006, Mr. Jones has served as the regional CEO of the Company’s California region.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to USI Holdings Corporation, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510 Attention: Senior Vice President, General Counsel and Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Common Stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the Surviving Corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of Common Stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the Surviving Corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the Surviving Corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2007 annual meeting of stockholders. Any stockholder proposals to be considered timely for inclusion in the proxy statement for the 2007 annual meeting must be submitted in writing to Ernest J. Newborn, II, Senior Vice President, General Counsel and Secretary, USI Holdings Corporation, 555 Pleasantville Road, Suite 160 South, Briarcliff Manor, NY 10510 and must have been received no later than December 27, 2006. If the date of the 2007 annual meeting of stockholders is moved more than 30 days before or after the anniversary date of the 2006 annual meeting of stockholders, the deadline for inclusion is instead a reasonable time before USI begins to print and mail its proxy materials. Such proposals must also comply with the SEC’s rules concerning the inclusion of stockholder proposals in company-sponsored proxy materials as set forth in Rule 14a-8 promulgated under the Exchange Act and our bylaws.

Unless we indicate otherwise at a later date, in order for a stockholder proposal to be raised from the floor during the 2007 annual meeting of stockholders, the stockholder’s written notice must be received by our Senior Vice President, General Counsel and Secretary by March 12, 2007. Please note that these requirements relate only to matters a stockholder wishes to bring before the 2007 annual meeting and that are not to be included in the proxy statement for the 2007 annual meeting.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the proxy statement, please contact Mellon Investor Services LLC either by calling 1-800-837-9054, or by writing to Mellon Investor Services, Newport Office Center VII, 480 Washington Blvd, Jersey City, NJ 07310. Upon written or oral request to Mellon Investor Services LLC, they will provide separate copies of the proxy statement. In addition, security holders sharing an address can request delivery of a single copy of the proxy statements if you are receiving multiple copies upon written or oral request to Mellon Investor Services LLC at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents USI files with the SEC by going to the “Investors Relations” section of our website at www.usi.biz. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NASD, Listing Section, 1735 K Street, Washington D.C. 20006.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request additional copies of the proxy statements, without charge, by written request directed to Mellon Investors Services LLC, Newport Office Center VII, 480 Washington Blvd, Jersey City, NJ 07310, on the Company’s website at www.usi.biz or from the SEC through the SEC’s website at the address provided above.

This proxy does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained or incorporated by reference in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated February 28, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

USI HOLDINGS CORPORATION,

COMPASS ACQUISITION HOLDINGS CORP.

and

COMPASS MERGER SUB INC.

Dated as of January 15, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 15th day of January, 2007 by and among USI Holdings Corporation, a Delaware corporation (the “Company”), Compass Acquisition Holdings Corp., a Delaware corporation (“Parent”), and Compass Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Special Committee (as hereinafter defined) has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommended to the board of directors of the Company (the “Company Board”) that it adopt and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Board recommend approval of this Agreement by the Company’s stockholders and (iv) directed that this Agreement be submitted to the Company Board for its adoption and recommendation that the Company’s stockholders approve this Agreement;

WHEREAS, the Company Board (upon the recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) recommended that the Company’s stockholders approve this Agreement;

WHEREAS, the board of directors of Merger Sub has unanimously adopted this Agreement and the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, has approved this Agreement and the transactions contemplated hereby, including the Merger;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, GS Capital Partners VI, L.P., GS Capital Partners VI Offshore, L.P., GS Capital Partners VI GmbH & Co. KG, and GS Capital Partners VI Parallel, L.P., each an affiliate of Parent and Merger Sub (“Guarantors”), have entered into a Limited Guarantee, dated as of the date hereof, in favor of the Company with respect to the obligations of Parent and Merger Sub arising under, or in connection with, this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions.  For purposes of this Agreement, the following terms have the respective meanings set forth below:

(a) Certain Terms.  Whenever used in this Agreement (including in the Company Disclosure Letter and the Parent Disclosure Letter), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

“Advisers Act” means the Investment Advisers Act of 1940 and the rules and regulations of the SEC thereunder, as amended.

“Affiliate” means any Person that, directly or indirectly, controls, is controlled by or is under common control with another Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Alternative Transaction Proposal” means any inquiry, proposal or offer, written or oral, from any Person relating to, or that could reasonably be expected to lead to: (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction (any of the above, a “Business Combination Transaction”) involving the Company; (ii) the Company’s acquisition of any Person (a “Third Party”) in a Business Combination Transaction in which the shareholders of the Third Party immediately prior to consummation of such Business Combination Transaction will own more than fifteen percent (15%) of the Company’s outstanding capital stock immediately following such Business Combination Transaction, including the issuance by the Company of more than fifteen percent (15%) of any class of its voting equity securities as consideration for assets or securities of a Third Party; (iii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any Company Subsidiary, of assets or properties (x) that constitute fifteen percent (15%) or more of the assets or properties of the Company and the Company Subsidiaries, taken as a whole, or (y) that have a transaction value that equals or exceeds fifteen percent (15%) of the aggregate Merger Consideration; (iv) any direct or indirect acquisition or purchase, in a single transaction, or series of related transactions, of fifteen percent (15%) or more of any class of equity securities of the Company; or (v) any other transaction having a similar effect to those described in clauses (i) — (iv), in each case other than the Merger and the transactions contemplated by this Agreement.

“AMEX” means American Stock Exchange Inc.

“Applicable Law” means, with respect to any party, any applicable order, law, regulation, rule, ordinance, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any party to this Agreement, or any of its Affiliates, Subsidiaries, properties or assets, as the case may be.

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in the City of New York are permitted or obligated by law to be closed for regular banking business.

“Common Share” means one share of common stock, par value $0.01 per share, of the Company.

“Company Adviser Subsidiary” means any Company Subsidiary that conducts activities of an investment adviser as such term is defined in Section 2(a)(11) of the Advisers Act, whether or not registered under the Advisers Act.

“Company Benefit Plans” means each U.S. or non-U.S. employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement and contract, written or oral, whether legally enforceable or not) for the benefit of any current or former officer, employee, agent, field underwriter, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained, contributed to, or required to be contributed to, by the Company, any of the Company Subsidiaries, or with respect to which any of them could incur liability or have any obligations or responsibility.

“Company Broker Dealer Subsidiary” means any Company Subsidiary that conducts activities of a broker or dealer, as such terms are defined in the Exchange Act, whether or not registered under Section 15 of the Exchange Act.

“Company Credit Agreement” means the Credit Agreement, dated as of March 24, 2006, among the Company, Various Lending Institutions and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended.

“Company Equity Plan” means the Company’s Amended and Restated 2002 Equity Incentive Plan and any other plan pursuant to which outstanding Options and Restricted Shares have been granted.

“Company Joint Venture” means, with respect to the Company or any Company Subsidiary, any Person in which the Company or any Company Subsidiary, directly or indirectly, owns an equity interest that is not a Company Subsidiary.

“Company Material Adverse Effect” means any event, occurrence, state of facts, condition, change, development or effect that individually, or in the aggregate with all other events, occurrences, state of facts, conditions, changes, developments or effects, (A) is, or would reasonably be expected (A) to be, materially adverse to the business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, except to the extent that such event, occurrence, fact, condition, change, development or effect results from, alone or in combination, (i) changes in general economic conditions, (ii) general changes in financial or security market conditions, (iii) changes in or events generally affecting the financial services industry, insurance and insurance services industries or insurance brokerage industry in which the Company or any Company Subsidiary participates (other than changes in Applicable Law, or the interpretation thereof by any Governmental Entity, relating to the payment of Contingent Commissions or any adverse developments in any regulatory investigations relating to Contingent Commissions (whether or not involving the Company) that, individually or in the aggregate, adversely affect, or are reasonably expected to adversely affect, the ability of insurance companies to pay, or insurance brokers to receive, Contingent Commissions, except to the extent that the payment or receipt of supplemental or similar compensation in lieu of Contingent Commissions is not prohibited and that such compensation is reasonably anticipated to produce revenue for the Company substantially equivalent to that produced by Contingent Commissions), (iv) changes in U.S. GAAP or Applicable Law (other than changes in Applicable Law referred to in the parenthetical phrase in clause (iii) of this definition) after the date of this Agreement, (v) a worsening of current conditions caused by an act of terrorism or war or any natural disasters or any national or international calamity affecting the United States, (vi) changes, in and of themselves, in the market price or trading volume of the Common Shares on the NASDAQ National Market (provided that any event, occurrence, state of facts, condition, change, development or effect causing or contributing to such changes may be considered in determining whether there is or is reasonably likely to be a Company Material Adverse Effect), (vii) the loss of any employees who are coded as a producer on the books and records (including electronic databases) of the Company and the Company Subsidiaries, and (viii) the announcement of this Agreement and the transactions contemplated hereby; provided, however, in the cases of clauses (i) — (v) above, such event, occurrence, fact, condition, change, development or effect shall not be excluded from any determination of whether a Company Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, change, development or effect would have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the financial services, insurance and insurance services industries or brokerage companies generally or (B) would, or would reasonably be expected, to prevent the Company from consummating the Merger.

“Company Related Person” means any trade or business, whether or not incorporated, that, together with the Company or any of the Company Subsidiaries, is, or would have been treated as a single employer under Section 414 of the Code.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation and by-laws of such entity, or any similar organizational documents of such entity.

“Contingent Commissions” means any compensation paid to a Producer in relation to insurance which is contingent upon any Producer: (i) placing a particular number of policies or a dollar value of premium with an insurer; (ii) achieving a particular level of growth in the number of policies placed or a particular dollar value of premium with an insurer; (iii) meeting a particular rate of retention or renewal of policies in force with an insurer; (iv) placing or keeping a sufficient insurance business with an insurer to achieve a particular loss ratio or any other measure of profitability; (v) providing preferential treatment in the placement process, including but not limited to the giving of last looks, first looks, rights of first refusal, or limiting the number of quotes sought from insurers for insurance placements; or (vi) obtaining anything else of material value for an insurer.

“Encumbrance” means any mortgage, claim, security interest, encumbrance, license, lien, charge, option, right of first refusal or of first offer or other similar restriction or limitation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder, as amended.

“Governmental Entity” means any court or tribunal or administrative, governmental or regulatory body, agency, commission, board, legislature, instrumentality, division, department, public body or other authority of any nation or government or any political subdivision thereof, whether foreign or domestic and whether national, supranational, state or local and any self-regulatory organization.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means trademarks, service marks, trade names, assumed names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), together with all goodwill related to the foregoing; patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered) and works of authorship; Internet domain names; computer programs and software (including source code, object code and executables); mask works; data and databases; technology; trade secrets and other confidential information; and know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, and methodologies.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” or “Knowledge” when used in reference to the Company, means the actual knowledge, after due inquiry, of the individuals set forth in Section 1.1(a) of the Company Disclosure Letter as of the date hereof.

“Losses” means any claim, liability, loss, fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means the New York Stock Exchange, Inc.

“Option” means each option to purchase Common Shares granted pursuant to a Company Equity Plan that is outstanding and unexercised immediately prior to or as of the Effective Time.

“Parent Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that would, or would reasonably be expected to, prevent Parent and Merger Sub from consummating the Merger.

“Permitted Encumbrances” means (i) Encumbrances reflected in the Company Financial Statements or set forth in Section 1.1(b) of the Company Disclosure Letter, (ii) Encumbrances for Taxes (x) not yet due and payable or (y) which are being contested in good faith by appropriate proceedings, (iii) Encumbrances for warehousemen, mechanics and materialmen and other similar Encumbrances incurred in the ordinary course of business consistent with past practice securing payments not yet due and (iv) Encumbrances and other matters that do not materially interfere with the current use of the assets of the business conducted by the Company and the Company Subsidiaries, taken as a whole.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Restricted Shares” means each restricted Common Share granted pursuant to a Company Equity Plan that is outstanding immediately prior to or as of the Effective Time and prior to becoming vested pursuant to Section 4.3(c)(i) is still subject to restrictions under the Company Equity Plan and forfeiture.

“SEC” means the United States Securities and Exchange Commission

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the SEC thereunder, as amended.

“Special Committee” means a committee comprised of certain members of the Company Board, currently four (4) in number, who are unaffiliated with Capital Z Financial Services Fund, II, LP and its Affiliates and not members of the Company’s management, formed for the purpose of evaluating and making a recommendation to the Company Board with respect to strategic alternatives reasonably available to the Company, including the Merger and the other transactions contemplated hereunder.

“Subsidiary” of any Person means another Person, in which such Person (i) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Superior Proposal” means a bona fide unsolicited written Alternative Transaction Proposal not arising from a breach of Section 8.4(a) which the Company Board (upon the recommendation of the Special Committee) concludes in good faith by a majority vote after consultation with its financial advisors and outside legal counsel (i) is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, (ii) for which financing, to the extent required, is then committed, and (iii) is otherwise on terms that the Company Board (upon the recommendation of the Special Committee) has determined in good faith by majority vote (after consultation with its financial advisor and outside counsel) is superior, from a financial point of view, to the transactions contemplated by this Agreement (taking into account any proposals by Parent to make adjustments to the terms and conditions of this Agreement pursuant to Section 8.4(b)); provided, however, that, for purposes of this definition of “Superior Proposal,” the term Alternative Transaction Proposal shall have the meaning assigned to such term herein, except that the reference to “fifteen percent (15%) in clauses (ii) through (iv) of the definition of “Alternative Transaction Proposal” shall be deemed to be a reference to fifty percent (50%).

“Tax Return” means any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

“Taxes” means (i) any and all federal, state, local, foreign, provincial or territorial taxes, rates, levies, assessments and other governmental charges of any kind whatsoever whether imposed directly or through withholding or in respect of a failure to comply with any requirement of law relating to taxes and expenses incurred in connection with the determination, settlement or litigation of any tax liability (together with any and all interest, penalties (civil or criminal), additions to tax and additional amounts applicable with respect thereto), including income, franchise, premium, windfall or other profits, gross receipts, property, production, customs, sales, use, capital stock, capital gains, payroll, employment, social security, workers’ compensation, unemployment compensation, disability, net worth, transfer, service, occupation, excise, severance, excise, withholding, ad valorem, add-on, value added tax, business, estimated, stamp, license, environmental (including all taxes under Section 59A of the Code), alternative minimum, production, severance,), and all estimated taxes, (ii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) above as a result of being a member of a Consolidated Group, or (iii) any liability of any Person for the payment of amounts with respect to payments of a type described in clause (i) or (ii) above whether imposed or assessed directly on a Person (or the business, assets, operations or items of income, gain or losses of such Person), or as a transferee, successor, by contract or otherwise.

“Taxing Authority” means with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“U.S. GAAP” means United States generally accepted accounting principles.

(b) Terms Generally.  The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, Exhibits to and Schedules delivered with this Agreement unless the context shall otherwise require. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.

(c) Additional Terms.  The following terms are defined in the corresponding Sections of this Agreement:

Term	Section

Adverse Recommendation Change	Section 8.4(b)
Agreement	Introduction
Alternative Acquisition Agreement	Section 8.4(b)
Appraisal Shares	Section 4.4
Benefits Continuation Period	Section 8.7(a)
By-Laws	Section 3.2
Certificate	Section 4.1(b)
Certificate of Incorporation	Section 3.1
Certificate of Merger	Section 2.3
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.2(e)

Term	Section

Company	Introduction
Company Board	Recitals
Company Contracts	Section 5.18(a)
Company Disclosure Letter	Article V
Company Employees	Section 8.7(a)
Company Financial Statements	Section 5.6(b)
Company Permits	Section 5.19(b)
Company Reports	Section 5.6(c)
Company Stockholder Approval	Section 5.4(a)
Company Stockholders’ Meeting	Section 8.3
Company Subsidiaries	Section 5.2(a)
Company Termination Fee	Section 10.3(a)
Compliant	Section 8.11(b)
Confidentiality Agreement	Section 8.1
Consolidated Group	Section 5.10(f)
Contingent Commission Requests	Section 5.8(b)
Debt Financing	Section 6.7
Debt Financing Commitments	Section 6.7
Deficiency Letter	Section 5.6(c)
DGCL	Recitals
Effective Time	Section 2.3
Environmental Claims	Section 5.20(b)
Environmental Laws	Section 5.20(a)
Equity Financing	Section 6.7
Equity Financing Commitments	Section 6.7
ESPP	Section 4.3(b)
Excluded Shares	Section 4.1(a)
Expenses	Section 10.3(d)
Financing	Section 6.7
Financing Commitments	Section 6.7
Governmental Requirements	Section 5.5(a)
Guarantors	Recitals
Guaranty	Recitals
Holder	Section 4.2(a)
Indemnified Parties	Section 8.8(a)
Interim SEC Documents	Section 8.17
Lazard	Section 5.14
Liabilities	Section 5.9
Marketing Period	Section 8.11(b)
Merger	Recitals
Merger Consideration	Section 4.1(a)
Merger Fund	Section 4.2(a)
Merger Sub	Introduction
New Plans	Section 8.7(b)
Notice Period	Section 8.4(b)
Old Plans	Section 8.7(b)
Outside Date	Section 10.1(b)
Parent	Introduction
Parent Disclosure Letter	Article VI
Parent Termination Fee	Section 10.3(b)
Paying Agent	Section 4.2(a)

Term	Section

Preferred Stock	Section 5.3(a)
Producer	Section 5.19(d)
Proxy Statement	Section 8.2(a)
Registered Intellectual Property	Section 5.17(d)
Representatives	Section 8.1
Required Information	Section 8.11(b)
Rollover Option	Section 4.3(a)
Rollover Share	Section 4.3(d)
S Corp Subsidiaries	Section 5.10(h)
Section 262	Section 4.4
Surviving Corporation	Section 2.1
Transacted	Section 5.19(d)
Voting Company Debt	Section 5.3(b)

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 9:00 a.m. (New York time) on the first Business Day following the satisfaction or waiver (in writing) of the conditions to the Closing set forth in Article IX (other than those that by their terms cannot be satisfied prior to the Closing, but subject to the fulfillment or waiver (in writing) of such conditions at the Closing); provided, however, that, notwithstanding the satisfaction or waiver of such conditions, the parties shall not be required to effect the Closing until the earliest of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period and (c) the Outside Date, subject, in each case, to the satisfaction or waiver (in writing) of all the conditions set forth in Article IX as of the date determined pursuant to this proviso (other than those that by their terms cannot be satisfied prior to such date, but subject to the fulfillment or waiver (in writing) of such conditions at such date) (the date on which the Closing occurs pursuant to this Section 2.2, the “Closing Date”).

Section 2.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in such Certificate of Merger (such time, the “Effective Time”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1  Certificate of Incorporation.  The Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to be in the form of Exhibit A, and as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation (the “Certificate of Incorporation”) until thereafter changed or amended as provided therein or by Applicable Law.

Section 3.2  By-Laws.  The By-Laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation (the “By-Laws”) until thereafter amended as provided therein or by Applicable Law.

Section 3.3  Directors and Officers.  From and after the Effective Time, (a) the directors of Merger Sub immediately prior to the Effective Time, as set forth on a schedule delivered by Parent to the Company prior to the Effective Time, shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the By-Laws.

ARTICLE IV

EFFECT OF THE MERGER ON STOCK;
EXCHANGE OF CERTIFICATES

Section 4.1  Effect on Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any capital stock of the Company or Merger Sub:

(a) Merger Consideration.  Each Common Share issued and outstanding immediately prior to the Effective Time (other than (i) Common Shares (A) held in treasury by the Company, or (B) held by any Company Subsidiary (collectively, “Excluded Shares”), (ii) Appraisal Shares, (iii) Restricted Shares and (iv) Rollover Shares) shall be converted into the right to receive, in accordance with this Article IV, $17.00 in cash (the per share cash consideration to be issued to the holders of such Common Shares, the “Merger Consideration”). No interest shall accrue or be paid on the Merger Consideration.

(b) Cancellation of Common Shares.

(i) At the Effective Time, each Common Share converted into the Merger Consideration pursuant to Section 4.1(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate that immediately prior to the Effective Time represented any such Common Shares (each, a “Certificate”) (other than Certificates representing Excluded Shares, Appraisal Shares, Restricted Shares and Rollover Shares) shall thereafter represent only the right to receive the Merger Consideration upon surrender of such Certificate in accordance with this Article IV.

(ii) Each Excluded Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 4.2  Exchange of Certificates for Merger Consideration.

(a) Paying Agent and Procedures.

(i) Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company as paying agent (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Paying Agent, separate and apart from its other funds, as a trust fund for the holders of record of Certificates (each a “Holder”), cash in the amount equal to the aggregate Merger Consideration which such Holders are entitled to receive pursuant to this Article IV plus cash to pay for Options and Restricted Shares pursuant to Section 4.3(a) and Section 4.3(c), respectively (such cash being hereinafter referred to as the “Merger Fund”).

(ii) As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail (and to make available for collection by hand) to each Holder (A) a letter of transmittal (in a form reasonably acceptable to the Company), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other customary provisions as Parent and the Surviving Corporation may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to be received by such Holder pursuant to Section 4.1(a).

(iii) Each Holder of a Certificate representing any Common Shares that have been converted into a right to receive the Merger Consideration set forth in Section 4.1(a) shall, upon surrender of such Certificate for cancellation to the Paying Agent, together with a properly completed letter of transmittal, duly executed in accordance with the instructions thereto, be entitled to receive in exchange therefor the Merger Consideration for each Common Share formerly represented by such Certificate, in the form of a check, to be mailed (or made available for collection by hand if so elected by the surrendering Holder of a Certificate) as promptly as practicable after receipt thereof and the Certificate so surrendered shall forthwith be marked canceled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

(iv) In the event of the surrender of a Certificate that is not registered in the transfer records of the Company under the name of the Person surrendering such Certificate, the Merger Consideration shall be paid to such a transferee if such Certificate is presented to the Paying Agent and such Certificate is duly endorsed or is accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes or any other Taxes required by reason of such payments being made in a name other than the name of the Person surrendering such Certificate have been paid. If any Merger Consideration is to be delivered to a Person whose name is other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such delivery that the Person requesting such delivery shall pay any transfer or other Taxes required to be paid by reason of such delivery to a Person whose name is other than that of the Holder of the Certificate surrendered or shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.

(b) Closing of Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Shares outstanding immediately prior to the Effective Time thereafter on the records of the Company. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be marked canceled and exchanged as provided in this Article IV.

(c) Termination of Merger Fund.  Any portion of the Merger Fund (including any interest and other income resulting from any investment of the Merger Fund) that remains unclaimed by the Holders and other eligible Persons in accordance with this Article IV following six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any Holder who has not previously complied with this Article IV shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of its claim for Merger Consideration.

(d) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue the Merger Consideration in exchange for such lost, stolen or destroyed Certificate. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Common Shares for purposes of this Article IV.

(e) Withholding Taxes.  Notwithstanding any provision of this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration or other amounts otherwise payable pursuant to this Agreement to any former holder of Common Shares (including Restricted Shares) or Options such amounts as Parent, the Surviving Corporation or the Paying Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Common Shares (including Restricted Shares) or Options in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f) No Liability.  None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Merger Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Investment of Merger Fund.  The Paying Agent shall invest any cash included in the Merger Fund, as directed by Parent, on a daily basis; provided that in the case of any Losses incurred as a result of such investments, Parent shall take all actions necessary to ensure that the Merger Fund includes at all times cash sufficient to satisfy Parent’s obligations under this Article IV. Any interest and other income resulting from such investments shall be paid to Parent.

Section 4.3  Treatment of Options and Restricted Shares.

(a) Options.

(i) Except as provided in Section 4.3(a)(ii) and subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Common Shares or Options, each Option (whether vested or unvested) shall be canceled and converted into the right to receive an amount in cash, without interest, equal to the excess (if any) of (A) of the product of (x) the number of Common Shares subject to such Option (assuming full vesting of such Option) and (y) the Merger Consideration over (B) the aggregate exercise price of such Option.

(ii) Notwithstanding Section 4.3(a)(i), between the date hereof and the Effective Time, Parent may permit holders of certain Options to exchange some or all of their outstanding Options for options to purchase shares of common stock (or other class of equity) of Parent on such terms as are reasonably acceptable to Parent (each, a “Rollover Option”). Parent intends that such exchange will be made in compliance with procedures for substitution of options by reason of a corporate transaction pursuant to the regulations and guidance under Code Section 409A. Parent and Company will cooperate to take such actions as they reasonably agree are necessary to effectuate the transactions contemplated by this Section 4.3(a)(ii).

(b) Employee Stock Purchase Plan.  As of the date hereof, the Company shall take all actions necessary so that the Offering (as that term is defined in the U.S.I. Holdings Corporation Employee Stock Purchase Plan (the “ESPP”)) which ends on March 31, 2007 is the last Offering under the ESPP. No further elections to purchase Common Shares may be made after the date hereof under the ESPP and the maximum number of Common Shares that may be purchased under the ESPP will not exceed 30,000.

(c) Restricted Shares.  Except as provided in Section 4.3(d) and subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any holder of any Restricted Shares, all Restricted Shares outstanding immediately prior to the Effective Time shall vest and become free of all restrictions immediately prior to the Effective Time and shall be canceled, retired and shall cease to exist and shall be converted into the right to receive, in respect of each underlying Common Share, the Merger Consideration in accordance with Section 4.2(a).

(d) Rollover Shares.  Notwithstanding Section 4.3(c), between the date hereof and the Effective Time, Parent may permit (i) holders of certain Restricted Shares, and (ii) employees of the Company or any Company Subsidiary who hold Common Shares that are issued and outstanding immediately prior to the Effective Time, to exchange some or all of their Restricted Shares or Common Shares, as applicable, for shares of common stock (or other class of equity) of Parent on such terms as are reasonably acceptable to Parent (each, a “Rollover Share”). Parent and Company will cooperate to take such actions as they reasonably agree are necessary to effectuate the transactions contemplated by this Section 4.3(d).

(e) Paying Agent.  Parent shall, or shall cause the Surviving Corporation to, provide the Paying Agent with a list of all holders of Options and Restricted Shares certified by an officer of the Surviving Corporation or the Surviving Corporation’s transfer agent. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of Options or Restricted Shares a letter of transmittal (in a form approved by the Company) and instructions for use in obtaining the value of such Options or Restricted Shares as contemplated by Section 4.3(a) and Section 4.3(c), respectively. All payments with respect to canceled Options and Restricted Shares shall be made by the Paying Agent (and Parent shall cause the Paying Agent to make such payments) as promptly as practicable after the Effective Time from funds deposited by or at the direction of Parent (in order to pay such amounts) in accordance with Section 4.2(a).

Section 4.4  Appraisal Rights.  Subject to Section 9.3(d), Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and who properly demands, appraisal of such Common Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (such Section, “Section 262,” and such shares, “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 4.1(a), but rather, the holders of Appraisal Shares shall be entitled only to payment of the fair value of such Appraisal Shares in accordance with Section 262; provided that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration (without interest thereon) as provided in Section 4.1(a).  The Company shall notify Parent as promptly as reasonably practicable of any demands received by the Company for appraisal of any Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 4.5  Adjustments to Prevent Dilution.  In the event that, notwithstanding Section 7.1(e), the Company changes (or establishes a record date for changing) the number of Common Shares issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or similar transaction with respect to the outstanding Common Shares, at any time during the period from the date hereof to the Effective Time (excluding any issuances of Common Shares permitted pursuant to the terms of this Article IV), then the Merger Consideration shall be appropriately adjusted, taking into account the record and payment or effective dates, as the case may be, for such transaction.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) a disclosure letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement, which Company Disclosure Letter identifies the sections to which it relates (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section), or (ii) the Company Reports filed and publicly available prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures therein to the extent they are cautionary, predictive or forward-looking in nature and excluding (only with respect to the representations and warranties contained in Section 5.7 and Section 5.9) information in the Company Reports concerning matters relating, directly or indirectly, to Contingent Commissions) shall if, any only if, the nature and content of the applicable disclosure in such Company Reports is sufficiently specific that its applicability to a representation or warranty contained in this Article V is readily apparent, the Company represents and warrants to Parent and Merger Sub as follows:

Section 5.1  Corporate Status.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Company is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered or made available to Parent or Merger Sub complete and correct copies of its Constituent Documents as amended and in effect on the date hereof. The Company is not in material violation of any provision of its Constituent Documents.

Section 5.2  Company Subsidiaries.

(a) Section 5.2(a) of the Company Disclosure Letter sets forth: (i) the name of each Subsidiary owned (whether directly or indirectly) by the Company (collectively, the “Company Subsidiaries”), and the state or jurisdiction of its organization; (ii) the name of each Company Subsidiary that is registered or licensed as (A) a broker or dealer under the Exchange Act or any similar state or foreign laws; (B) a futures commission merchant, commodity trading advisor, commodity pool operator or introducing broker under the Commodity Exchange Act, as amended, or under any similar state or foreign law; (C) an investment adviser under the Advisers Act or under any similar state or foreign law; or (D) an insurance company, in each case together with a listing of all such registrations and licenses held with all applicable Governmental Entities; and (iii) a complete list of all securities exchanges, commodity exchanges, boards of trade or similar organizations in which any Company Subsidiary holds membership or has been granted trading privileges, together with the name of the relevant Company Subsidiary. Each Company Subsidiary is a corporation, limited liability company or partnership, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate, limited liability company or partnership power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as is now being conducted. Each Company Subsidiary is duly qualified or licensed in each jurisdiction in which such qualification or licensing is necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b) The Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries. All of such shares and other equity interests so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances.

(c) The Company has delivered or made available to Parent or Merger Sub complete and correct copies of the Constituent Documents of the material Company Subsidiaries, as amended and in effect on the date hereof. No Company Subsidiary is in material violation of any provision of its Constituent Documents.

(d) The Company has made available to Parent and Merger Sub complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered since January 1, 2004) of (i) the minutes of all meetings of the Company Board (or, in the case of minutes that have not yet been finalized, drafts thereof) and (ii) recordings of all meetings of the shareholders of the Company, in each case, held since January 1, 2004 and prior to the date hereof.

(e) Section 5.2(e) of the Company Disclosure Letter sets forth a complete and correct list of all of Company Joint Ventures. To the Knowledge of the Company, all equity interests of the Company Joint Ventures held by the Company or any Company Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such equity interests owned by the Company or any Company Subsidiary are free and clear of any liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than any permitted liens or restrictions contained in the joint venture agreements related thereto. The Company has provided or made available to Parent and Merger Sub complete and correct copies of the joint venture agreements of the Company Joint Ventures (and the Company represents that, to the Knowledge of the Company, any Constituent Documents of the Company Joint Ventures not made available to Parent or Merger Sub do not contain provisions that conflict with the joint venture agreements in any material respect). Except as set forth in Section 5.2(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into any material commitment, arrangement or agreement, or is otherwise obligated in any material respect, to contribute capital, loan money or otherwise provide funds or make any investments in any Company Joint Venture.

(f) The Company does not have or conduct, and no Company Subsidiary or Company Joint Venture has or conducts, any business or operations outside of the United States, except as set forth in Section 5.2(f) of the Company Disclosure Letter.

Section 5.3  Capitalization.

(a) The authorized capital stock of the Company consists of Three Hundred Million (300,000,000) Common Shares and Eighty-Seven Million (87,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). At the close of business on January 12, 2007, (i) 58,450,807 Common Shares were issued and outstanding (of which 1,110,823 were Restricted Shares), (ii) no shares of Preferred Stock were issued or outstanding, (iii) 827,475 Common Shares were held in treasury by the Company, (iv) 5,678,560 Common Shares were subject to outstanding Options having an aggregate exercise price as set forth in Section 5.3(a) of the Company Disclosure Letter and (v) 2,793,200 Common Shares were reserved for issuance pursuant to the Company’s stock plans set forth in Section 5.3(a) of the Company Disclosure Letter. Except as set forth above, at the close of business on January 12, 2007, no shares of capital stock of the Company were issued, reserved for issuance or outstanding. Since such date, the Company has not issued any shares of capital stock, except for Company Shares reserved for issuance under the Company’s stock plans set forth in Section 5.3(a) of the Company Disclosure Letter and pursuant to the exercise of Options outstanding on such date, and has not issued any Options or Restricted Shares since such date. All issued and outstanding Common Shares have been (i) duly authorized and validly issued and are fully paid and nonassessable and (ii) issued in compliance, in all material respects, with all Applicable Laws relating to the offer and sale of securities.

(b) There are no preemptive or similar rights granted by the Company or any Company Subsidiary on the part of any holders of any class of securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any such Company Subsidiary on any matter (“Voting Company Debt”). Except as set forth above or as set forth in Section 5.3(b) of the Company Disclosure Letter, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company. There are not any outstanding contractual obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of the Company Subsidiaries. There are no proxies, voting trusts or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the voting of the capital stock of, or other equity interests in, the Company or any of the Company Subsidiaries. Since September 30, 2006, the Company has not declared, set aside, made or paid to the stockholders of the Company any dividends or other distributions on the outstanding shares of capital stock.

Section 5.4  Authority for Agreements.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby (other than the adoption of this Agreement by the holders of at least a majority of the outstanding Common Shares entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”)). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

(b) The Special Committee has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and recommended to the Company Board that it adopt and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) recommended that the Company Board recommend approval of this Agreement by the Company’s stockholders and (iv) directed that this Agreement be submitted to the Company Board for its adoption and recommendation that the Company’s stockholders approve this Agreement.

(c) The Company Board (upon the recommendation of the Special Committee) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the Company’s stockholders for their approval and (iv) recommended that the Company’s stockholders approve this Agreement.

Section 5.5  Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by the Company and consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except for: (i) the pre-merger notification requirements under the HSR Act; (ii) the applicable requirements of the Exchange Act and the Advisers Act; (iii) the filing with the NASD required under its applicable rules of changes in the ownership of a member firm; (iv) the filing of the Certificate of Merger pursuant to the DGCL; (v) any registration, filing or notification required pursuant to state securities or blue sky laws (the requirements in clauses (i), (ii), (iii), (iv) and (v) collectively, the “Governmental Requirements”); and (vi) any other immaterial consent, approval, authorization, permit, filing or notification.

(b) Except for the Company Stockholder Approval, as set forth in Section 5.5(b) of the Company Disclosure Letter or as contemplated by Section 5.5(a), no consent, approval of, authorization of or notification to any other Person (including under any Company Contract) is required to be obtained by the Company for the execution, delivery or performance of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c) Except as set forth in Section 5.5(c) of the Company Disclosure Letter, none of the execution, delivery or performance of this Agreement by the Company or, subject to the receipt of the Company Stockholder Approval, consummation by the Company of the transactions contemplated hereby or compliance by the Company with any provisions hereof, will (i) violate any provision of the Constituent Documents of the Company or any Company Subsidiary, (ii) subject to compliance with Section 8.18, result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, give rise to any right of termination, cancellation, payment, acceleration or revocation under, or result in the loss of any material benefit under, any agreement, undertaking, commitment or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of the Company or any Company Subsidiary or (iv) violate or conflict with any Applicable Law, except, in the case of clauses (ii), (iii) and (iv), for violations, breaches, defaults, terminations, cancellations, payments, accelerations, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

Section 5.6  Company Financial Statements; SEC Reports.

(a) The Company Financial Statements have been derived from the books and records of the Company and the Company Subsidiaries and have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods presented, subject, in the case of interim unaudited Company Financial Statements, only to normal, recurring year-end adjustments. The consolidated balance sheets included in the Company Financial Statements present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows included in such Company Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated.

(b) The term “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Reports together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Company, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

(c) Each of the Company and the Company Subsidiaries has filed or furnished, as applicable, all reports, schedules, forms, statements and other agreements or documents required to be filed by it or furnished by it to the SEC since January 1, 2004 (the “Company Reports”). As of its respective date, each Company Report complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report, and did not contain, when filed, or if amended, as of the date of such amendment, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file or voluntarily files periodic reports with the SEC by reason of Section 12(b) or Section 15(d) of the Exchange Act. The Company has furnished to Parent true and correct copies of all deficiency letters from the SEC or the NASD relating to compliance examinations of any Company Broker Dealer Subsidiary or Company Adviser Subsidiary conducted since January 1, 2004 (collectively, “Deficiency Letters”) and the Company’s (or such Company Subsidiary’s) responses thereto. To the Knowledge of the Company, there are no outstanding or unresolved comments or issues from the SEC or its staff with respect to any SEC Reports or other submissions filed by the Company or any Company Subsidiary with the SEC. Since the date of its enactment, the Company and the Company Subsidiaries have complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002.

(d) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to the Company Reports.

(e) The Company and the Company Subsidiaries have implemented and maintain a system of internal accounting controls and financial reporting (as required by Rule 13a-15 or Rule 15d-15 under the Exchange Act) that (i) has been effective as of December 31, 2005 and (ii) with respect to subsequent periods has been designed by the Company to be, and the Company has no reason to believe it will not be, effective, in each case, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. GAAP. As of the date hereof, to the Knowledge of the Company, the Company has not identified any material weaknesses in its system of internal accounting controls and financial reporting and has no reason to believe that its officers will not be in a position to furnish the certifications and attestations required pursuant to the rules and regulations of the SEC under the Sarbanes-Oxley Act of 2002. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act). Such disclosure controls and procedures have been designed by the Company to be, and the Company has no reason to believe such controls and procedures are not, effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company Reports and other public disclosure documents and, for Company Reports filed with the SEC on or before the date hereof, were effective for such purposes.

(f) The Company disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in internal control over financial reporting. Since January 1, 2004, any material change in internal control over financial reporting required to be disclosed in any Company Report has been so disclosed.

(g) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ National Market.

Section 5.7  Absence of Certain Changes.

(a) Since December 31, 2005, there has been no event or condition which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b) Since December 31, 2005, the Company and the Company Subsidiaries (during the period in which they were Subsidiaries of the Company) (i) have in all material respects conducted their businesses in the ordinary course consistent with past practice and (ii) have not taken any of the actions, or authorized the taking of any actions, prohibited by Section 7.1 (other than (A) Sections 7.1(c), (e)(i), (f), (g) and (n), (B) any payment, discharge, settlement or satisfaction by the Company or the Company Subsidiaries of any litigation, arbitration, proceeding, claim, liability or obligation (excluding those asserted by or involving any Governmental Entity other than a state insurance department) referenced in Section 7.1(i) in an amount less than one hundred thousand dollars ($100,000) and (C) Section 7.1(r) (but only to the extent the actions referred to in Section 7.1(r) relate to the matters covered by Sections 7.1(c), (e)(i), (f), (g), (i) (to the extent not excluded by reason of clause (B) above) and (n)).

Section 5.8  Litigation; Contingent Commissions.

(a) Except as set forth in Section 5.8(a) of the Company Disclosure Letter, there (i) is no suit, action, proceeding or, to the Knowledge of the Company, investigation or inquiry (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the Knowledge of the Company, threatened against or affecting the Company, any of the Company Subsidiaries or any director or executive officer of the Company, the outcome of which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect or (ii) is no judgment, decree, writ, injunction, award, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of the Company Subsidiaries, or by which any of their respective assets are subject or are bound, which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect. There are no legal actions, audits, inquiries or, to the Knowledge of the Company, investigations by any Governmental Entity and, to the Knowledge of the Company, no such actions have been threatened, in each case, regarding any accounting practices of the Company or any of its Subsidiaries. There has been no malfeasance by any executive officer of the Company.

(b) (i)( A) The Company has made available to Parent or Merger Sub true, correct and complete copies of all of the subpoenas and written demands, inquiries and information requests received by the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary from any Governmental Entity from (and including) January 1, 2004 to (and including) September 30, 2004 of which it has Knowledge and (B) the Company has made available to Parent or Merger Sub true, correct and complete copies of all of the subpoenas and written demands, inquiries and information requests received by the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary from any Governmental Entity since October 1, 2004, in each case, relating to Contingent Commissions, and (ii) the Company has made available to Parent or Merger Sub true, correct and complete descriptions of (A) all oral demands, inquires and information requests received by the Company, any Company Subsidiary or any Affiliate of the Company or any Company Subsidiary from any Governmental Entity since January 1, 2004 of which it has Knowledge relating to Contingent Commissions (all such subpoenas, demands, inquiries and information requests being referred to collectively as the “Contingent Commission Requests”) and (B) descriptions of the scope of the response, if any, to such Governmental Entities in respect of such Contingent Commission Requests. The Company and the Company Subsidiaries have provided each applicable Governmental Entity with all non-privileged documents and other information that are reasonably responsive to such Governmental Entity’s Contingent Commission Requests and have provided Parent reasonable access to all such documents and information. The Company has disclosed to Parent all material facts of which it has Knowledge as of the date hereof relating to the matters covered by the Contingent Commission Requests. Except as set forth in Section 5.8(b) of the Company Disclosure Letter, as of the date hereof, no Governmental Entity has requested that the Company or any of the Company Subsidiaries enter into a settlement negotiation with respect to the matters covered by the Contingent Commission Requests.

Section 5.9  Absence of Undisclosed Liabilities.  Except to the extent set forth in Section 5.9 of the Company Disclosure Letter, there are no liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company Financial Statements in accordance with U.S. GAAP (collectively, “Liabilities”) of the Company or any of the Company Subsidiaries other than (a) Liabilities reflected on or reserved against in the Company’s consolidated balance sheet as of September 30, 2006 included in the Company Financial Statements or Liabilities incurred since September 30, 2006 in the ordinary course of business consistent with past practice that would be reflected in the consolidated balance sheet of the Company prepared in accordance with U.S. GAAP applied on a consistent basis if prepared as of the date hereof, (b) Liabilities that are not material to the Company and (c) contingent payments or earn-outs payable to the sellers of businesses to the Company or any Company Subsidiary as described in Section 5.9 of the Company Disclosure Letter.

Section 5.10  Taxes.

(a) The Company and the Company Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all income tax returns and all other material federal, state, local and foreign Tax Returns required to be filed by them on or prior to the date hereof and (ii) duly and timely paid in full or made provision in accordance with U.S. GAAP in the Company Financial Statements most recently filed with the SEC for the payment of all Taxes due and owing for all periods or portions thereof ending through the date hereof.

(b) Except as set forth in Section 5.10(b) of the Company Disclosure Letter, no federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings, individually or in the aggregate, have or would reasonably be expected to have, a Company Material Adverse Effect.

(c) Prior to the Closing, the Company will have provided Parent with written schedules of (i) the taxable years of the Company for which the statutes of limitations with respect to federal income Taxes have not expired, (ii) with respect to federal income Taxes, for all taxable years for which the statute of limitations has not yet expired, those years for which examinations have been completed, those years for which examinations are presently being conducted, and those years for which examinations have not yet been initiated and (iii) any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries.

(d) The Company and the Company Subsidiaries have complied with all rules and regulations relating to Tax information reporting and the payment and withholding of Taxes except where the failure to so comply would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(e) Neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any entity not included in the Company Financial Statements most recently filed with the SEC, other than tax indemnity provisions of agreements to acquire businesses with the sellers of businesses acquired by the Company, or the Company Subsidiaries set forth in Section 5.10(e) of the Company Disclosure Letter. Neither the Company nor any Company Subsidiary is aware of any claim of indemnity under such provisions or of any basis for any such claim.

(f) None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated group within the meaning of Section 1504(a) of the Code or any affiliated, combined, unitary or consolidated group for tax purposes under state, local or foreign law (a “Consolidated Group”) (other than a group the common parent of which is currently a member of the affiliated group of which the Company is currently the common parent or the group of which it was a member at the time of its acquisition by Parent or a Subsidiary of Parent, as set forth in Section 5.10(f) of the Company Disclosure Letter) with respect to Taxes for which the statute of limitations has not yet expired, or (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

(g) Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five-year period ending on the date of this Agreement.

(h) No Company Subsidiaries are “S corporations” within the meaning of Section 1361(a)(1) of the Code. To the Knowledge of the Company, all Company Subsidiaries that at one time were “S corporations” (“S Corp Subsidiaries”) have been “S corporations” for federal income tax purposes from their inception and have maintained their status as “S corporations” at all times prior to their acquisition by the Company. To the Knowledge of the Company, at their inception, all S Corp Subsidiaries have validly elected to be “S corporations” in all state and local jurisdictions where they would, absent such an election, be subject to corporate income or franchise tax, and have maintained their status as “S corporations” in such jurisdictions at all times prior to their acquisition by the Company. To the Knowledge of the Company, no state of facts existed which presented a material risk that an S Corp Subsidiary’s status as an “S corporation” was subject to termination or revocation prior to such S Corp Subsidiary’s acquisition by the Company.

(i) There are no liens for any Taxes upon the assets of the Company or any of the Company Subsidiaries, other than (i) statutory liens for Taxes not yet due and payable or (ii) liens which are being contested in good faith by appropriate proceedings and have been disclosed in Section 5.10(i) of the Company Disclosure Letter.

(j) Within the meaning of Section 355 of the Code, neither the Company nor any Company Subsidiary was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the Merger.

(k) Neither the Company nor any Company Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code, (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code or (iv) or any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) All members of the Company’s Consolidated Group have been properly included in the tax returns of the Company’s Consolidated Group.

Section 5.11  Title to Property.

(a) Section 5.11(a) of the Company Disclosure Letter sets forth the location and description of all real property owned or leased by the Company or any of the Company Subsidiaries as of the date hereof.

(b) Each of the Company and the Company Subsidiaries (i) has good and valid title to all of its properties, assets and other rights that constitute personal property (other than Intellectual Property), free and clear of all Encumbrances and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible (other than Intellectual Property), used by its business, in each case, except for Permitted Encumbrances or where the failure to have such good and valid title, own such assets, have such valid leasehold interests or have such valid contractual rights would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c) The Company has not pledged or mortgaged any material assets or entered into any agreement that grants or creates a security interest in any material assets, other than pursuant to the Company Credit Agreement.

Section 5.12  Insurance.  Summaries of all material insurance policies maintained by the Company and the Company Subsidiaries as of the date hereof have been provided or made available to Parent or Merger Sub. Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, (a) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect and all premiums due with respect to all such policies have been paid and (b) neither the Company nor any Company Subsidiary is in breach or default, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification under any policy. The Company has made available to Parent a true, correct and complete copy of its currently effective directors’ and officers’ liability insurance policies.

Section 5.13  Information in Proxy Statement.  None of the information contained or incorporated by reference in the Proxy Statement, and any other document to be filed with the SEC by the Company in connection with the Merger, as of the date it is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub in writing expressly for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the Exchange Act.

Section 5.14  Brokers.  No Person other than Lazard Frères & Co. LLC (“Lazard”) is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of all agreements between the Company and any of its Affiliates under which Lazard would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 5.15  Employee Benefit Plans; ERISA.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a complete and correct list of each Company Benefit Plan, other than individual employment agreements. With respect to each Company Benefit Plan, the Company has provided or made available to Parent and Merger Sub complete and correct copies of (i) such Company Benefit Plan, if written, or a description of such Company Benefit Plan if not written and (ii) to the extent applicable with respect to Company Benefit Plans sponsored or maintained by the Company, the most recent actuarial valuation reports; the most recent Forms 5500 with all attachments required to have been filed with the IRS or the Department of Labor or any similar report filed with any comparable governmental authority in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan, and all schedules thereto; the most recent financial statement; all current summary plan descriptions; all trusts, insurance policies or other funding agreements or arrangements; all material written communications received from the IRS, the Pension Benefit Guaranty Corporation or the Department of Labor or other applicable governmental agency; and all amendments and modifications to any such document.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and, to the Knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of such determination. Each Company Benefit Plan has been operated in accordance with its terms and Applicable Law, except as individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(c) Liability; Compliance.

(i) Except as would not individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, neither the Company, nor any Company Subsidiary, nor any Company Related Person has in the past six (6) years (A) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (B) been required at any time or is required currently to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (C) maintained, sponsored or been required to contribute to a defined benefit plan within the meaning of Code Section 414(j) and ERISA Section 3(35).

(ii) All contributions and premiums required to have been paid by the Company and any of the Company Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any Applicable Law have been paid and fully deducted without challenge by any Governmental Entity within the time prescribed by any such plan, agreement or Applicable Law, except to the extent failure to do so would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. All contributions for benefits accrued but for which payment is not yet due, have been properly accrued on the Company Financial Statements.

(iii) There are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits or claims that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(iv) Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect (A) there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code or Title I, Subtitle B of ERISA, involving any Company Benefit Plan and (B) there are no facts or circumstances which could give rise to any tax imposed by Section 4975 of the Code.

(v) All Company Benefit Plans involving the senior management of the Company that are subject to Section 409A of the Code are in good faith compliance with Section 409A of the Code in all material respects.

(vi) Except as set forth in Section 5.15(c) of the Company Disclosure Letter, no Company Benefit Plan which provides medical or life benefits provides such benefits to any retiree or former employee or director except pursuant to Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code.

(vii) All Company Benefit Plans, severances, termination agreements or other compensation arrangements currently in effect which (either alone or upon the occurrence of any additional or subsequent event) would reasonably be expected to result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee or director as a result of the transactions contemplated by this Agreement, other than pursuant to Section 4.3, are listed in Section 5.15(a) of the Company Disclosure Letter. The disallowance of a deduction under Section 162(m) of the Code will not apply to any amount paid or payable by Company or any Company Subsidiary under any Company Benefit Plan, program, arrangement or understanding currently in effect.

(viii) No external investigation of the timing of option grants has been undertaken, nor is the Company aware of any facts which would result in such an investigation. The results of any internal investigation of the timing of option grants undertaken by the Company have been made available to Parent.

Section 5.16  Labor Matters.  None of the Company or any of the Company Subsidiaries is a party to or bound by, and none of their employees is subject to, any collective bargaining agreement and, to the Knowledge of the Company, there are no labor unions or other organizations representing, or purporting to represent, any employees employed by the Company or any of the Company Subsidiaries. To the Knowledge of the Company, no labor union is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of the Company Subsidiaries. Since January 1, 2005, to the Knowledge of the Company, there has not occurred or been threatened, any strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees of the Company or any of the Company Subsidiaries. There are no labor disputes currently subject to any pending grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company and all Company Subsidiaries are in compliance with all employment, wage, and hour laws in all material respects.

Section 5.17  Intellectual Property Rights.

(a) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (i) the Company and the Company Subsidiaries own, have a valid license, or otherwise have a right to use, free of all Encumbrances other than Permitted Encumbrances all Intellectual Property used in the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted; and (ii) all Intellectual Property that has been licensed by or on behalf of the Company or any Company Subsidiary is being used substantially in accordance with the applicable license pursuant to which the Company or Company Subsidiary has the right to use such Intellectual Property.

(b) Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (i) neither the Company nor any Company Subsidiary is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property; (ii) to the Knowledge of the Company, no Intellectual Property owned by the Company and the Company Subsidiaries is being infringed by any third party; and (iii) neither the Company nor any Company Subsidiary is infringing any Intellectual Property of any third party.

(c) Except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect: (i) there is no pending or, to the Knowledge of the Company, threatened claim or dispute regarding the ownership of, or use by, the Company or any Company Subsidiary of any Intellectual Property; (ii) neither the Company nor any Company Subsidiary has received any written notice of any infringement or contributory infringement of the rights of any third party with respect to the use of any Intellectual Property; and (iii) the consummation by the Company of the transactions contemplated hereby will not result in the loss, impairment, increase in the cost of use of, or breach of any license for, any Intellectual Property used in the business of the Company or any of the Company Subsidiaries as currently conducted.

(d) Section 5.17(d) of the Company Disclosure Letter sets forth a complete and accurate list of registrations and applications for registration of patents, trademarks, service marks, copyrights or domain names owned by the Company or any Company Subsidiary (“Registered Intellectual Property”), in each case specifying the owner thereof and the jurisdiction in which the applicable registration has been obtained or pending application has been filed, and, where applicable, the registration or application number therefor. All material registrations, applications therefor, filings, issuances and other actions with respect to any Registered Intellectual Property are, and remain, in full force and effect at the United States Patent and Trademark Office, the United States Copyright Office, and applicable domain name registrar, or any other filing offices, domestic or foreign. There are no material common law trademarks or service marks owned by the Company or any Company Subsidiary.

(e) As of the date hereof, the Company and the Company Subsidiaries have been and are in material compliance with all privacy policies of or applicable to the Company and the Company Subsidiaries.

(f) The Company and the Company Subsidiaries have established and are materially in compliance with security programs that are designed to protect (i) the security, confidentiality and integrity of transactions executed through its computer systems, and of all confidential or proprietary data and (ii) against unauthorized access to their systems and the systems of such third party service providers which have access to their data. To the Knowledge of the Company, except as has been disclosed in writing to Parent prior to the date hereof, neither the Company nor the Company Subsidiaries has suffered a material security breach with respect to the data used in the businesses of the Company or the Company Subsidiaries or the systems used in the businesses of the Company or the Company Subsidiaries. Neither the Company nor the Company Subsidiaries (x) except as has been disclosed in writing to Parent prior to the date hereof, has notified any employee of the Company or the Company Subsidiaries of an information security breach in connection with such employee’s confidential information or (y) has notified any consumers of the Company or the Company Subsidiaries of any information security breach.

Section 5.18  Contracts.

(a) Section 5.18(a) of the Company Disclosure Letter sets forth a list of each contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

(i) is a “material contract” (as such term is defined in Section 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) contains outstanding obligations in excess of One Million Dollars ($1,000,000) in any twelve (12)-month period or is otherwise material to the business of the Company, as of the date hereof, and the Company Subsidiaries taken as a whole that cannot be terminated without penalty upon sixty (60) days’ prior notice, except for insurance brokerage, agency, program administration and intermediary contracts entered into in the ordinary course of business consistent with past practice, including those containing contingent commission arrangements;

(iii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts the Company or any Company Subsidiaries or purports to restrict Affiliates thereof that are not controlled by the Company from engaging or competing in any line of business or in any geographic area in any material respect;

(iv) is an employment, severance, retention or indemnification contract applicable to (A) any “named executive officer” (as such term is defined in Item 402 of Regulation S-K of the Exchange Act) or director of the Company, (B) any regional chief executive officer of the Company or (C) any employee of the Company or any Company Subsidiary currently entitled to at least one (1)-year’s severance pay, in each case, that cannot be canceled by the Company (or the applicable Company Subsidiary) upon sixty (60) days’ notice without liability, penalty or premium;

(v) joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company under which the Company or any Company Subsidiary must share revenues, has or may have any liability to provide additional equity or debt capital or has any liability for the obligations of another Person (other than a wholly owned subsidiary), other than in connection with any co-brokerage agreement or arrangement that generated no more than $5,000,000 in revenues in 2006 and the “USI Affinity” relationships, in each case, entered into in the ordinary course of business consistent with past practice;

(vi) leases for real or personal property involving annual expense in excess of Five Hundred Thousand Dollars ($500,000).

(each contract of the type described in clauses (i) through (vi), the “Company Contracts.”)

(b) Except as set forth in Section 5.18(b) of the Company Disclosure Letter:

(i) each Company Contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws effecting or relating to enforcement of creditors’ rights generally, or by general principles of equity, and is in full force and effect; and

(ii) there is no material default or claim of material default under any Company Contract by the Company or the Company Subsidiary party thereto, or to the Knowledge of the Company, by any other party thereto, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by the Company or the Company Subsidiary party thereto or by any other party thereto, would permit material modification, acceleration or termination thereof or would result in the payment by the Company of a material penalty.

(c) Except as set forth in Section 5.18(c) of the Company Disclosure Letter, the Company has filed each contract required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K.

(d) Except as set forth in Section 5.18(d) of the Company Disclosure Letter, to the Knowledge of the Company, there is no contract to which any Company Joint Venture is a party which imposes any restriction on the Company or any Company Subsidiary or any of their respective Affiliates from engaging or competing in any line of business or in any geographic area in any material respect.

Section 5.19  Compliance with Applicable Laws and Permits.

(a) The businesses of each of the Company and the Company Subsidiaries has been conducted, and is now being conducted in compliance with Applicable Law, except for any non-compliance that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect.

(b) Each of the Company and the Company Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to hold such Company Permits would not, individually or in the aggregate, result or reasonably be expected to result in a material settlement or fine or material change in the conduct of business of the entity required to hold such Company Permit as currently conducted. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries are not in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not result or reasonably be expected to result in a material change in the conduct of business of the entity subject to such Company Permit as currently conducted. No event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of the Company Subsidiaries under, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. No such suspension, cancellation, violation, breach, default, loss of a benefit, or acceleration of an obligation will result from the transactions contemplated by this Agreement, except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect. The Company does not have any direct or indirect ownership interest in, and no Company Subsidiary or Company Joint Venture has any direct or indirect ownership interest in, any banking or thrift institution or bank holding company that would subject the Company or any Company Subsidiary to regulation by any Governmental Entity with authority over the business or affairs of banks, thrift institutions or bank holding company.

(c) Except as set forth in Section 5.19(c) of the Company Disclosure Letter, each Company Broker-Dealer Subsidiary (i) is registered as a broker-dealer with the SEC and with state and/or local regulators in each jurisdiction in which such registration is required, and (ii) is a member in good standing of the NASD and all other such self-regulatory organizations in which its membership is required in order to conduct its business as now conducted. Except as set forth in Section 5.19(c) of the Company Disclosure Letter, each Company Adviser Subsidiary is registered as an investment adviser with the SEC or with state and/or local regulators in each jurisdiction in which such registration is required. Each Company Broker-Dealer Subsidiary and each Company Adviser Subsidiary is current on all material filings required by any Governmental Entity of which it is a member, including the NASD, and each such filing was in compliance in all material respects with Applicable Law. Except as set forth in Section 5.19(c) of the Company Disclosure Letter, no proceeding or investigation is pending or, to the Knowledge of the Company, has been threatened against any Company Broker-Dealer Subsidiary or Company Adviser Subsidiary that could lead to the revocation, amendment, failure to renew, material limitation, suspension or material restriction of any such license or registration.

(d) Except as set forth in Section 5.19(d) of the Company Disclosure Letter and except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect: (i) to the Knowledge of the Company, each officer, employee, independent contractor or other Person employed, supervised or controlled by the Company or any Company Subsidiary, or whom the Company has a responsibility to supervise or control under Applicable Law or contract (each a “Producer”), who since January 1, 2002 has marketed, sold, negotiated, serviced, administered, managed, provided advice with respect to or otherwise transacted (“Transacted”) business for the Company and the Company Subsidiaries, at the time such Producer

Transacted any such business was duly and appropriately licensed or registered as a Producer (for the type of business Transacted by such Producer), in each case, in the particular jurisdiction in which such Producer Transacted such business; (ii) to the Knowledge of the Company, there have been no material violations by Producers of any Applicable Law in connection with the marketing or sale of products for the Company and the Company Subsidiaries, including with respect to churning, twisting, suitability, conservation, surrender, investment or allocation of funds, market timing, late trading, replacement, fictitious bids or quotes; (iii) to the Knowledge of the Company, there have been no instances of Producers having breached the terms of agency or broker contracts; and (iv) to the Knowledge of the Company, all compensation paid to each such Producer was in all material respects paid in accordance with Applicable Law. The Company and the Company Subsidiaries are in compliance in all material respects with Applicable Law of the states in which they operate relating to trust accounts and the separation and accounting of premium trust funds and an amount equal to the funds or other property received by the Company or any Company Subsidiary from or on behalf of each customer has been applied or used for the purpose for which such amount of funds or property were given to the Company or such Company Subsidiary.

(e) To the Knowledge of the Company, each Producer who is required by reason of the nature of his or her employment by or relationship to the Company or a Company Subsidiary, to be registered or appointed as an investment adviser, investment adviser representative, broker-dealer agent, broker-dealer, registered representative, sales person, insurance agent, insurance broker or insurance producer or real estate broker or salesman with the SEC or the securities commission or insurance department of any state or any self-regulatory body or Governmental Entity or any insurer, is duly registered or appointed as such and such registration or appointment is in full force and effect.

(f) The Company and each Company Subsidiary is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code and Section Title 1, Subtitle B of ERISA, in the operation of their respective businesses. Section 5.19(f) of the Company Disclosure Letter lists each employee benefit plan subject to ERISA as to which the Company or any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA.

Section 5.20  Environmental Laws and Regulations.

(a) The Company and each of the Company Subsidiaries and their respective properties and operations are in compliance with all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes the possession by the Company and the Company Subsidiaries of all permits and other authorizations of Governmental Entities required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for instances of non-compliance which, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of the Company Subsidiaries has received written notice of any actions, causes of action, claims, demands, notices or, to the Knowledge of the Company, investigations by any Person asserting personal injury, property damages or the Company or any Company Subsidiary’s obligation to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, there are no facts, circumstances or conditions in connection with the operation of the Company’s business that have led to, or are reasonably likely to lead to, any Environmental Claims against the Company or any Company Subsidiary, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 5.21  Affiliate Transactions.  No executive officer or director of the Company or any of the Company Subsidiaries (or, to the Knowledge of the Company, any immediate family member of any of such persons or their respective Affiliates) or any Person beneficially owning five percent (5%) or more of the Company Shares is a party to any material contract (other than those employment, severance, retention or indemnification contracts set forth in Section 5.21 of the Company Disclosure Letter) with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 5.22  Rights Agreements; Anti-Takeover Provisions.  The Company does not have any stockholder rights plans in effect. The Company Board has taken all necessary action so that the provisions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar law enacted under any Applicable Law does not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.23  Opinion of Financial Advisor.  The Special Committee has received an opinion from Lazard, dated as of the date hereof, to the effect that as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Common Shares).

Section 5.24  Investment Company Act.  The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended, and no Company Subsidiary or Company Joint Venture is an “investment company” under such act.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed to the Company in a letter (the “Parent Disclosure Letter”) delivered to it by Parent prior to the execution of this Agreement, which Parent Disclosure Letter identifies the sections to which it relates (it being understood that any matter disclosed in any section of the Parent Disclosure Letter will be deemed to be disclosed in any other section of the Parent Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 6.1  Corporate Status.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to own, lease and operate its properties and to carry on its business as is now being conducted in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have or be reasonably expected to have a Parent Material Adverse Effect. Since their respective dates of incorporation, neither Parent nor Merger Sub has engaged in any activities other than in connection with the transactions contemplated hereby. Parent has delivered or made available to the Company complete and correct copies of the Constituent Documents of Parent and Merger Sub, as amended and currently in effect.

Section 6.2  Authority for Agreements.  Each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate or shareholder action of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for Parent or Merger Sub to authorize this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws effecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 6.3  Consents and Approvals; No Violations.

(a) Except (i) for (A) the pre-merger notification requirements under the HSR Act, (B) the applicable requirements of the Exchange Act; (C) the filing with the NASD required under its applicable rules of changes in ownership of a member firm; (D) the approval of the NYSE and AMEX under their applicable rules and regulations, and (E) the filing of the Merger Certificate pursuant to the DGCL; or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub or consummation by Parent or Merger Sub of the transactions contemplated hereby.

(b) Except as contemplated by Section 6.3(a), no consent, approval of, authorization of or notification to any other Person is required to be obtained by Parent or Merger Sub for the execution, delivery or performance of this Agreement by Parent or Merger Sub and consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not, individually or in the aggregate, have or reasonably be expected to have, a Parent Material Adverse Effect.

(c) Subject to compliance with the Governmental Requirements, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor consummation by Parent or Merger Sub of the transactions contemplated hereby or compliance by Parent or Merger Sub with any provisions hereof, will (i) violate any provision of the Constituent Documents of Parent or Merger Sub, (ii) result in a violation or breach of any provision of, or constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation, payment, acceleration or revocation under, any agreement, undertaking, commitment or obligation to which Parent or Merger Sub is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon any property or asset of Parent or Merger Sub, (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation to which Parent or Merger Sub, or the property or assets of Parent or Merger Sub, is subject or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Parent or Merger Sub to conduct its business as currently conducted, except, in the case of clauses (ii), (iii), (iv) and (v), for violations, breaches, defaults, terminations, cancellations, vestings, payments, exercises, accelerations, suspensions, revocations, creations, impositions or conflicts which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.4  Information in Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement, at the date such Proxy Statement is first mailed to stockholders of the Company, and at the time of the Company Stockholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.5  [Reserved].

Section 6.6  Litigation.  There is no suit, action, proceeding or investigation (whether at law or in equity, before or by any Governmental Entity or before any arbitrator) pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Affiliates, the outcome of which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Affiliates which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

Section 6.7  Financing.  Parent has delivered to the Company true and complete copies of (a) executed commitment letter(s), (the “Debt Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to cause or cause to be provided the debt amounts set forth therein (the “Debt Financing”) and (b) executed equity commitment letter(s), (the “Equity Financing Commitments,” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each such party has committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing,” and together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified in any material respect, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect. As of the date of this Agreement, the Financing Commitments are in full force and effect. As of the date of this Agreement, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. Subject to the terms and conditions of the Financing Commitments, and subject to the terms and conditions of this Agreement, the aggregate proceeds contemplated by the Financing Commitments, together with the available cash of the Company, will be sufficient for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby. Parent has fully paid any and all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the date of this Agreement. For avoidance of doubt, it shall not be a condition to Closing for Parent to obtain the Financing or any alternative financing, it being understood, however, that the liability of Parent, Merger Sub and their Affiliates is in all events subject to the provisions of Section 11.11.

Section 6.8  Ownership of Common Shares.  As of the date hereof, neither Parent nor Merger Sub owns (beneficially or of record) any Common Shares or any option, warrant or other right to acquire any Common Shares and the Affiliates of Parent and Merger Sub as of the date hereof do not own, collectively, more than ten percent (10%) of the Common Shares (beneficially or of record).

Section 6.9  Solvency of the Surviving Corporation Following Merger.  Assuming that the Company is solvent immediately prior to the Effective Time and assuming the accuracy and completeness of the representations and warranties of the Company contained herein, immediately following the Effective Time, the Surviving Corporation will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) reasonably be expected to have incurred debts beyond its ability to pay them as they become due.

Section 6.10  Guaranty.  Concurrently with the execution of this Agreement, Parent has caused Guarantor to deliver to the Company the duly executed Guaranty in the form attached hereto as Exhibit B. The Guaranty is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantor under the Guaranty.

Section 6.11  Interest in Competitors.  As of the date hereof, neither Parent nor Merger Sub owns any interest(s), nor do any of their respective Affiliates insofar as such Affiliate-owned interests would be attributed to Parent or Merger Sub under the HSR Act, in any entity or Person that derives a substantial portion of its revenues from a line of business within the Company’s principal lines of business.

ARTICLE VII

CONDUCT OF BUSINESS BY COMPANY

Section 7.1  Conduct of Business by the Company Pending the Merger.  From the date hereof until the Effective Time, unless Parent shall otherwise consent in writing, the Company will, and will cause each of the Company Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practices and (ii) use its reasonable best efforts to preserve intact its business organization and goodwill and relationships with third parties and to keep available the services of its current key employees, subject to the terms of this Agreement. In addition to and without limiting the generality of the foregoing, except as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent:

(a) the Company will not adopt or propose, and will cause each of its Company Subsidiaries not to adopt or propose, any change in its Constituent Documents;

(b) the Company will not, and will cause each of the Company Subsidiaries not to, permit, declare, set aside or pay any shareholder dividend or other distribution except for any dividend or distribution by a Company Subsidiary to the Company or a wholly owned Company Subsidiary;

(c) except as set forth in Section 7.1(c) of the Company Disclosure Letter, the Company will not, and will cause each of the Company Subsidiaries not to merge or consolidate with any other Person, acquire capital stock or assets of any Person, or agree to do any of the preceding, except that (i) a wholly owned Company Subsidiary may merge with another wholly owned Company Subsidiary, (ii) a Company Subsidiary formed for the purpose of acquiring another Person may merge with such Person or (iii) the Company or a Company

Subsidiary may purchase capital stock or assets of another Person; provided, however, that the purchase price payable in any transaction referred to in clause (ii) or clause (iii) is all cash (or cash and notes) and does not exceed, in the aggregate, Ten Million Dollars ($10,000,000) (including, for such purposes, the present value of estimated contingent purchase price or earn-out payment payable to the seller);

(d) the Company will not, and will cause each of the Company Subsidiaries not to, sell, lease, license, subject to an Encumbrance (other than a Permitted Encumbrance) or otherwise surrender, relinquish or dispose of any assets or property of the Company or any Company Subsidiary other than (i) pursuant to existing written contracts or commitments (the terms of which have been disclosed to Parent prior to the date hereof and are described in Section 7.1 of the Company Disclosure Letter) or (ii) in the ordinary course of business consistent with past practices in an amount not in excess of Two Million Dollars ($2,000,000) in the aggregate;

(e) except as set forth in Section 7.1(e) of the Company Disclosure Letter, the Company will not, and will cause each of the Company Subsidiaries not to (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security), or split, combine or reclassify any of its capital stock or authorize the issuance of or issue securities (including options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) in respect of, in lieu of, or in substitution for, its capital stock, or take any action that, if such action had been taken prior to the date hereof, would have caused the representation and warranty made in Section 5.3(b) to be untrue or enter into any amendment of any material term of any of its outstanding securities (other than issuances of Common Shares in respect of Options outstanding on the date hereof and as pledges or other encumbrances as required pursuant to the Company Credit Agreement in connection with acquisitions entered into pursuant to Section 7.1(c)) and (ii) incur, guarantee or assume any indebtedness (other than (A) short-term borrowings in the ordinary course of business consistent with past practice, (B) in connection with any acquisition entered into pursuant to Section 7.1(c), (C) any subordinated loans or secured demand notes entered into or renewed and approved by the NASD or (D) guarantees of obligations of Company Subsidiaries in connection with their office leases) or (iii) accelerate the vesting of any Options or Restricted Shares (other than as required pursuant to contractual commitments existing on the date hereof);

(f) except as required by Applicable Law or pursuant to previously existing contractual arrangements set forth in Section 7.1 of the Company Disclosure Letter, the Company will not, and will cause each of the Company Subsidiaries not to, promise, grant or agree to grant any bonus or increase the compensation, severance or other benefits of any current or former directors, officers, employees, consultants or agents of the Company or any Company Subsidiary (other than increases, bonuses, severance or other benefits in the ordinary course of business consistent with past practice for employees, to the extent accrued in the Company Financial Statements for the nine-months ended September 30, 2006 or in the financial information of the Company for the fiscal year ended December 31, 2006 (which financial information (i) has been delivered to Parent prior to the date hereof and (ii) the Company agrees to supplement with additional financial information for the year ended December 31, 2006 as and when available), merit increases in base salary not exceeding ten percent (10%) or increases necessary to respond to offers of employment made by third parties; provided; however, that (i) the aggregate of all such increases in compensation (excluding bonuses and severance but including other benefits) shall not exceed two percent (2%) of the total payroll of the Company as of the date hereof and (ii) no Options, Restricted Shares or other awards shall be granted or issued under the Company Equity Plan;

(g) except as required by Applicable Law or in connection with any acquisition entered into pursuant to Section 7.1(c) or set forth in Section 7.1(g) of the Company Disclosure Letter, the Company will not, and will cause each of the Company Subsidiaries not to, (i) create, enter into or materially amend or modify any Company Benefit Plan or any severance, consulting, retention or employment agreement (other than with respect to employment agreements for new hires in the ordinary course of business consistent with past practice or which are terminable at will by the Company or a Company Subsidiary before and after the Effective Time without any penalty or cost to the Company, such Company Subsidiary or any Affiliate thereof) or (ii) other than in the ordinary course of business consistent with past practice, hire or terminate the employment or contractual relationship of any officer, employee, consultant or agent of the Company or any

Company Subsidiary, as the case may be (other than (A) any such termination as a result of “cause” or which the maximum amount paid and payable by the Company or such Company Subsidiary, as the case may be, in respect of applicable severance or similar benefits shall not exceed Seven Hundred Fifty Thousand Dollars ($750,000) in any one case, or Two Million Dollars ($2,000,000) in the aggregate with respect to all such terminations or (B) any termination to avoid delisting from the NASDAQ National Market or statutory disqualification under the Exchange Act);

(h) the Company will not change any method of accounting or accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP as agreed by Deloitte & Touche LLP, the Company’s independent auditors;

(i) the Company will not, and will cause each of the Company Subsidiaries not to, pay, discharge, settle or satisfy any litigation, arbitrations, proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than any settlement, payment, discharge or satisfaction in the ordinary course of business consistent with past practice in an amount less than One Million Dollars ($1,000,000) in the aggregate; provided, however, that neither the Company nor any Company Subsidiary shall pay, discharge, settle or satisfy any proceeding, claim, liability or obligation asserted in any proceeding or investigation by any Governmental Entity without the prior written consent of Parent;

(j) except as would not, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect, the Company will not, and will cause each of the Company Subsidiaries not to, other than in the ordinary course of business consistent with past practice, (i) make or rescind any express or deemed election relating to Taxes, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any Company Benefit Plan intended to be qualified under Code Section 401(a), (iv) enter into a written and legally binding agreement with a Taxing Authority relating to Taxes or (v) other than as required by Applicable Law, change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ending December 31, 2005;

(k) the Company will not, and will cause each of the Company Subsidiaries not to, terminate, amend, modify or waive any provision of any standstill agreement or any standstill provisions of other agreements to which it is a party, and the Company shall, and shall cause each Company Subsidiary to, enforce the provisions of all such agreements;

(l) the Company will not terminate or cancel any insurance coverage maintained by it or any Company Subsidiary with respect to any material assets which is not replaced by a comparable amount of insurance coverage, other than in the ordinary course of business consistent with past practice;

(m) the Company will not, and will cause each of the Company Subsidiaries not to, purchase or redeem any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, other than (i) as otherwise contractually required or (ii) for any such purchases or redemptions by a wholly owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests;

(n) the Company will not, and will cause each of the Company Subsidiaries not to, (i) enter into any contract that meets the definition of a “material contract” contained in Section 601(b)(10) of Regulation S-K of the Exchange Act other than in the ordinary course of business consistent with past practice, (ii) modify, amend or terminate any contract material to the operations of the Company and the Company Subsidiaries, taken as a whole, (iii) enter into any agreement that limits or otherwise restricts the Company or the Company Subsidiaries or any successor thereto or any Affiliate thereof from engaging or competing in any material respect, in any line of business or in any geographic area, or (iv) enter into any line of business in which it is not currently engaged;

(o) the Company will not, and will cause each of the Company Subsidiaries not to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(p) the Company will not waive the applicability of Section 203 of the DGCL to any proposed “business combination” or “interested stockholder” (as defined in such Section 203);

(q) the Company will not, and will cause each Company Subsidiary not to, enter into any new, or materially amend or otherwise alter any agreement with any Affiliate of the Company; and

(r) the Company will not, and will cause each of the Company Subsidiaries not to, agree or commit to do any of the foregoing.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1  Access and Information.  Upon reasonable prior notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and its financial advisors, legal counsel, financing sources, accountant or other advisor, agent or authorized representative (collectively, “Representatives”) reasonable access during normal business hours to all of its books, records, properties, premises and personnel and, during such period, shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent, (a) a copy of each report, schedule and other document filed or received by the Company or any Company Subsidiary pursuant to the requirements of the federal securities laws or a Governmental Entity, except, with respect to examination reports, as may be restricted by Applicable Law, and (b) all other information as Parent reasonably may request; provided that (i) the Company and the Company Subsidiaries shall not be obligated to disclose (A) any information that, in the reasonable judgment of the Company, would result in the loss of attorney-client privilege with respect to such information or (B) any information that would result in a breach of an agreement to which the Company or any of the Company Subsidiaries is a party; provided that the Company shall use reasonable best efforts to obtain the consent of the Person to whom the Company owes such duty of confidentiality to disclose such information to Parent and (ii) no investigation pursuant to this Section 8.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Upon reasonable notice and subject to Applicable Law, the Company shall, and shall cause the Company Subsidiaries to, provide to Parent and its legal counsel or other Parent advisor all information reasonably requested regarding any employee benefit plan subject to ERISA which is a client of the Company or any of its Subsidiaries or as to which the Company and Company Subsidiaries provide any services or from whom the Company and Company Subsidiaries receives any compensation. Each party shall continue to abide by the terms of the confidentiality agreement between GS Capital Partners VI, LP and the Company, dated October 20, 2006 (the “Confidentiality Agreement”). The Company shall keep Parent informed, on a current basis, of any material events, discussions, notices or changes with respect to any criminal or regulatory investigation or action involving the Company or any of its Company Subsidiaries, so that Parent, its members and their respective Affiliates will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such investigation, inquiry or action.

Section 8.2  Proxy Statement.

(a) As soon as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC, a proxy statement, together with the letter to stockholders, notice of meeting, form of proxy, and any schedules and other materials required to be filed with the SEC in connection therewith, relating to the adoption of this Agreement by the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”). Parent shall cooperate with the Company in connection with the preparation of the Proxy Statement and shall furnish all information concerning Parent as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement required to be cleared by the SEC as promptly as reasonably practicable after such filing. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders promptly after the Proxy Statement is cleared by the SEC.

(b) The Company shall promptly notify Parent of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Proxy Statement or for additional information with respect thereto. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, shall be subject to the prior review and comment of Parent, and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the prior review and comment of Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the prior review and comment of the Company.

(c) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

Section 8.3  Company Stockholders’ Meeting.  The Company, acting through the Company Board (and the Special Committee), shall, in accordance with Applicable Law, its Constituent Documents and the rules of the NASDAQ National Market, promptly and duly call, give notice of, convene and hold as soon as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the holders of Common Shares (the “Company Stockholders’ Meeting”) for the sole purpose of seeking the Company Stockholder Approval and shall (a) except as otherwise provided in Section 8.4(b), recommend adoption of this Agreement and include in the Proxy Statement such recommendation and (b) use its reasonable best efforts to solicit such adoption and obtain the Company Stockholder Approval. Notwithstanding any other provisions hereof, unless this Agreement is validly terminated in accordance with its terms pursuant to Article X, the Company shall submit this Agreement to its stockholders at the Company Stockholder’s Meeting even if the Company Board or the Special Committee shall have withdrawn, modified or qualified its recommendation thereof or otherwise effected a Adverse Recommendation Change or proposed or announced any intention to do so.

Section 8.4  Acquisition Proposals.

(a) The Company will not, and will cause each of the Company Subsidiaries, the Company’s directors, officers and regional chief executive officers and Lazard not to, and will use its reasonable best efforts to cause each of the employees and other Representatives of the Company and the officers, directors, employees and Representatives of the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to an Alternative Transaction Proposal or (ii) enter into, continue or otherwise participate in any discussions (other than with Parent, Merger Sub or their respective directors, officers or employees or Representatives) or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, any Alternative Transaction Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (but not after), in response to an unsolicited bona fide written Alternative Transaction Proposal, the Company may, subject to compliance with this Section 8.4, and after giving Parent written notice of such action, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such unsolicited bona fide written Alternative Transaction Proposal pursuant to an executed confidentiality agreement containing terms that are no less favorable to the Company than those contained in the Confidentiality Agreement; provided that a copy of all such information not previously provided to Parent (or its Representatives) is provided as promptly as practicable to Parent, and (y) participate in discussions or negotiations with the Person making such unsolicited bona fide written Alternative Transaction Proposal (and its advisors) regarding such unsolicited bona fide written Alternative Transaction Proposal, if and only to the extent that, (1) the Company has not breached this Section 8.4, (2) prior to taking any action described in clauses (x) or (y) above, the Company Board (and the Special Committee) determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the directors’ fiduciary duties under Applicable Law, and (3) in each such case referred to in clauses (x) or (y) above, the

Company Board (and the Special Committee) has determined in good faith and after consultation with its financial advisor and legal counsel that either (i) such Alternative Transaction Proposal constitutes a Superior Proposal or (ii) there is a reasonable likelihood that such Alternative Transaction Proposal will result in a Superior Proposal.

(b) Neither the Company Board nor the Special Committee shall, directly or indirectly, (i) (A) withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such board of directors or any such committee thereof of this Agreement, or the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Alternative Transaction Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding (A) constituting or that could reasonably be expected to lead to any Alternative Transaction Proposal (other than a confidentiality agreement referred to in Section 8.4(a) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided that the Company shall not be prohibited from entering into an agreement referred to in and in accordance with this Section 8.4(b). Notwithstanding anything to the contrary set forth in this Section 8.4(b), prior to the time, but not after, that the Company Stockholder Approval is obtained, if the Company receives an unsolicited bona fide written Alternative Transaction Proposal which the Company Board (and the Special Committee) concludes in good faith after consultation with outside legal counsel and its financial advisors constitutes a Superior Proposal after giving effect to all of the adjustments to the terms of this Agreement which may be offered by Parent including pursuant to this Section 8.4(b), the Company Board (and the Special Committee) may, at any time prior to obtaining the Company Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under Applicable Law, (x) make an Adverse Recommendation Change or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Company Termination Fee, as required by Section 10.3; and provided, further, that neither the Company Board nor the Special Committee may make an Adverse Recommendation Change in a manner adverse to Parent pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (A) the Company shall not have breached this Section 8.4 and (B) the Company shall have provided prior written notice to Parent, at least five (5) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the per share value of the consideration offered therein and the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transa ction agreements with the party making such Superior Proposal and other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and (C) prior to making such make an Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Acquisition Agreement ceases to constitute a Superior Proposal. In the event of any material revisions (or revisions that in the aggregate are material) are made to the initial Superior Proposal, the Company shall deliver to Parent within one (1) Business Day written notice of any such revisions (including a detailed description thereof) and a new Notice Period shall be deemed to have commenced with respect to such modified Superior Proposal on the date of delivery of such notice to Parent. The Company shall keep Parent apprised as to the status of any material developments, discussions and negotiations concerning any potential Alternative Acquisition Agreement on a current basis (and in any event, within one (1) Business Day) after the occurrence of any such development, discussion or negotiation.

(c) Notwithstanding anything to the contrary contained herein, the Company or the Company Board (including the Special Committee) shall be permitted to comply with Rule 14d-9 and 14e-2 promulgated under the Exchange Act, including by taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party; provided that any such disclosure other than (i) a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the shareholders of the Company), (ii) an express rejection of any applicable Alternative Transaction Proposal or (iii) an express reaffirmation of its recommendation to its stockholders in favor of the Merger shall be deemed to be an Adverse Recommendation Change.

(d) In addition to and without limiting the obligations of the Company in Section 8.4(a) and Section 8.4(b), the Company shall promptly notify Parent orally and in writing of any Alternative Transaction Proposal that is not otherwise required to be noticed to Parent under such sections, including a summary of the terms and condition thereof.

(e) The Company agrees that (i) it will and will cause the Company Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Alternative Transaction Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Alternative Transaction Proposal. The Company agrees that it will promptly inform its and the Company Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 8.4.

Section 8.5  Filings; Other Action.

(a) Subject to the terms and conditions herein provided, as promptly as practicable, the Company, Parent and Merger Sub shall (i) make all filings and submissions required under the HSR Act and with NASD, NYSE and AMEX, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States, the several states or the District of Columbia, foreign jurisdictions including the NASD, NYSE and AMEX in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. In addition, the Company agrees to provide notices and to take such other actions, in each case, subject to the satisfaction of all other conditions to the Closing, necessary to terminate the commitments under, and to permit Parent or Merger Sub to prepay (with proceeds of the Financing) all obligations under, the Company Credit Agreement on the Closing Date, and Parent and Merger Sub agree to pay all obligations under the Company Credit Agreement on the Closing Date (with proceeds of the Financing). In connection with the foregoing, the Company, on the one hand, will provide Parent, and Parent, on the other hand, will provide the Company, with copies of material correspondence, filings or communications (or oral summaries or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Without limiting any of the Company’s obligations contained in this Section 8.5, Parent and Merger Sub shall coordinate, and assume primary responsibility for managing, any required continuance of membership or other application, notice filing or other required submission with the NASD or any other self-regulatory agency.

(b) Notwithstanding anything to the contrary contained in this Agreement, none of Parent or Merger Sub shall be required, in order to resolve any objections asserted by any Governmental Authority under the HSR Act or any other Applicable Laws with respect to the transactions contemplated by this Agreement, to (i) divest any of the businesses, properties or assets of the Company or any of the Company Subsidiaries, whether to take effect at the Effective Time or otherwise that are material to Parent and the Company; or (ii) agree to any other material limitation or restriction on the business of Parent and the Merger Agreement. Nothing in this Agreement shall be construed as requiring any Person who is an Affiliate of Parent before the Effective Time (other than Merger Sub) to divest any businesses, property or assets (whether material or immaterial), or to agree to any limitation or restriction on any of their respective businesses (whether material or immaterial).

Section 8.6  Public Announcements; Public Disclosures.  Parent and the Company will consult with each other before issuing any press release or making any public statement or broad-based written statement to employees with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange (with respect to which the Company will consult with Parent to the extent practicable), will not issue any such press release or make any such public statement without the consent of the other party (not to be unreasonably delayed, conditioned or withheld).

Section 8.7  Employee Matters.

(a) Until December 31, 2007 (the “Benefits Continuation Period”), and subject to the last sentence of this Section 8.7(a), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for those employees of the Company and the Company Subsidiaries who continue as employees of Parent, the Surviving Corporation or any of their respective Subsidiaries during the Benefits Continuation Period (the “Company Employees”), base pay and employee benefits that are no less favorable in the aggregate (excluding any equity or equity equivalent award opportunities and other equity based compensation, except as otherwise agreed by Parent or the Surviving Corporation) to those currently provided by the Company or the applicable Company Subsidiary to such employees pursuant to the Company, the Company Subsidiaries or the Company Benefit Plans. Without limiting the generality of the foregoing, Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, severance benefits to Company Employees which are no less favorable than the severance benefits under the plan set forth in Section 8.7(a) of the Company Disclosure Letter.

(b) For purposes of determining eligibility to participate and vesting under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Subsidiaries providing benefits to any Company Employee after the Effective Time (collectively, the “New Plans”), the Company Employees shall receive service credit for service with the Company and the Company Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the Company Benefit Plans, except to the extent any such service credit is not recognized under the New Plans for other employees or to the extent such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Company Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents and (y) any expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, assume and honor in accordance with their terms all employment, severance and termination plans and agreements (including change in control provisions) with employees or independent contractors of the Company and the Company Subsidiaries.

(d) The provisions of this Section 8.7 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any employees of the Company and the Company Subsidiaries), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.7) under or by reason of any provision of this Agreement.

Section 8.8  Company Indemnification Provisions.

(a) Parent shall or shall cause the Surviving Corporation to maintain the Company’s existing indemnification provisions as of the date hereof with respect to present and former directors, officers, employees and agents of the Company and all other Persons who may presently serve or have served at the Company’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (collectively, the “Indemnified Parties”) for all expenses, judgments, fines and amounts paid in settlement by reason of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the fullest extent permitted or required under, (i) Applicable Law, (ii) the Company’s Constituent Documents in effect on the date hereof (to the extent consistent with Applicable Law) and (iii) indemnification agreements of the Company or any Company Subsidiary in effect on the date hereof (to the extent consistent with Applicable Law), for a period of not less than six (6) years after the Effective Time, and shall cause the Surviving Corporation to perform its obligations under such indemnification provisions in accordance with their respective terms.

(b) Immediately prior to the Effective Time, Parent shall or shall cause the Surviving Corporation to purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering the Persons currently covered by the Company’s existing directors’ and officers’ liability insurance policies for claims arising in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof) in amount and scope at least as favorable, in the aggregate, as the Company’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six (6) years after the Effective Time; provided, however, that the premium for such run-off policy or policies shall not exceed two hundred percent (200%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ liability insurance policies (which amount is disclosed in Section 8.8(b) of the Company Disclosure Letter); and provided, further, that, if such run- off policy or policies cannot be obtained or can be obtained only by paying aggregate premiums in excess of two hundred percent (200%) of such amount, Parent or the Surviving Corporation, as the case may be, shall only be required to obtain as much coverage as can be obtained by paying a premium equal to two hundred percent (200%) of such amount.

(c) [Reserved].

(d) If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 8.8.

(e) The provisions of this Section 8.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

Section 8.9  State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, the Company, the Company Board and the Special Committee shall (a) grant such approvals and take such actions as are necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are necessary to eliminate or minimize the effects of any such statute or regulation on the Merger.

Section 8.10  [Reserved].

Section 8.11  Financing.

(a) Parent shall use its reasonable best efforts to take, or cause Merger Sub to take, all actions and to do, or cause Merger Sub to do, all things reasonably necessary, proper or advisable to arrange the Debt Financing on the terms and conditions described in the Debt Financing Commitments (provided that Parent and Merger Sub may, after consultation with the Company, replace or amend the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Financing Commitments as of the date hereof, or otherwise so long as the terms thereof would not, in the reasonable good faith judgment of Parent, adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby), including reasonable best efforts to (a) maintain in effect the Debt Financing Commitments, subject to the foregoing replacement and amendment rights, (b) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein that are within their control (including by consummating the Equity Financing pursuant to the terms of the Equity Financing Commitments), and (c) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Financing Commitments or on other terms acceptable to Parent that would not adversely impact in any material respect the ability of Parent or Merger Sub to consummate the transactions contemplated hereby. Subject to the terms and conditions contained herein, at the Closing Parent shall draw down on the Debt Financing if the conditions to the Debt Financing Commitments are then satisfied. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments and the Equity Commitment Letter, as applicable, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated hereby on terms and conditions that are not materially less beneficial to Parent and Merger Sub, including with respect to conditionality, in the reasonable good faith judgment of Parent (after consultation with the Company), promptly following the occurrence of such event. In the event that the ownership of Parent is offered or transferred or assigned in whole or in part (to the extent permitted under the Equity Financing Commitment), Parent shall be responsible for causing the Persons to whom such ownership is offered or transferred or assigned and the representatives of such Persons to be bound by the restrictions contained in the Confidentiality Agreement and shall otherwise have the right to provide information regarding the Company and this Agreement in connection with such syndication.

(b) The Company agrees to provide, and shall cause the Company Subsidiaries and their respective officers, employees, representatives and advisors to provide, all reasonable cooperation (including with respect to timeliness) in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent, including (i) participation in meetings, presentations, drafting sessions, due diligence sessions, “road shows” and sessions with rating agencies, (ii) furnishing Parent and its financing sources as promptly as practicable (and in any event no later than thirty-five (35) days prior to the Outside Date) with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements, financial data and other information (including with respect to the Company’s fiscal year ended December 31, 2006) (A) of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offering of senior and senior subordinated notes contemplated by the Financing Commitments at the time during the Company’s fiscal year such offerings will be made and (B) all financial statements and other information relating to the Company necessary for the satisfaction of the conditions set forth in the Financing Commitments (collectively, the “Required Information”), (iii) assisting Parent and its financing sources in the preparation of (A) one or more offering documents and or confidential information memoranda for any portion of the Debt Financing and (B) materials for rating agency presentations, (iv) reasonably cooperating with the marketing efforts of Parent and its financing sources for any portion of the Debt Financing, including providing assistance in preparation for, and participating in, meetings, drafting sessions and due diligence sessions, (v) providing and executing documents as may be reasonably requested by Parent, including customary certificates (including a certificate of the chief financial officer of the Company with respect to solvency matters), legal opinions, consents of accountants for use of their reports in any materials relating to the Debt Financing and customary representation letters in connection with bank confidential information memoranda, (vi) reasonably facilitating the pledging of collateral and providing of guarantees, subject to the occurrence of the Closing, (vii) using commercially reasonable efforts to obtain legal opinions, surveys and title insurance or documents as reasonably requested by Parent, including commitment letters, underwriting or placement agreements, loan agreements, note purchase agreements, registration rights agreements, indentures and related documents and (viii) using its reasonable best efforts to cause its independent accountants to provide assistance to Parent, including providing consent to Parent to prepare and use their audit reports relating to the Company and to provide any necessary “comfort letters”; provided that the Company shall not be required to pay any commitment or other similar fee that is not reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. For purposes of this Agreement, “Marketing Period” shall mean the first period of thirty-five (35) consecutive days after the date hereof throughout which (A) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to this Section 8.11(b) which Required Information is and remains Compliant (as defined below), and (B) the conditions set forth in Article IX shall be and remain satisfied; provided that the Marketing Period shall end on any earlier date which is the third (3rd) Business Day following the date the Debt Financing is consummated. “Compliant” shall mean, with respect to any Required Information, that such Required Information (i) does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to made such Required Information not misleading, (ii) is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act and in a form customarily included in private placements under Rule 144A of the Securities Act, in each case, assuming such Required Information is intended to be the information to be used for an offering of securities by the Company in connection with the debt financing contemplated by the Commitment Letters and (iii) Deloitte & Touche LLP has not withdrawn its audit opinion with respect to any financial statements contained in any of the Company’s filings with the SEC or in the Required Information.

Section 8.12  Additional Matters.  Subject to the terms and conditions herein provided, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, Parent, Merger Sub and the Surviving Corporation shall take all such necessary action.

Section 8.13  Section 16(b).  The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.14  Resignation of Directors.  At the Closing, except as otherwise may be agreed by Parent, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of the Company Subsidiaries, in each case, effective at the Effective Time.

Section 8.15  [Reserved].

Section 8.16  No Bank Regulation.  The Company will not engage, and will not permit any Company Subsidiary, to engage in any business or activity that would have the effect of subjecting the Company or any Company Subsidiary to regulation by any Governmental Entity with authority over banks, thrifts or bank holding companies.

Section 8.17  Company SEC Documents.  The Company shall, and shall cause the Company Subsidiaries, to file with or publicly furnish to (as applicable) all required reports, schedules, registration statements and other documents with or to the SEC between the date of this Agreement and the Effective Time (“Interim SEC Documents”). All Interim SEC Documents shall comply in all material respects with the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and none of the Interim SEC Documents shall, when filed with or publicly furnished to the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Financial Statements included in any such Interim SEC Documents shall comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will be prepared in accordance with U.S. GAAP and fairly present in all material respects the consolidated financial position of the Company and the Company Subsidiaries or the entities purported to be presented therein and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments that, individually or in the aggregate do not have or would not reasonably be expected to have a Company Material Adverse Effect).

Section 8.18  Advisory Contract Consents.  The Company shall cause the Company Adviser Subsidiaries (a) to send, within a reasonable period following the date hereof (but in any event at least forty-five (45) days prior to Closing), a notice informing its advisory clients of the transactions contemplated by this Agreement and requesting, in compliance with the Advisers Act and any other Applicable Law, such clients’ consent as may be necessary to effect the assignment, as such term is defined in the Advisers Act, of their investment advisory agreements with the Company Adviser Subsidiaries, and (b) to use reasonable efforts to obtain such consent. The Company may satisfy this obligation, insofar as it relates to noninvestment company advisory clients (other than collective investment arrangements as to which the governing instruments or Applicable Law require any different or supplemental procedure, in which case such different or supplemental procedures must be followed), by providing each such client with the notice contemplated by the first sentence of this Section 8.18 and using reasonable efforts to obtain either a new investment advisory agreement with such client effective at the Closing Date or such client’s consent by an actual written consent or by an implied consent to the assignment of such client’s investment advisory agreement in accordance with the requirements of Applicable Law, provided that as to Kibble & Prentice Holding Company, the Company shall seek actual written consent (not implied consent) to the assignment and to the amendment to the advisory agreements disclosed in Section 5.19 of the Company Disclosure Letter. It is understood that such implied consent may be sought by means of a written notice (x) requesting written consent, as aforesaid and (y) informing the advisory client of: (i) the transactions contemplated hereby and the Company’s intention to complete such transactions so as to result in a statutory assignment of such investment advisory agreements; (ii) the Company Adviser Subsidiary’s intention to continue the advisory services, under the existing investment advisory agreement with such client after the Effective Time if such client does not terminate such investment advisory agreement prior to the Effective Time; and (iii) the fact that if such client continues to accept such advisory services without termination the consent of such client will be implied effective as of the forty-fifth (45th) day following the date of such notice.

Section 8.19  Advice of Changes.

(a) Each party shall promptly advise the other orally and in writing of any change or event that it becomes aware of having, or which would reasonably be expected to have, a Company Material Adverse Effect, or which would cause or constitute a material breach of any of the representations, warranties or covenants of the Company or any Company Subsidiary contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article IX or give rise to any right of termination under Article X unless the underlying breach shall independently constitute such a failure or give rise to such a right.

(b) Without limiting the rights of the parties in this Section 8.19 each party shall furnish in advance to the other party copies of all correspondence, filings, submissions and written communications between them and their respective Representatives on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Merger and consult with such other party on and take into account any reasonable comments it may have to such correspondence, filings, submissions and written communications prior to them being made. Each party shall keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby, shall inform the other party of the substance of any material oral communications with any Governmental Entity and shall respond to inquiries and requests received from any Governmental Entity or third party, in each case with respect to this Agreement or the Merger as promptly as practicable. In addition, the Company shall give prompt written notice to Parent of any notice or other communication from any Person (and the response thereto of the Company or the Company Subsidiaries, as the case may be) alleging that the consent of such Person is or may be required in connection with this Agreement or the Merger.

ARTICLE IX

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 9.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Any waiting period applicable to consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission challenging or seeking to enjoin consummation of this transaction, which action shall not have been withdrawn or terminated;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction of any Governmental Entity having jurisdiction which prohibits, restrains, renders illegal or enjoins consummation of the Merger shall be in effect;

(c) Each of the Company, Parent and Merger Sub shall have made the filings, and obtained the permits, authorizations, consents, or approvals set forth in Section 9.1(c) of the Company Disclosure Letter; and

(d) The Company Stockholder Approval shall have been obtained.

Section 9.2  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company at or prior to the Closing Date of the following additional conditions:

(a) (i) Each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of Parent and Merger Sub contained in Sections 6.1, 6.2 and 6.5 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); and (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement not referenced in clause (ii) immediately above shall be true and correct in all respects when made and as of the Effective Time as if made at such time (except to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Parent Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Parent Material Adverse Effect;

(b) The Company shall have received a certificate of an executive officer of Parent as to the satisfaction of the conditions set forth in Section 9.2(a); and

Section 9.3  Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver by Parent at or prior to the Closing Date of the following additional conditions:

(a) (i) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; (ii)(x) the representations and warranties of the Company contained in Sections 5.1, 5.2(a)(ii)(A), 5.2(a)(iii), 5.4, 5.7(a), 5.14 and 5.22 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), (y) the representations and warranties of the Company contained in Sections 5.2(b) and 5.8(b) shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (z) the representations and warranties of the Company contained in Section 5.3 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such time, except that (A) the number of issued and outstanding Common Shares may be increased by the sum of (1) the number of Common Shares issuable upon the exercise of Options outstanding as of the date hereof, plus (2) up to 30,000 Common Shares issuable under the ESPP, plus (3) the number of Common Shares issuable as set forth in Schedule 9.3(a)(ii)(z)(A)(3) in the Company Disclosure Letter (up to the amount actually used for such purpose), plus (4) 85,000 Common Shares; and (B) the number of Common Shares reserved for issuance may be reduced by the amount associated with the exercise of outstanding Options, and (iii) the representations and warranties of the Company contained in this Agreement not referenced in clause (a) (ii) above shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), interpreted without giving effect to the words “materially” or “material” or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of all such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect;

(b) Parent and Merger Sub shall have received a certificate of the chief executive officer and chief financial officer of the Company as to the satisfaction of the conditions set forth in Section 9.3(a);

(c) Those individuals employed by the Company and the Company Subsidiaries as of the date of this Agreement who (i) are no longer employed by the Company or a Company Subsidiary on the Closing Date or (ii) have given notice on or before the Closing Date of intention to terminate employment, if any, shall not have accounted for more than ten percent (10%) of the total net fees and commissions of the Company and the Company Subsidiaries (on a consolidated basis) reported in the Company’s Financial Statements as of and for the twelve months ended December 31, 2006. For purposes of this Section 9.3(c), an individual will be deemed to have accounted for those net fees and commissions that are coded to him or her, as producer, on the books and records (including electronic database) of the Company and the Company Subsidiaries that have been made available to Parent; and

(d) The Appraisal Shares shall not constitute more than ten percent (10%) of the outstanding Common Shares of the Company immediately prior to the Closing.

Section 9.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was proximately caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.5.

ARTICLE X

TERMINATION

Section 10.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Company Stockholders’ Meeting, or any adjournment or postponement thereof:

(a) By mutual written consent of Parent and the Company;

(b) By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is nine (9) months (the “Outside Date”) after the date hereof (other than due principally to the failure of the party seeking to terminate this Agreement to perform any obligations under this Agreement required to be performed by it at or prior to the Effective Time); provided that the passage of such period shall be tolled, until a date not later than twelve (12) months after the date hereof, for any part thereof during which any party shall be subject to a non-final order, decree, ruling or action restraining, enjoining or otherwise prohibiting consummation of the Merger; provided, further, that the Outside Date may be extended (one time only) for a period not to exceed ninety (90) days by either party by written notice to the other party if the Merger shall not have been consummated as a result of the condition set forth in Section 9.1(c) failing to have been satisfied one (1) Business Day prior to the Outside Date and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

(c) By Parent, if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company shall have materially breached any of its obligations under clause (a) of Section 8.3 or Section 8.4 or (iii) the Company shall have breached any of its obligations under Section 8.3 (other than clause (a) of Section 8.3) and such breach is not cured within fifteen (15) Business Days after written notice thereof is given by Parent to the Company;

(d) By Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(e) By Parent or the Company, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1 shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement;

(f) By the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 9.2(a) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by the Company to Parent or (ii) one (1) Business Day prior to the Outside Date; provided that the Company is not then in breach of this Agreement such that any of the conditions set forth in Section 9.3(a) would not be satisfied;

(g) By Parent, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that Section 9.3(a) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) thirty (30) days after written notice thereof is given by Parent to the Company or (ii) one (1) Business Day prior to the Outside Date; provided that Parent and Merger Sub are not then in breach of this Agreement such that the conditions set forth in Section 9.2(a) would not be satisfied;

(h) By the Company, at any time prior to receipt of the Company Stockholder Approval, in accordance with and subject to the terms and conditions of Section 8.4(b); or

(i) by the Company, if all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (unless the failure to satisfy any such conditions is due to the failure by Parent or Merger Sub to satisfy their respective obligations set forth herein) and Parent has failed to consummate the Merger not later than five (5) calendar days after the final day of the Marketing Period.

Section 10.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become null and void and have no effect and the obligations of the parties under this Agreement shall terminate, except for the obligations in the second to last sentence of Section 8.1, all of the provisions of Section 5.14, this Section 10.2, Section 10.3, Article I and Article XI and the Guaranty set forth in Section 6.10 and there shall be no liability on the part of any party hereto; provided, however, that the Company shall not be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement that would reasonably be expected to cause any of the conditions set forth in Section 9.1 and Section 9.3(a) not to be satisfied.

Section 10.3  Fees and Expenses.

(a) In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 10.1(h);

(ii) (A) prior to the date of the Company Stockholders’ Meeting, an Alternative Transaction Proposal shall have been made to the Company or directly to its stockholders generally or publicly announced and not withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(d) and

(C) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate or consummates an Alternative Transaction Proposal;

(iii) Parent terminates this Agreement pursuant to Section 10.1(c); or

(iv) (A) this Agreement is terminated by Parent pursuant to Section 10.1(g) (other than by reason of a breach of Section 8.3 or Section 8.4) and prior to such termination, an Alternative Transaction Proposal has been made to the Company or directly to its stockholders or publicly announced and not withdrawn and (B) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate or consummates an Alternative Transaction Proposal: then in each such case enumerated in (i) through (iv) above, the Company shall pay Parent a one-time fee equal to forty-one million dollars ($41,000,000) (the “Company Termination Fee”). Any fee due under this Section 10.3(a) shall be paid by wire transfer of same-day funds to an account provided in writing by Parent to the Company (A) in the event referred to in clause (i) or (iii) above, at or prior to the time of termination of this Agreement or (B) in the case of termination pursuant to clause (ii) or (iv) above, within two (2) Business Days after the earlier to occur of the Company entering into a definitive agreement to consummate or the consummation of the Alternative Transaction Proposal referred to in clause (ii)(C) or clause (iv)(B) above; provided that the provisions of this Section 10.3(a) shall be subject to Section 10.3(c). For purposes of this Section 10.3(a), the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 1.1(a), except that the reference to “fifteen percent (15%)” in clauses (ii)-(iv) of the definition of “Alternative Transaction Proposal” shall be deemed to be a reference to “twenty-five percent (25%).”

(b) Provided that the conditions set forth in Section 9.1 and Section 9.3 have been satisfied (unless the failure to satisfy any such conditions is due to the failure by Parent or Merger Sub to satisfy their respective obligations set forth herein) and in the event that this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(i), Parent shall pay a one-time fee equal to twenty-five million seven hundred thousand dollars ($25,700,000) (the “Parent Termination Fee”) to the Company or as directed by the Company as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of same day funds; provided that the provisions of this Section 10.3(b) shall be subject to Section 10.3(c).

(c) Each of the Company and Parent acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. Accordingly, in the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, and in order to obtain such payment, the Company or Parent, as the case may be, commences a suit which results in a judgment against such other party for such fee, then the Company or Parent, as the case may be, shall pay to the other party such other party’s reasonable costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent (2%) per annum from the date such amounts were required to be paid until the date actually received by such party. Notwithstanding anything in the Agreement to the contrary, each party acknowledges that the Company’s right to receive the Parent Termination Fee from Parent pursuant to Section 10.3(b) or the guaranty thereof pursuant to the Guaranty shall constitute the Company’s sole and exclusive remedy against Parent, Merger Sub, Guarantor or any Non-Recourse Party (as defined in the Guaranty), or against any other party to any Financing Commitment for, and such amount shall constitute liquidated damages in respect of, the breach or termination of this Agreement regardless of the circumstances giving rise to such breach or termination and the Company shall have no further rights, directly or indirectly, against any Parent, Merger Sub, Guarantor or any Non-Recourse Party or against any party to any Financing Commitment, whether at law or equity, in contract, in tort or otherwise relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except as otherwise provided in Section 11.11.

(d) Except as otherwise specifically provided herein, each party shall bear its own Expenses in connection with this Agreement and the transactions contemplated hereby. In the event that (i) Parent or the Company terminates this Agreement pursuant to Sections 10.1(b) or 10.1(d) or (ii) Parent terminates this Agreement pursuant to Section 10.1(g), then in each such case the Company, shall reimburse Parent for all Expenses. Notwithstanding the foregoing, in the event that the Company pays Parent’s Expenses pursuant to clause (i) or (ii) above and subsequent to such termination the Company is obligated to pay the Company Termination Fee to Parent under Section 10.3(a), the amount of the Company Termination Fee shall be reduced by any Expenses theretofore reimbursed by the Company to Parent. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to Parent and its Affiliates) incurred by Parent or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; provided, however, that the amount required to be reimbursed in respect of Expenses by the Company or Parent, as the case may be, shall not exceed ten million dollars ($10,000,000) million.

ARTICLE XI

MISCELLANEOUS

Section 11.1  Survival of Representations, Warranties and Agreements.  No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive beyond the Effective Time except as set forth in Section 10.3. This Section 11.1 shall not limit any covenant or agreement set forth in this Agreement that by its terms contemplates performance after the Effective Time, which covenants and agreements shall survive the Effective Time.

Section 11.2  Notices.  All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) upon confirmation of receipt of a facsimile transmission or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub, to:

c/o Goldman, Sachs & Co.
One New York Plaza
38th Floor
New York, NY 10004
Facsimile: (212) 482-3820
Attention: Ben Adler

and to:

Attention: John Bowman
Facsimile: (212) 357-5505

With a copy to:

LeBoeuf, Lamb, Greene & MacRae LLP
125 West 55th Street
New York, NY 10019
Facsimile: (212) 424-8500

Attention: Alexander M. Dye, Esq.
Theodore LaPier, Esq.

(b) If to the Company, to:

555 Pleasantville Road
Suite 160 South
Briarcliff Manor, NY 10510
Facsimile: (610) 537-4506
Attention: Ernest J. Newborn, II, Esq.

with a copy to:

Dewey Ballantine LLP
1301 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 259-6333

Attention:	Morton A. Pierce, Esq.
Chang-Do Gong, Esq.

Section 11.3  Descriptive Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.4  Entire Agreement; Assignment.  This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein, including the Guaranty) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may, with the prior written consent of the Company (not to be unreasonably withheld), assign all of its rights and obligations hereunder to any wholly owned Subsidiary of Parent, which Subsidiary shall thereupon be substituted for Merger Sub for all purposes hereof.

Section 11.5  Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW EXCEPT TO THE EXTENT THAT THE LAW OF THE STATE OF DELAWARE IS MANDATORILY APPLICABLE TO THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the courts of the County and State of New York and the State of Delaware and the Federal courts of the United States of America located in the County and State of New York or the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State, Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

Section 11.6  Expenses.  Subject to Section 10.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

Section 11.7  Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 11.8  Waiver.  At any time prior to the Effective Time, Parent, on the one hand, and the Company on the other may (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of Parent, or Parent or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 11.9  Counterparts; Effectiveness.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts thereof signed and delivered (by facsimile or otherwise) by all of the other parties.

Section 11.10  Severability; Validity; Parties in Interest.  If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. Except as provided in Section 8.8, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.11  Enforcement of Agreement.  The parties agree that irreparable damage would occur to Parent and Merger Sub in the event that any provision of this Agreement was not performed by the Company in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Except to enforce the penultimate sentence of Section 8.1 or the last sentence of Section 8.11(a), the parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 10.3. The Company agrees that, notwithstanding anything herein to the contrary, (i) to the extent it has incurred losses or damages arising out of the breach of this Agreement by Parent or Merger Sub, (A) the maximum aggregate liability of Parent and Merger Sub for such losses or damages shall be limited to the sum of the Parent Termination Fee and the amount of interest accrued thereon, if any, pursuant to Section 10.3(c), (B) in no event shall the Company seek to recover any money damages in excess of such amount from Parent, Merger Sub and the Guarantors, and (C) the maximum liability of each Guarantor, directly or indirectly, shall be limited to the express obligations of such Guarantor under the Guaranty, and (ii) in no event shall any Non-Recourse Party (as defined in the Guaranty) have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

COMPASS ACQUISITION HOLDINGS CORP.

By	/s/ Christine Vollertsen
Name: Christine Vollertsen

Title:	Vice-President

COMPASS MERGER SUB INC.

By	/s/ Christine Vollertsen
Name: Christine Vollertsen

Title:	Vice-President

USI HOLDINGS CORPORATION

By	/s/ David L. Eslick
Name: David L. Eslick

Title:	Chairman, President and Chief
Executive Officer

ANNEX B

[LETTERHEAD OF LAZARD FRERES & CO. LLC]

January 15, 2007

Special Committee of the Board of Directors
USI Holdings Corporation
555 Pleasantville Road
Suite 160 South
Briarcliff Manor, NY 10510

Dear Ladies and Gentlemen:

We understand that USI Holdings Corporation, a Delaware corporation (the “Company”), Compass Acquisition Holdings Corp., a Delaware corporation (“Parent”), and Compass Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of January 15, 2007 (the “Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Pursuant to the Agreement, each share (the “Common Shares”) of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than (i) Excluded Shares (as defined in the Agreement), (ii) Appraisal Shares (as defined in the Agreement) and (iii) Rollover Shares (as defined in the Agreement)) will be converted into the right to receive $17.00 per share in cash without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to the holders of the Common Shares (other than (x) Parent or its affiliates or (y) holders of Excluded Shares, Appraisal Shares and Rollover Shares) of the Merger Consideration to be paid to such holders. In connection with this opinion, we have:

(i) Reviewed the financial terms and conditions contained in the latest draft of the Agreement provided to us by the Company or its counsel as of January 14, 2007 (the “Draft Agreement”);

(ii) Analyzed certain historical publicly available business and financial information relating to the Company;

(iii) Reviewed various financial forecasts and other data provided to us by the management of the Company relating to its businesses;

(iv) Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company;

(v) Reviewed public information with respect to certain other companies in lines of business we believe to be generally comparable to the businesses of the Company;

(vi) Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally comparable to those of the Company, and in other industries generally;

(vii) Reviewed the historical stock prices and trading volumes of the Company’s Common Shares; and

(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or concerning the solvency or fair value of the Company, and have not been furnished with any such valuation or appraisal. This opinion does not address the solvency or fair value of the Company or any other entity under any state, federal or other applicable laws relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future competitive, operating and regulatory environments and related financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based.

B-1

Although we have examined selected precedent transactions in the insurance brokerage sector, we have advised you that we determined that such transactions are not comparable to the Merger due to, among other things, the size of the potential transaction involving the Company compared to the precedent transactions and changes in insurance brokerage industry market conditions since the precedent transactions were announced. Accordingly, we do not believe that the multiples derived from a selected precedent transactions analysis provide a meaningful benchmark for our financial analysis of the consideration to be paid in the Merger.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which the Common Shares may trade at any time subsequent to the announcement of the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Special Committee of the Company’s Board of Directors (the “Special Committee”) has obtained such advice as it deemed necessary from qualified professionals.

In rendering our opinion, we have assumed that the Agreement will not vary from the form of the Draft Agreement reviewed by us in any manner that is material to our opinion, and that the Merger will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company, including that Parent will obtain the necessary financing to effect the Merger in accordance with the terms of the draft debt and equity financing commitments provided to or discussed with us by Parent. We have also assumed that obtaining the necessary governmental, regulatory and third party approvals for the Merger will not have an adverse effect on the Company. We note that you have informed us that as of the date hereof none of the Common Shares constitute Rollover Shares.

Lazard Frères & Co. LLC (“Lazard”) is acting as investment banker to the Special Committee in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. We may have from time to time in the past provided, and may currently or in the future provide, investment banking services to the private equity funds of The Goldman Sachs Group, Inc. or one or more of their respective portfolio companies or other affiliates, for which we have received or may receive customary fees. In addition, in the ordinary course of their respective businesses, affiliates of Lazard and LFCM Holdings LLC (an entity owned in large part by managing directors of Lazard) may actively trade securities of the Company and/or the securities of the portfolio companies and/or affiliates of the private equity funds of The Goldman Sachs Group, Inc. (or related derivative securities) for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee in connection with its consideration of the Merger and do not address the merits of the underlying decision by the Company to engage in the Merger. This opinion is not intended to and does not constitute a recommendation to any holder of the Common Shares as to how such holder should vote with respect to the Merger or any matter relating thereto. It is understood that other than its inclusion in its entirety in material that may be provided to the stockholders of the Company and filed with the Securities and Exchange Commission, this letter may not be disclosed or otherwise referred to without our prior consent.

Based on and subject to the foregoing, we are of the opinion that as of the date hereof, the Merger Consideration to be paid to holders of the Common Shares (other than (x) Parent or its affiliates or (y) holders of Excluded Shares, Appraisal Shares and Rollover Shares) in the proposed Merger is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

B-2

ANNEX C

Delaware General Corporation Law

Section 262. Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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